Exhibit 2.1
EXECUTION VERSION

UNIT PURCHASE AGREEMENT
BY AND AMONG
WEX INC.,
MUSTANG HOLDCO 1 LLC
AND THE OTHER PERSONS IDENTIFIED AS SELLERS HEREIN,
WARBURG PINCUS PRIVATE EQUITY XI (LEXINGTON), LLC
AND
WP MUSTANG TOPCO LLC
DATED OCTOBER 18, 2015

TABLE OF CONTENTS
Page(s)

DEFINITIONS	2
Section 1.1 Definitions    2
Section 1.2 Construction    22
Section 1.3 Schedules, Exhibits, Annexes and the Disclosure Letters    24
Section 1.4 Knowledge    24

PURCHASE AND SALE OF UNITS	24
Section 2.1 Purchase and Sale of Blocker Units and Company Units    24
Section 2.2 Purchase Price; Delivery of Funds; Payment of Indebtedness and Outstanding Company Expenses.    24
Section 2.3 Determination of Purchase Price Adjustment.    27
Section 2.4 Closing; Closing Deliverables.    31
Section 2.5 Tax Treatment of Payments    33
Section 2.6 Allocation of Purchase Price    33
Section 2.7 Withholding    33

REPRESENTATIONS AND WARRANTIES OF SELLERS	34
Section 3.1 Due Organization, Good Standing and Corporate Power.    34
Section 3.2 Authorization; Noncontravention.    34
Section 3.3 Ownership of Units.    35
Section 3.4 Consents and Approvals    36
Section 3.5 Litigation    36
Section 3.6 Broker’s or Finder’s Fee    36
Section 3.7 Investment Intent.    36
Section 3.8 Acknowledgment by Sellers    37
Section 3.9 Exclusivity of Representations    38

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER	38
Section 4.1 Due Organization, Good Standing and Corporate Power    38
Section 4.2 Authorization; Noncontravention.    39
Section 4.3 Capitalization.    39
Section 4.4 Consents and Approvals    40

Section 4.5 Compliance with Laws    40
Section 4.6 Litigation    40

Tax Matters.	41
Section 4.8 Broker’s or Finder’s Fee    43
Section 4.9 Operations    43
Section 4.10 Exclusivity of Representations    43

Representations and Warranties of the Company	44
Section 5.1 Due Organization, Good Standing and Corporate Power    44
Section 5.2 Authorization; Noncontravention.    44
Section 5.3 Capitalization.    45
Section 5.4 Consents and Approvals    46
Section 5.5 Financial Statements; No Undisclosed Liabilities.    46
Section 5.6 Absence of Certain Changes    47
Section 5.7 Compliance with Laws    47
Section 5.8 Permits    48
Section 5.9 Litigation    48
Section 5.10 Employee Benefit Plans    49
Section 5.11 Labor Matters.    50
Section 5.12 Tax Matters.    51
Section 5.13 Intellectual Property.    54
Section 5.14 Broker’s or Finder’s Fee    56
Section 5.15 Material Contracts    56
Section 5.16 Environmental Matters    57
Section 5.17 Real Property.    57
Section 5.18 Accounts Receivable    58
Section 5.19 Anti-Bribery Laws    58
Section 5.20 Title to Assets    58
Section 5.21 Sufficiency of Assets    59
Section 5.22 Transactions with Affiliates    59
Section 5.23 Insurance    59
Section 5.24 Customers; Suppliers.    60

Section 5.25 Exclusivity of Representations    60

REPRESENTATIONS AND WARRANTIES OF PURCHASER	61
Section 6.1 Due Organization, Good Standing and Corporate Power    61
Section 6.2 Authorization; Noncontravention.    62
Section 6.3 Capitalization.    63
Section 6.4 Consents and Approvals    63
Section 6.5 Purchaser Filed SEC Documents; Financial Statements; No Undisclosed Liabilities; Internal Controls.    64
Section 6.6 Broker’s or Finder’s Fee    65
Section 6.7 Absence of Certain Changes or Events    66
Section 6.8 Financing    66
Section 6.9 Solvency    67
Section 6.10 Litigation    67
Section 6.11 Compliance with Laws    67
Section 6.12 Investment Intent.    68
Section 6.13 Acknowledgment by Purchaser    68
Section 6.14 No Prior Agreements    69
Section 6.15 Exclusivity of Representations    69

COVENANTS	70
Section 7.1 Access to Information Concerning Properties and Records.    70
Section 7.2 Confidentiality    71
Section 7.3 Conduct of Business Pending the Closing Date.    71
Section 7.4 Purchaser Conduct of Business    75
Section 7.5 Reasonable Best Efforts    76
Section 7.6 Antitrust Filings; Consents.    76
Section 7.7 Employee Benefits.    79
Section 7.8 Indemnity; Directors’ and Officers’ Insurance.    81
Section 7.9 Public Announcements    83
Section 7.10 Notification of Certain Matters; Supplemental Disclosure.    83
Section 7.11 Preservation of Records.    84
Section 7.12 Resignation of Members of Governing Bodies    85
Section 7.13 Conflicts; Privileges    85

Section 7.14 Financing.    86
Section 7.15 Aggregate Stock Consideration Amount    91
Section 7.16 NYSE Listing    91
Section 7.17 Rule 144    92
Section 7.18 Section 16 Matters; Internal Purchaser Policies    92
Section 7.19 Purchaser Board of Directors    92
Section 7.20 FTC Notice    92
Section 7.21 Plant Closing and Mass Layoffs    92
Section 7.22 Internal Restructuring    93
Section 7.23 Termination of Affiliate Arrangements    93
Section 7.24 Further Assurances    93

CONDITIONS PRECEDENT	93
Section 8.1 Conditions to the Obligations of Each Party    93
Section 8.2 Conditions to the Obligations of Purchaser    94
Section 8.3 Conditions to the Obligations of Sellers, the Blocker and the Company    95
Section 8.4 Frustration of Closing Conditions    96

TAX MATTERS	96
Section 9.1 Tax Indemnification    96
Section 9.2 Tax Treatment of Transfers    97
Section 9.3 Tax Returns and Payment of Taxes.    97
Section 9.4 Controversies.    98
Section 9.5 Post-Closing Access and Cooperation.    99
Section 9.6 Termination of Tax Sharing Agreements    99
Section 9.7 Elections    99
Section 9.8 Transfer Taxes    100
Section 9.9 Treatment of Indemnity Payments    100
Section 9.10 Survival    100
Section 9.11 Cap    100
Section 9.12 Exclusive Remedy    100

INDEMNIFICATION	101
Section 10.1 Indemnification Generally.    101

Section 10.2 Survival.    101
Section 10.3 Limitations on Recovery.    102
Section 10.4 Notice of Claims.    104
Section 10.5 Third Party Claims    105
Section 10.6 Form of Indemnity Payments    106
Section 10.7 Exclusive Remedy    106
Section 10.8 Treatment of Indemnity Payments    106
Section 10.9 Power of Sellers’ Designee    106

TERMINATION AND ABANDONMENT	107
Section 11.1 Termination    107
Section 11.2 Effect of Termination.    108

MISCELLANEOUS	111
Section 12.1 Fees and Expenses    111
Section 12.2 Extension; Waiver    111
Section 12.3 Notices    111
Section 12.4 Entire Agreement    113
Section 12.5 Non‑Recourse; Release.    113
Section 12.6 Binding Effect; Benefit; Assignment    114
Section 12.7 Amendment and Modification    115
Section 12.8 Non-Survival    115
Section 12.9 Counterparts    115
Section 12.10 Applicable Law; Dispute Resolution.    116
Section 12.11 Severability    117
Section 12.12 Remedies.    117
Section 12.13 Waiver of Jury Trial    118
Section 12.14 Non-Recourse to Financing Sources    119
Section 12.15 Rules of Construction    119
Section 12.16 Interpretation    119

Schedules

Schedule I        Specified Employee
Schedule 2.4(b)(vii)    Payoff Indebtedness

Annexes

Annex A        Closing Working Capital Calculation
Annex B        Target Working Capital Calculation
Annex C        Internal Restructuring Step Plan

Exhibits

Exhibit A        Form of Blocker Closing Operating Agreement
Exhibit B        Form of Company Closing Operating Agreement
Exhibit C        Form of Escrow Agreement
Exhibit D        Form of Investor Rights Agreement

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (this “Agreement”), dated October 18, 2015, by and among (i) WEX Inc., a corporation organized under the Laws of Delaware (“Purchaser”), (ii) Mustang HoldCo 1 LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company Seller” or “Sellers’ Designee”), (iii) Warburg Pincus Private Equity (E&P) XI – B, L.P., a limited partnership organized under the Laws of the State of Delaware, Warburg Pincus Private Equity XI‑C, L.P., a limited partnership organized under the Laws of the Cayman Islands, WP XI Partners, L.P., a limited partnership organized under the Laws of the State of Delaware, Warburg Pincus Private Equity XI‑B, L.P., a limited partnership organized under the Laws of the State of Delaware, WP Mustang Co‑Invest‑B, L.P., a limited partnership organized under the Laws of the State of Delaware, WP Mustang Co‑Invest‑C L.P., a limited partnership organized under the Laws of the State of Delaware and Warburg Pincus XI (E&P) Partners‑B, L.P., a limited partnership organized under the Laws of the State of Delaware (the entities listed in this clause (iii), collectively, the “Blocker Sellers”), (iv) Warburg Pincus (E&P) XI, L.P., a limited partnership organized under the Laws of the State of Delaware (the “GP Seller” and, together with the Company Seller and the Blocker Sellers, “Sellers”), (v) WP Mustang Topco LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”) and (vi) Warburg Pincus Private Equity XI (Lexington), LLC, a limited liability company organized under the Laws of the State of Delaware (the “Blocker”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, the Company Seller is the sole member of, and owns all of the limited liability company membership interests (the “Company Units”) in, the Company;
WHEREAS, as of the date hereof, the Blocker Sellers own, and following the Internal Restructuring (as defined below) shall own, directly or indirectly, all of the limited liability company interests (the “Blocker Units”) in, the Blocker;
WHEREAS, following the Internal Restructuring and prior to the Closing, the Company Seller, the GP Seller and the Blocker will, together, own, directly and indirectly, all of the Blocker Units and all of the Company Units;
WHEREAS, the Company Seller, the GP Seller and the Blocker Sellers desire to sell and transfer (or cause to be sold and transferred) to Purchaser, and Purchaser desires to purchase and accept from the Company Seller, the GP Seller and the Blocker Sellers, all of the Company Units and all of the Blocker Units on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the individual named on Schedule I (the “Specified Employee”) has entered into employment agreements with the Purchaser to become effective upon the Closing; and
WHEREAS, concurrently with the execution of this Agreement, each of the Sellers has entered into a Principal Member Agreement containing confidentiality and non-solicitation and non-hire agreements.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
“Action” shall mean any action, complaint, petition, claim, suit, arbitration, hearing, investigation or other proceeding, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Entity.
“Adjustment Escrow Amount” shall mean $15,000,000, which amount is to be deposited by Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, in no event shall the Company, any Company Subsidiary, the Blocker or any Seller be considered an Affiliate of any (and in the case of the Company, any other) portfolio company of any investment fund affiliated with Warburg Pincus LLC, and vice versa.
“Aggregate Stock Consideration” shall mean 4,011,672 fully paid and nonassessable shares of Purchaser Common Stock less the aggregate number of fractional share interests, if any, in respect of which Purchaser will make a cash in lieu of payment pursuant to Section 2.2(b)(ii)(B) and Section 2.2(c); provided that if, prior to the Closing, there shall occur any change, or the record date for any change, in the outstanding shares of Purchaser Common Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Aggregate Stock Consideration (and any other related terms used in this Agreement) shall be equitably adjusted to reflect such change; provided, further, that if Purchaser elects, in its sole discretion, to sell, divest, license or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets in order to cause the expiration or termination of the waiting periods under the HSR Act or other applicable Antitrust Laws, it may elect, in its sole discretion, to substitute all or a portion of the gross cash proceeds of such transaction for a portion of the Aggregate Stock Consideration of equivalent value, based on a share price equal to the greater of (i) $103.45 per share and (ii) the Purchaser Closing Price; provided, further, that nothing in the foregoing proviso shall be construed as permitting Purchaser to take any action otherwise prohibited by this Agreement.
“Agreement” shall have the meaning given to it in the preamble to this Agreement.
“Alternative Financing” shall have the meaning given to it in Section 7.14(c).
“Alternative Financing Commitment Letter” shall have the meaning given to it in Section 7.14(c).
“Annexes” shall have the meaning given to it in Section 1.3.
“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. and all anti-corruption or bribery Laws applicable to the Company or any Company Subsidiary in any jurisdiction in which the Company or such Company Subsidiary conducts its business.
“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.
“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1‑7, as amended; the Clayton Act, 15 U.S.C. §§ 12‑27, 29 U.S.C. §§ 52‑53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41‑58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Available Recourse Funds” shall have the meaning given to it in Section 10.3(b)(i)A.
“Balance Sheet Date” shall have the meaning given to it in Section 5.5(a).
“Blocker” shall have the meaning given to it in the preamble to this Agreement.
“Blocker Closing Operating Agreement” shall mean the amended and restated Blocker Operating Agreement in the form attached hereto as Exhibit A.
“Blocker Operating Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Blocker, dated as of December 31, 2014, as amended.

“Blocker Sellers” shall have the meaning given to it in the preamble to this Agreement.
“Blocker Unit” shall have the meaning given to it in the recitals to this Agreement.
“Books and Records” shall have the meaning given to it in Section 7.11(a).
“Business” shall mean the business conducted by the Company and the Company Subsidiaries.
“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.
“Canadian Company Employees” shall have the meaning given to it in Section 7.7(b).
“Cash Amount” shall mean the Cash and Cash Equivalents of the Blocker, and the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis, in each case, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 p.m. on the relevant date of measurement.
“Cash and Cash Equivalents” shall mean cash and cash equivalents, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
“CGSH” shall have the meaning given to it in Section 7.13.
“Change in Control Payments” means any amounts payable (whether now or in the future) to any director, employee or officer of the Company or any of the Company Subsidiaries as a result of or in connection with the transactions contemplated by this Agreement (but not as a result of “double-trigger” provisions where the consummation of the Closing is the first trigger and the termination of such director’s, employee’s or officer’s employment (whether by the Company or a Company Subsidiary or by such director, employee or officer) following the Closing is the second trigger).
“Claim” means all claims, rights, demands, causes of action and claims for indemnification, contribution, exculpation or subrogation, whether based on any Law or any Contract of any kind or any other basis.
“Claim Notice” shall have the meaning given to it in Section 10.4(a).

“Clean Team Agreement” shall mean that certain Clean Team Confidentiality Agreement, dated as of July 31, 2015, among Electronic Funds Source LLC and all relevant subsidiaries and affiliates thereof and Purchaser and all relevant subsidiaries and affiliates thereof.
“Closing” shall have the meaning given to it in Section 2.4(a).
“Closing Balance Sheet” shall have the meaning given to it in Section 2.3(a)(i).
“Closing Cash” shall mean the Cash Amount as of 11:59 p.m. on the last day immediately prior to the Closing Date, if any.
“Closing Date” shall have the meaning given to it in Section 2.4(a).
“Closing Indebtedness” shall mean the Payoff Indebtedness and the aggregate outstanding amount of all other Indebtedness of the Blocker, the Company and the Company Subsidiaries on a consolidated basis, in each case, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 p.m. on the last day immediately prior to the Closing Date.
“Closing Statement” shall have the meaning given to it in Section 2.3(a)(ii).
“Closing Working Capital” shall mean the Working Capital as of 11:59 p.m. on the last day immediately preceding the Closing Date; provided that (x) the Closing Working Capital shall be calculated in accordance with Annex A and (y) any new current asset or current liability accounts (excluding any such accounts consisting of Cash and Cash Equivalents or Indebtedness) created after the date of this Agreement and prior to the Closing Date shall be included in the calculation of Closing Working Capital. For the avoidance of doubt, the calculation of Closing Working Capital shall (A) include all Unreimbursed Financing Cooperation Expenses paid and unreimbursed as of Closing and (B) exclude (i) any Closing Indebtedness, Payoff Indebtedness and Outstanding Company Expenses, in each case to the extent included in the calculation of Estimated Aggregate Cash Consideration or the Final Aggregate Cash Consideration (as the case may be), (ii) all Unreimbursed Financing Cooperation Expenses (to the extent incurred but unpaid as of the Closing), and (iii) adjustments to certain accounts (FJM receivable, FD receivable, CGI receivable, CHR receivable, CTP payable, FD payable, CGI payable, Other receivable, M&A prepaid expenses, Project Acorn and M&A Related Accruals) which adjustments are included in the calculations on Annex B but are not included on Annex A.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
“Company” shall have the meaning given to it in the preamble to this Agreement.

“Company 401(k) Plans” shall have the meaning given to it in Section 7.7(f).
“Company Closing Operating Agreement” shall mean the amended and restated Company Operating Agreement in the form attached hereto as Exhibit B.
“Company Disclosure Letter” shall have the meaning given to it in ARTICLE V.
“Company Due Diligence Materials” shall have the meaning given to it in Section 6.13(a).
“Company Employee” shall have the meaning given to it in Section 7.7(a).
“Company Expenses” shall mean all expenses of the Blocker, the Company and the Company Subsidiaries incurred or to be incurred (prior to and through the Closing Date, whether invoiced before or after the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, each payable by the Blocker, the Company or the Company Subsidiaries pursuant to Section 12.1 as a result of or in connection with the transactions contemplated by this Agreement and including severance payments (other than those payments resulting from any termination of an employee at the request of Purchaser) and Change in Control Payments; provided, that for the avoidance of doubt, in no event shall Company Expenses include (a)  fees and expenses incurred by the Blocker, the Company or the Company Subsidiaries at the written request of Purchaser or any of its Affiliates and not otherwise required to be incurred by Blocker, the Company or the Company Subsidiaries in order to comply with their respective obligations under this Agreement, (b) any fees or expenses incurred by Purchaser or any of its Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Blocker, the Company or the Company Subsidiaries, (c) any fees and expenses of employees of the Blocker, the Company or the Company Subsidiaries to be paid or reimbursed by Purchaser and/or any of its Affiliates in connection with such employees’ post‑Closing employment, compensation or equity participation arrangements or otherwise, (d) Unreimbursed Financing Cooperation Expenses and any other fees or expenses payable in respect of any financing provided to Purchaser and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, including the Company’s and Sellers’ costs incurred pursuant to Section 7.14(d), (e) any fees or expenses included in the calculation of Closing Working Capital or Estimated Closing Working Capital or (f) any Closing Indebtedness.
“Company Intellectual Property” shall have the meaning given to it in Section 5.13(a).

“Company Leased Real Property” shall have the meaning given to it in Section 5.17(b).
“Company Material Adverse Effect” shall mean, any change or effect having a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Blocker, the Company and the Company Subsidiaries, taken as a whole, provided, that no change or effect shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that such change or effect arises out of or results from: (a) changes in economic or political conditions or the financing, banking, credit, debt, currency or capital markets in general (including changes in interest or exchange rates); (b) changes or proposed changes in Laws or Orders or interpretations or enforcement thereof or changes or proposed changes in accounting requirements or principles (including GAAP); (c) changes in operating, business, regulatory or other conditions generally affecting industries, markets or geographical areas in which the Blocker, the Company or any of the Company Subsidiaries conducts its business; (d) the announcement of this Agreement or the transactions contemplated hereby, the pendency of this Agreement or any communication by Purchaser or any of its Affiliates of its plans or intentions with respect to any of the businesses of the Company and the Company Subsidiaries, including (i) losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or the Company Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person arising from this Agreement or any of the transactions contemplated hereby, other than in connection with a breach of the representations and warranties in ARTICLE III, ARTICLE IV and ARTICLE V; (e) the consummation of the transactions contemplated by this Agreement or any actions taken by Purchaser; (f) any action or conduct by the Company or the Company Subsidiaries taken at the request of, or affirmatively consented to by, Purchaser; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (h) any failure, in and of itself, by the Company and the Company Subsidiaries to meet any internal projections, estimates, budgets or forecasts or any change in the credit rating of the Company or any of the Company Subsidiaries (as distinguished from any change or effect giving rise or contributing to such failure or change); (i) any change in the cost or availability or other terms of any financing necessary for Purchaser to consummate the transactions contemplated hereby; (j) the fact that the prospective owner of the Company and any of the Company Subsidiaries is Purchaser or any Affiliate of Purchaser; (k) the application of Antitrust Laws to the transactions contemplated by this Agreement (including any Action, settlement agreement or Order arising under Antitrust Laws and actions taken by, or with the consent of, Purchaser to obtain the clearance or expiration of the required waiting periods under the HSR Act or any other applicable Antitrust Laws); (l) seasonal changes in the results of operations of the

Company or any of the Company Subsidiaries or (m) any matter set forth in the Company Disclosure Letter (but not any supplement thereto delivered after the date hereof); provided, that such matters in the case of the foregoing clauses (a), (b), (c) and (g) shall be taken into account in determining whether there has been or is or would reasonably be expected to be a Company Material Adverse Effect to the extent such change or effect has a disproportionate impact on the Blocker, the Company and the Company Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries or lines of businesses in which the Company and the Company Subsidiaries participate; provided further that the exceptions contained in the foregoing clauses (d), (e) and (j) shall not apply to the representations and warranties contained in Section 4.2(b), Section 4.4, Section 5.2(b) and Section 5.4 to the extent that the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 4.2(b), Section 4.4, Section 5.2(b) and Section 5.4.
“Company Operating Agreement” shall mean the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of October 2, 2014, by and among the Company and the Company Seller, as it may be amended from time to time in accordance with the terms thereof.
“Company Registered Intellectual Property” shall have the meaning given to it in Section 5.13(a).
“Company Seller” shall have the meaning given to it in the preamble to this Agreement.
“Company Seller Operating Agreement” shall mean the Third Amended and Restated Limited Liability Company Operating Agreement of Company Seller, dated as of October 2, 2014, as amended.
“Company Subsidiaries” shall have the meaning given to it in Section 5.1.
“Company Tax Benefits Amount” means an amount equal to forty percent (40%) of the Company Expenses, including the Outstanding Company Expenses, to the extent such expenses (i) are deductible for U.S. federal income tax purposes pursuant to applicable Law by the Company on the Company’s Final Federal Return, (ii) are properly allocated to the Blocker for U.S. federal income tax purposes and (iii) exceed the amount of net taxable income (which shall include all income, gains, losses, deductions and other items), other than Company Expenses, allocable to the Blocker from the Company on the Company’s Final Federal Return; provided, however, that the amount of the Company Tax Benefits Amount shall in no event exceed $10,000,000.
“Company Units” shall have the meaning given to it in the recitals to this Agreement.

“Company’s Final Federal Return” shall have the meaning given to it in Section 9.3(a).
“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated as of August 29, 2014, between Electronic Funds Source LLC and Purchaser, as amended and restated by the Amended and Restated Mutual Non‑Disclosure Agreement dated as of July 31, 2015, between the Electronic Funds Source LLC and Purchaser and amended by Amendment No. 1 thereto dated August 18, 2015.
“Contract” shall mean any written or oral legally enforceable agreement, contract or instrument, including all amendments thereto.
“Controlling Company” shall have the meaning given to it in the definition of Subsidiary.
“Credit Agreements” shall mean (i) that certain First Lien Credit Agreement, dated as of May 29, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Mustang Holdings, the several banks and other financial institutions and lenders from time to time party thereto and Goldman Sachs Bank USA, in its capacity as first lien administrative agent for such lenders, and (ii) that certain Second Lien Credit Agreement, dated as of May 29, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Mustang Holdings, the several banks and other financial institutions and lenders from time to time party thereto and Credit Suisse AG, in its capacity as second lien administrative agent for such lenders.
“Damages” shall mean any and all losses, liabilities, obligations, Taxes, claims, damages, judgments, settlement payments, interest on penalties and fines, costs and expenses (including reasonable attorneys’ and experts’ fees, disbursements and other expenses of investigation or litigation), but excluding any punitive, special, exemplary, consequential or indirect damages, except to the extent such damages are (i) the reasonably foreseeable result (as of the date hereof) of the breach to which they relate to or (ii) part of claims made in a Third Party Claim.
“D&O Indemnified Persons” shall have the meaning given to it in Section 7.8(a).
“D&O Insurance” shall have the meaning given to it in Section 7.8(b).
“Debt Commitment Letter(s)” shall have the meaning given to it Section 6.8.
“Debt Financing” shall have the meaning given to it in Section 6.8.

“Debt Financing Documents” shall have the meaning given to it in Section 7.14(a).
“Debt Financing Source(s)” shall have the meaning given to it in Section 6.8.
“Debt Financing Source Related Parties” means the Debt Financing Source(s) and any other agents, arrangers, lenders and other entities that have committed to provide or arrange the Debt Financing or any Alternative Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.
“Disclosure Letters” shall mean the Company Disclosure Letter, the Seller Disclosure Letter and the Purchaser Disclosure Letter.
“Disputed Amounts” shall have the meaning given to it in Section 2.3(c).
“Divestiture” shall have the meaning given to it in Section 7.6(g).
“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval database of the SEC.
“Employee Benefit Plans” shall have the meaning given to it in Section 5.10.
“End Date” shall have the meaning given to it in Section 11.1(c).
“Environmental Law” shall mean any Law, relating to pollution, the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.
“ERISA” shall have the meaning given to it in Section 5.10.
“ERISA Affiliate” shall mean any Person that, together with the Company or any Company Subsidiaries, is or within the preceding six years has been, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” shall mean Wells Fargo Bank, National Association.
“Escrow Agreement” shall mean the Escrow Agreement to be entered into on the Closing Date among Purchaser, Sellers and the Escrow Agent in substantially the form attached hereto as Exhibit C.

“Estimated Aggregate Cash Consideration” shall mean an amount equal to the sum of (a) $1,100,000,000, (b) plus the amount of the Estimated Working Capital Adjustment (which may be a negative number), if any, (c) plus Estimated Closing Cash (which may be a negative number), (d) minus Estimated Closing Indebtedness, (e) minus Estimated Outstanding Company Expenses, (f) plus Estimated Company Tax Benefits Amount, (g) minus the Adjustment Escrow Amount.
“Estimated Closing Cash” shall have the meaning given to it in Section 2.2(a)(ii).
“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.2(a)(i).
“Estimated Closing Statement” shall have the meaning given to it in Section 2.2(a).
“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.2(a)(vi).
“Estimated Company Tax Benefits Amount” shall have the meaning set forth in Section 2.2(a)(v).
“Estimated Outstanding Company Expenses” shall have the meaning set forth in Section 2.2(a)(iv).
“Estimated Target Working Capital” shall have the meaning given to it in Section 2.2(a)(vi).
“Estimated Working Capital Adjustment” shall mean any amount (which may be a negative number) equal to the amount of the Estimated Closing Working Capital minus the Estimated Target Working Capital.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and the rulings issues thereunder.
“Exhibits” shall have the meaning given to it in Section 1.3.
“Existing Policy” shall have the meaning given to it in Section 7.8(b).
“Final Aggregate Cash Consideration” shall mean an amount equal to the sum of (a) $1,100,000,000, (b) plus the amount of the Working Capital Adjustment (which may be a negative number), if any, (c) plus Closing Cash (which may be a negative number), (d) minus

Closing Indebtedness, (e) minus Outstanding Company Expenses, (f) plus Company Tax Benefits Amount, (g) minus the Adjustment Escrow Amount.
“Financial Statements” shall have the meaning given to it in Section 5.5(a).
“Financing Failure Event” shall mean the Debt Commitment Letter(s) (or any definitive financing agreement related thereto) expires or is terminated or the Debt Financing otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter(s) prior to the Closing, in whole or in part, for any reason.
“Financing Termination Payment” shall have the meaning given to it in Section 11.2(a).
“Fractional Share Cash Amount” shall have the meaning given to it in Section 2.2(c).
“Fraud” shall mean actual common law fraud under applicable law.
“FTC” shall mean the United States Federal Trade Commission.
“FTC Order” shall mean the Decision and Order, United States Federal Trade Commission, Docket No. C-4293, In the Matter of Pilot Corporation, Propeller Corp., and Flying J Inc., Section VII.B.
“Fundamental Representation” shall mean the representations and warranties set forth in Section 3.1(a), Section 3.2(a), Section 3.3, the first sentence of Section 4.1, Section 4.2(a), Section 4.3(a), the first sentence of Section 5.1, Section 5.2(a), Section 5.3(a), the first sentence of Section 6.1, Section 6.2(a) and Section 6.3(a).
“GAAP” shall mean generally accepted accounting principles of the United States of America as consistently applied in the Financial Statements, as in effect from time to time.
“Government Contract” shall mean any Contract of the Company or any Company Subsidiary with any Governmental Entity other than any such Contract pursuant to which such Governmental Entity contracts to receive services of the type generally provided by the Company or any Company Subsidiary to its customers on terms substantially consistent with those provided to other customers receiving similar services.
“Governmental Entity” shall mean any supra‑national, national, federal, territorial, regional, state, provincial, local or foreign court, arbitral tribunal, administrative agency, instrumentality, department, board, bureau or commission or other governmental or regulatory agency or authority or any securities exchange, or political subdivision thereof.

“GP Seller” shall have the meaning given to it in the preamble to this Agreement.
“Hazardous Material” shall mean (a) any material or chemical that is regulated or defined as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law or (b) any petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, radioactive materials, asbestos‑containing materials or polychlorinated biphenyls.
“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn‑out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, (d) any liability of such Person in respect of banker’s acceptances or standby letters of credit (in each case, to the extent drawn), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (e) above, all accrued and unpaid interest, fees or penalties owing by such Person with respect thereto, or (g) direct guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above. Indebtedness shall not, however, include (A) (w) accounts payable, (x) accrued expenses or current liabilities arising in the Ordinary Course of Business (other than, for the avoidance of doubt, any interest, fees, amortization and other similar payments arising in the Ordinary Course of Business in connection with indebtedness for borrowed money, any short term indebtedness for borrowed money and the current portion of any long term Indebtedness), (y) endorsements of negotiable instruments for collection in the Ordinary Course of Business and (z) Indebtedness owing from the Company to any Company Subsidiary or the Blocker or from any Company Subsidiary or the Blocker to the Company or any other Company Subsidiary or the Blocker, or (B) any Company Expenses.
“Indemnified Party” shall have the meaning given to it in Section 10.4(a).
“Indemnifying Party” shall have the meaning given to it in Section 10.2(c).
“Insurance Cap” shall have the meaning given to it in Section 7.8(b).
“Intellectual Property” shall mean all (a) trademarks, service marks, Internet domain names, logos, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same; (b) patents and registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations‑in‑part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (c) trade secrets; and (d) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
“Internal Restructuring” shall mean an internal restructuring among the Blocker, the Company, the Sellers and other entities controlled by Warburg Pincus LLC such that after such internal restructuring, (A) the Sellers and the Blocker will together own, directly and indirectly, all of the Company Units and will have the necessary power and authority to sell or direct the sale of the Company Units pursuant to this Agreement, (B) the Sellers will together own, directly and indirectly, all of the Blocker Units and will have the necessary power and authority to sell or direct the sale of the Blocker Units pursuant to this Agreement, and (C) the Blocker shall no longer hold any equity interest in the Promote Vehicle.
“Investor Rights Agreement” shall mean the investor rights agreement between Purchaser, the Sellers and any Seller Recipients in the form attached hereto as Exhibit D.
“IRS” shall have the meaning given to it in Section 5.10.
“Joint Defense Agreement” shall mean that certain Joint Defense, Common Interest, and Confidentiality Agreement, dated as of July 31, 2015, among Cleary Gottlieb Steen & Hamilton LLP, Weil Gotshal & Manges LLP, Electronic Funds Source LLC and its parent entities, relevant subsidiaries and affiliates thereof and WEX Inc. and all relevant subsidiaries and affiliates thereof and certain other parties.
“Knowledge of Purchaser” shall have the meaning given to it in Section 1.4(d).
“Knowledge of Seller” shall have the meaning given to it in Section 1.4(c).
“Knowledge of the Blocker” shall have the meaning given to it in Section 1.4(b).
“Knowledge of the Company” shall have the meaning given to it in Section 1.4(a).
“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.
“Liabilities” shall mean any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” shall mean any lien, security interest, mortgage, hypothec, encumbrance or charge of any kind.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days throughout which (x) Purchaser shall have received from the Company all of the Required Information and during which period such information shall be accurate and complete, and (y) the conditions set forth Section 8.1 and Section 8.2 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1 and Section 8.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, however, that (A) the Marketing Period shall end on any earlier date on which the Debt Financing is funded, (B) if the Marketing Period would not be completed prior to December 21, 2015, then it will not commence until January 5, 2016 and (C) November 27, 2015 shall not be deemed a business day for purposes of the Marketing Period. If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice (assuming clause (y) above is then satisfied), in each case, unless Purchaser in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered), provided, that it is understood that the delivery of such written notice from Purchaser to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered.
“Material Contract” shall have the meaning given to it in Section 5.15.
“Most Recent Balance Sheet” shall have the meaning given to it in Section 5.5(a).
“Most Recent Balance Sheet Date” shall have the meaning given to it in Section 5.5(a).
“Mustang Holdings” shall mean WP Mustang Holdings LLC.
“Neutral Referee” shall have the meaning given to it in Section 2.3(c)(i).
“Notice of Objection” shall have the meaning given to it in Section 2.3(b).
“NYSE” shall mean the New York Stock Exchange.
“Order” shall mean any judgment, cease-and-desist or other order, injunction, decree, ruling, writ, permit, assessment, arbitration award or license of any Governmental Entity or any arbitrator.

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past custom and practice.
“Other Indemnitors” shall have the meaning given to it in Section 7.8(d).
“Outstanding Company Expenses” shall mean those Company Expenses unpaid as of 11:59 p.m. on the Business Day immediately prior to the Closing Date.
“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.
“Payoff Indebtedness” shall have the meaning given to it in Section 2.4(b)(vii).
“Payoff Letters” shall have the meaning given to it in Section 2.4(b)(vii).
“Permits” shall have the meaning given to it in Section 5.8.
“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including mechanics’, warehousemen’s, suppliers’, materialmen’s and repairmen's Liens, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings, (c) Liens affecting the real property set forth in Section 5.17 of the Company Disclosure Letter, including (i) servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any such real property, (ii) conditions, covenants or other similar restrictions, (iii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, and (iv) Liens in favor of the lessors and sublessees under the Real Property Leases or encumbering the interests of the lessors or sublessees in such real property, in each such case in this clause (c) which do not, individually or in the aggregate, materially detract from the value of, or impair the use or operation of, any real property or personal property of the Company or the Company Subsidiaries to which they relate as currently used or operated, (d) Liens created by non-exclusive licenses granted in the Ordinary Course of Business in any Intellectual Property, (e) Liens securing Indebtedness as disclosed in the Financial Statements, (f) purchase money Liens and Liens securing rental payments under capital or operating lease arrangements which have been disclosed to Purchaser prior to the date hereof, (g)  Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) any Liens reflected in the Financial Statements, (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of the Company Subsidiaries (provided that any such Lien is only the obligation of the Company or any of the Company Subsidiaries), (j) other Liens arising in the ordinary course of business that (w) are not incurred in connection with the borrowing of money, (x) are not created by any license, other than as permitted pursuant to clause (d), (y) do not impair the use or marketability of any material asset, or (z) are not individually or in the aggregate material to the Company and the Company Subsidiaries, taken as a whole, and (k) any other Liens not described in clauses (a) through (j) above created by this Agreement or as a result of the transactions contemplated hereby or by the actions of Purchaser or any of its Affiliates.
“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.
“Potentially Uninsured Damages” shall have the meaning given to it in Section 10.3(b)(i)B.
“Pre‑Closing Period” shall mean any taxable period ending on or prior to the Closing Date.
“Promote Vehicle” shall mean WP (Lexington) Holdings, L.P., a limited partnership organized under the Laws of Delaware, in which, as of the date hereof, (a) the GP Seller owns the only general partnership interest and (b) the Blocker owns the only limited partnership interest.
“Pro Rata Blocker Seller Liability Share” shall mean with respect to each Blocker Seller, a fraction, (a) the numerator of which is the Seller Consideration of such Blocker Seller and (b) the denominator of which is the aggregate Seller Consideration of all Blocker Sellers.
“Pro Rata Seller Liability Share” shall mean with respect to each Seller, a fraction, (a) the numerator of which is the Seller Consideration of such Seller and (b) the denominator of which is the Transaction Consideration.
“Purchase Price Adjustment” shall have the meaning given to it in Section 2.3(d).
“Purchaser” shall have the meaning given to it in the preamble to this Agreement.
“Purchaser Closing Price” shall mean the average, rounded to the nearest one ten‑thousandth, of the closing‑sale per share price of Purchaser Common Stock on the NYSE as reported by the Wall Street Journal for each of the five full trading days ending on (and including) the third Business Day preceding the Closing Date.
“Purchaser Common Stock” shall mean the common stock of Purchaser, par value $0.01 per share.

“Purchaser Daily Closing Price” shall have the meaning given to it in Section 7.19.
“Purchaser Disclosure Letter” shall have the meaning given to it in ARTICLE VI.
“Purchaser Due Diligence Materials” shall have the meaning given to it in Section 3.8(a).
“Purchaser Equity Securities” shall have the meaning given to it in Section 6.3(a).
“Purchaser Filed SEC Documents” shall have the meaning given to it in Section 6.5(a).
“Purchaser Indemnified Parties” shall have the meaning given to it in Section 10.1(a).
“Purchaser Material Adverse Effect” shall mean any change or effect (A) having a material adverse effect on the business, results of operations, assets, liabilities or financial condition of Purchaser and its Subsidiaries, taken as a whole, provided, no change or effect shall be considered in determining whether a Purchaser Material Adverse Effect has occurred to the extent that such change or effect arises out of or results from: (a) changes in economic or political conditions or the financing, banking, credit, debt, currency or capital markets in general (including changes in interest or exchange rates); (b) changes or proposed changes in Laws or Orders or interpretations or enforcement thereof or changes or proposed changes in accounting requirements or principles (including GAAP); (c) changes in operating, business, regulatory or other conditions generally affecting industries, markets or geographical areas in which Purchaser or any of its Subsidiaries conducts its business; (d) the announcement of this Agreement or the transactions contemplated hereby or the pendency of this Agreement, including (i) losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with Purchaser or its Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person arising from this Agreement or any of the transactions contemplated hereby, other than in connection with a breach of the representations and warranties in ARTICLE VI; (e) the consummation of the transactions contemplated by this Agreement or any actions taken by the Blocker, the Company or Sellers; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (g) any failure, in and of itself, of Purchaser or any of its Subsidiaries to meet any internal projections, estimates, budgets or forecasts or any change in the credit rating of Purchaser or any of its Subsidiaries (as distinguished from any change or effect giving rise or contributing to such failure or change); (h) the application of Antitrust Laws to the transactions contemplated by this Agreement (including any Action, settlement agreement or Order arising under Antitrust Laws and actions taken by, or with the consent of, the Blocker, the Company or any Seller to obtain the clearance or expiration of the required waiting periods under the HSR Act or any other applicable Antitrust Laws); (i) seasonal changes in the results of operations of Purchaser or any of its Subsidiaries or (j) any matter set forth in the Purchaser Disclosure Letter; provided, that such matters in the case of the foregoing clauses (a), (b), (c) and (f) shall be taken into account in determining whether there has been or is or would reasonably be expected to be a Purchaser Material Adverse Effect to the extent such change or effect has a disproportionate impact with respect to Purchaser and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries or lines of businesses in which Purchaser and its Subsidiaries participate; provided further that the exceptions contained in the foregoing clauses (d) and (e) shall not apply to the representations and warranties contained in Section 6.2(b) and Section 6.4 to the extent that the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would result in a breach or inaccuracy of the representations and warranties set forth in Section 6.2(b) and Section 6.4 or (B) preventing, materially impairing or materially delaying the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
“Purchaser Related Parties” shall have the meaning given to it in Section 11.2(a).
“Purchaser Releasor” shall have the meaning given to it in Section 12.5(b).
“Purchaser Stock Plans” shall have the meaning given to it in Section 6.3(a).
“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon.
“Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.
“Regulatory Termination Payment” shall have the meaning given to it in Section 11.2(b).
“Representatives” of any Person shall mean such Person’s directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives.
“Rep and Warranty Insurance Amount” means, with respect to any given matter, the maximum dollar amount of potential coverage with respect to such category of matters under the Rep and Warranty Insurance Policy.

“Rep and Warranty Insurance Policy” means such representations and warranties insurance policy as is obtained by Purchaser in connection with this Agreement.
“Rep and Warranty Insurer” means the insurer providing the Rep and Warranty Insurance Policy.
“Required Information” shall have the meaning given to it in Section 7.14(d)(i).
“Response Action” shall mean any action to (a) clean up or remove Hazardous Materials in the environment, (b) prevent the unauthorized release of Hazardous Materials so they do not migrate, endanger or threaten to endanger the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post‑remedial or post‑closure studies, investigations or monitoring with respect to Hazardous Materials at any real property.
“Restraint” shall have the meaning given to it in Section 7.6(g).
“Schedules” shall have the meaning given to it in Section 1.3.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” and “Sellers” shall have the meaning given to it in the preamble to this Agreement.
“Seller Adjustment Payment” shall have the meaning given to it in Section 2.3(d)(ii).
“Seller Consideration” shall mean, with respect to any Seller, the portion of the Transaction Consideration to be allocated to such Seller by Sellers’ Designee, which portion shall be calculated to effectuate the distribution provisions of the Company Seller Operating Agreement and the Blocker Operating Agreement. The Seller Consideration of each Seller shall include that portion of any Transaction Consideration received at the Closing by any Seller Recipient in which such Seller holds a direct or indirect ownership interest equal to such Seller’s direct or indirect ownership percentage multiplied by such Transaction Consideration.
“Seller Disclosure Letter” shall have the meaning given to it in ARTICLE III.
“Seller Indemnified Parties” shall have the meaning given to it in Section 10.1(d).
“Seller Person” shall have the meaning given to it in Section 5.22.

“Seller Recipient” shall have the meaning given to it in Section 2.2(b).
“Seller Related Parties” means (i) the Sellers and each of their respective former, current, or future, direct or indirect, general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, partners, Subsidiaries, portfolio companies, attorneys and other Representatives, and each of their respective successors, assignees and agents, and any former, current, or future, direct or indirect, general or limited partners, equity holders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, attorneys and other Representatives of any of the foregoing, and their respective successors, assignees and agents, and (ii) prior to the Closing, the Blocker, the Company, the Company Subsidiaries, and each of their respective former, current, or future, direct or indirect, general or limited partners, equityholders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, partners, Subsidiaries, portfolio companies, attorneys and other Representatives, and each of their respective successors, assignees and agents, and any former, current, or future, direct or indirect, general or limited partners, equity holders, stockholders, controlling persons, managers, members, directors, officers, employees, Affiliates, Subsidiaries, portfolio companies, attorneys and other Representatives of any of the foregoing, and each of their respective successors, assignees and agents.
“Seller Releasee” shall have the meaning given to it in Section 12.5(b).
“Seller Tax Matter” shall have the meaning given to it in Section 9.4(a).
“Sellers’ Designee” shall mean the Company Seller.
“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.
“Specified Employee” shall have the meaning given to it in the recitals to this Agreement.

“State Act” shall mean the securities laws of any state of the United States.
“Subsidiary” shall mean, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Company”), any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or any of its Subsidiaries and/or (b) with respect to which the Controlling Company or any of its Subsidiaries is a general partner or managing member.
“Target Working Capital” shall mean the average of Working Capital as of 11:59 p.m. (New York City time) on the last day of each of the last twelve full calendar months preceding the Closing Date; provided that (i) for each month included in Target Working Capital, Working Capital for such month shall be calculated in accordance with Annex B and shall include those accounts and adjustments thereto set forth on Annex B, (ii) any new current asset or current liability accounts (excluding any such accounts consisting of Cash and Cash Equivalents or Indebtedness) created after the date of this Agreement and prior to the Closing Date shall be included in the calculation of Target Working Capital and (iii) for any month included in such average for which a Working Capital calculation is included on Annex B, Working Capital for that month shall be the amount set forth in respect of such month on Annex B.
“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States or other federal, state, provincial, territorial, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, capital, transfer, sales, use, value added, goods and services, harmonized sales, occupation, employer health, property, excise, severance, windfall profits, stamp, license, payroll, employment, customs, social security (or similar), pension plan, unemployment, disability, workers’ compensation, real property, personal property, registration, alternative or add‑on minimum, withholding and other taxes, assessments, charges, duties, fees, levies, premiums or other governmental charges of any kind whatsoever, including all installments of tax, estimated taxes, deficiency assessments, additions to tax, penalties and interest, and indemnity obligations in respect of tax, in each case whether disputed or not.
“Tax Act” shall mean the Income Tax Act (Canada).
“Tax Matter” shall mean any inquiry, audit, examination, contest, assessment, reassessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings or other adjustment of Taxes of or relating to any Tax Liability of the Company or the Company Subsidiaries.

“Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, whether in tangible or electronic form.
“Termination Payment” shall have the meaning given to it in Section 11.2(b).
“Third Party Claim” shall have the meaning given to it in Section 10.5.
“Third Party Claim Notice” shall have the meaning given to it in Section 10.5(a).
“Top Fleet Customers” shall have the meaning given to it in Section 5.24(a).
“Top Merchants” shall have the meaning given to it in Section 5.24(b).
“Top Factoring Customers” shall have the meaning given to it in Section 5.24(c).
“Top Suppliers” shall have the meaning given to it in Section 5.24(d).
“Transaction Consideration” shall mean the Aggregate Stock Consideration and the Final Aggregate Cash Consideration, together with the Fractional Share Cash Amount.
“Transfer Taxes” shall have the meaning given to it in Section 9.8.
“Units” shall mean the Company Units and the Blocker Units.
“Unreimbursed Financing Cooperation Expenses” shall mean any expenses incurred or paid by the Company for which Purchaser is obligated to reimburse Sellers or the Company pursuant to Section 7.14(e)(i) and Section 7.14(e)(ii) which costs have not been reimbursed to Sellers or the Company prior to the Closing.
“U.S. Company Employees” shall have the meaning given to it in Section 7.7(a).
“Warburg Pincus” shall mean Warburg Pincus LLC and its Affiliates.
“WARN Act” shall have the meaning given to it in Section 5.11(c).
“Willful Breach” shall mean a breach of any covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by any party that such party knew or reasonably should have known would result in such breach.

“Working Capital” shall mean (a) the current assets of the Blocker, and the consolidated current assets of the Company and the Company Subsidiaries (excluding the Cash Amount and all deferred tax assets) minus (b) the current liabilities of the Blocker, and the consolidated current liabilities of the Company and the Company Subsidiaries (excluding all deferred tax liabilities), in each case, except as set forth herein, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.
“Working Capital Adjustment” shall mean any amount (which may be a negative number) equal to the amount of the Closing Working Capital minus the Target Working Capital.
Section 1.2    Construction. In this Agreement, unless the context otherwise requires:
(a)    references in this Agreement to “writing” or comparable expressions include references to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 12.3;
(b)    the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser or Sellers’ Designee, material that has been posted, retained and thereby made available to Purchaser or Sellers’ Designee through any “data room” (virtual or otherwise));
(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)    references to Articles, Sections, Schedules, Annexes and Exhibits are references to articles, sections, schedules, annexes and exhibits of this Agreement;
(e)    the headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(f)    references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;
(g)    references to “the date hereof” shall mean the date of this Agreement;
(h)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time in accordance with its terms be, amended, varied, novated, supplemented and in effect;
(j)    “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;
(k)    “extent” in the phrase “to the extent” is deemed to refer to the degree to which a subject or other items extends and shall not simply mean “if”;
(l)    references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America; and
(m)    notwithstanding anything herein to the contrary, except where this Agreement expressly states otherwise: (i) each representation and warranty made by any Seller in this Agreement is made on a several, and not a joint or joint and several, basis; and (ii) any covenant or obligation of any Seller under this Agreement is a covenant or obligation only of such Seller and not a covenant or obligation of any other Seller not independently bound by the same covenant or obligation, whether jointly, jointly and severally, or otherwise.
Section 1.3    Schedules, Exhibits, Annexes and the Disclosure Letters. The schedules (the “Schedules”), exhibits (the “Exhibits”) and annexes (the “Annexes”) to this Agreement and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
Section 1.4    Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company”, it shall mean the actual knowledge of the individuals set forth in Section 1.4 of the Company Disclosure Letter, without inquiry or investigation, the “Knowledge of the Blocker”, it shall mean, with respect to the Blocker, the actual knowledge of the individuals set forth in Section 1.4 of the Seller Disclosure Letter directly under the name of the Blocker, in each case without inquiry or investigation,  the “Knowledge of Seller”, it shall mean, with respect to each Seller, the actual knowledge of the individuals set forth in Section 1.4 of the Seller Disclosure Letter directly under the name of each such Seller, in each case without inquiry or investigation, and  the “Knowledge of Purchaser”, it shall mean the actual knowledge of the individuals set forth in Section 1.4 of the Purchaser Disclosure Letter, without inquiry or investigation.

ARTICLE II
PURCHASE AND SALE OF UNITS
Section 2.1    Purchase and Sale of Blocker Units and Company Units. On the terms, and subject to the conditions set forth in this Agreement: (i) each relevant Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Purchaser on the Closing Date, and Purchaser shall purchase on the Closing Date, the Blocker Units directly or indirectly held by such Seller immediately prior to the Closing and (ii) immediately after such sale and purchase, each relevant Seller shall sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) to Purchaser on the Closing Date, and Purchaser shall purchase on the Closing Date, the Company Units directly or indirectly held by such Seller immediately prior to the Closing (other than the Company Units held by the Blocker immediately prior to the Closing), in each case, free and clear of all Liens (other than Liens created by Purchaser or arising under applicable securities Laws) and together with all accrued rights and benefits attached thereto. Each Seller shall take or cause to be taken such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery, pursuant to the immediately preceding sentence, of the Blocker Units or the Company Units directly or indirectly held by it on the books and records of the Blocker or the Company, as applicable, together with all accrued rights and benefits attached thereto.
Section 2.2    Purchase Price; Delivery of Funds; Payment of Indebtedness and Outstanding Company Expenses.
(a)    At least three (3) Business Days, but not more than five (5) Business Days, prior to the date that the Company believes in good faith will be the Closing Date, the Company shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth: (1) the Company’s good faith estimate of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (1) the Company’s good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”), (1) the amount of the Company Expenses that are not Outstanding Company Expenses, (1) the Company’s good faith estimate of the amount of Outstanding Company Expenses (the “Estimated Outstanding Company Expenses”), (1) the Company’s good faith estimate of the amount of the Company Tax Benefits Amount (which shall be calculated based on the amount of the Company Expenses that are not Outstanding Company Expenses and the Estimated Outstanding Company Expenses and the Company’s good faith estimate of its net taxable income and the deductible Company Expenses allocable to the Blocker from the Company to be included on the Company’s Final Federal Return) (“Estimated Company Tax Benefits Amount”) (1) the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) and of the Target Working Capital (the “Estimated Target Working Capital”), (1) the amount of the Estimated Working Capital Adjustment and (1) the Estimated Aggregate Cash Consideration, which statement shall quantify in reasonable detail the estimates of the items constituting such Closing Indebtedness, such Closing Cash, such Outstanding Company Expenses, such Company Tax Benefits Amount, such Closing Working Capital, such Target Working Capital, and such Estimated Working Capital Adjustment, if any, and such Estimated Aggregate Cash Consideration based on such amounts, in each case calculated in accordance with the terms of this Agreement.
(b)    At the Closing, in full consideration for the purchase by Purchaser of the Blocker Units and the Company Units (subject to the adjustments set forth in Section 2.3 hereof), Purchaser (i) shall issue or cause to be issued to Sellers’ Designee (or to such Sellers or Affiliates of the Sellers as may otherwise be directed by Sellers’ Designee (any such recipient, a “Seller Recipient”)), on behalf of and for delivery to the Sellers and designees of the Sellers, the Aggregate Stock Consideration, free and clear of all Liens (other than Liens created by such Seller or arising under applicable securities Laws) and (ii) shall pay to Sellers’ Designee (or as may otherwise be directed to any Seller Recipient by Sellers’ Designee), on behalf of and for delivery to the Sellers and designees of the Sellers, (A) the Estimated Aggregate Cash Consideration and (B) the Fractional Share Cash Amount, such payment pursuant to this clause (ii) to be made by wire transfer of immediately available funds to an account designated by Sellers’ Designee in writing to Purchaser at least two (2) Business Days prior to the Closing Date; provided, that any delay in the delivery of such wire instructions shall be without prejudice to the Sellers’ rights to receive the amounts payable thereto pursuant to this clause (ii), which shall promptly be paid upon the later of the Closing Date and the second Business Day following receipt of such account notification.
(c)    At least two (2) Business Days prior to the Closing Date, Sellers’ Designee shall notify Purchaser of the aggregate number of fractional share interests that would otherwise be issued in exchange for Blocker Units or Company Units to Sellers’ Designee or any Seller Recipient and the Fractional Share Cash Amount to be delivered in lieu thereof. Notwithstanding anything to the contrary contained herein, no fractional shares of Purchaser Common Stock shall be issued in exchange for Blocker Units or Company Units to Sellers’ Designee or any Seller Recipient, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, at Closing, Purchaser shall pay to Sellers’ Designee or any applicable Seller Recipient who otherwise would receive any such fractional share, an aggregate amount in cash (rounded to the nearest cent) determined by multiplying (i) the Purchaser Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which Sellers’ Designee or such Seller Recipient would otherwise be entitled to receive pursuant to Section 2.2(b) (such aggregate amount, the “Fractional Share Cash Amount”).

(d)    All shares of Purchaser Common Stock received by the Sellers or any Seller Recipients pursuant to Section 2.2(b) shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such shares of Purchaser Common Stock under the Securities Act which legend shall state in substance:
“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (each, a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
(e)    Notwithstanding Section 2.2(d), the holder of any shares of Purchaser Common Stock shall be entitled to receive from Purchaser new shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at such time as such restrictions are no longer applicable in the reasonable judgment of Purchaser; provided that if a holder of any shares of Purchaser Common Stock provides to Purchaser an opinion of nationally recognized outside counsel, which may be relied upon by outside counsel to Purchaser if required to furnish an equivalent opinion to Purchaser’s transfer agent, stating that the restriction referenced in such legend is no longer required in order to ensure compliance with the Securities Act, Purchaser shall use its best efforts to cause its transfer agent to deliver to such holder new shares not bearing such legend reasonably promptly following the delivery of such opinion.
(f)    At the Closing, Purchaser shall pay to the holders of the Payoff Indebtedness an amount sufficient to repay all such Payoff Indebtedness with the result that immediately following the Closing there shall be no further monetary obligations of the Company or the Company Subsidiaries with respect to any Payoff Indebtedness outstanding immediately prior to the Closing, as set forth in the Payoff Letters.
(g)    At the Closing, Purchaser shall pay any amounts constituting Outstanding Company Expenses by wire transfer of immediately available funds as directed by the Company to Purchaser at least two (2) Business Days prior to the Closing Date.
(h)    Each Blocker Seller and GP Seller hereby direct the Purchaser to deliver to the Sellers’ Designee or any Seller Recipient designated by the Sellers’ Designee such Seller’s Seller Consideration, and directs the Sellers’ Designee to receive on its behalf and thereafter disburse thereto, or to direct Purchaser to deliver to one or more Seller Recipients, such Seller’s Seller Consideration. The Sellers hereby designate the Sellers’ Designee as their representative, attorney-in-fact and agent and authorize the Sellers’ Designee (i) to make all decisions relating to the determination of the Final Aggregate Cash Consideration and the Purchase Price Adjustment pursuant to Section 2.3, (ii) to negotiate, settle, compromise and otherwise handle all disputes with the Purchaser regarding adjustment pursuant to Section 2.3 and indemnification pursuant to ARTICLE X, (iii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company, the Blocker and the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to ARTICLE X, (iv) to give and receive all notices required to be given under the Agreement and (v) to do each and every other act and exercise any and all other rights which the Sellers collectively are permitted or required to do or exercise under this Agreement. With respect to each payment of cash that each Seller is entitled to receive under this Agreement, the Sellers agree that Sellers’ Designee shall round such payment to the nearest cent. A decision, act, consent, instruction or action of the Sellers’ Designee, including any agreement between the Sellers’ Designee and the Purchaser relating to the determination of the Purchase Price Adjustment, the Final Aggregate Cash Consideration or the defense or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to ARTICLE X or, shall constitute a decision, act, consent, instruction or action of all Sellers and shall be binding and conclusive upon each of such Sellers and Purchaser and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Seller. Purchaser and the Escrow Agent are entitled to rely upon such decision, act, consent, instruction or action of the Sellers’ Designee as the decision, act, consent, instruction or action of all Sellers for all purposes hereunder.
(i)    At the Closing, Purchaser shall pay to the Escrow Agent the Adjustment Escrow Amount by wire transfer of immediately available funds to be held and distributed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.
Section 2.3    Determination of Purchase Price Adjustment.
(a)    Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, Purchaser shall prepare or shall cause the Company to prepare and deliver to Sellers’ Designee (1) an unaudited consolidated balance sheet of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Balance Sheet”), and (1) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations of (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the amount of the Outstanding Company Expenses, (D) the amount of the Company Tax Benefits Amount (which shall be calculated based on the amount of the Company Expenses that are not Outstanding Company Expenses, Purchaser’s good faith estimate of the amount of Outstanding

Company Expenses, and the net taxable income and deductible Company Expenses allocated to the Blocker on the Company’s Final Federal Return), (E) the amount of Closing Working Capital and Target Working Capital, (F) the amount of the Working Capital Adjustment and (G) the Final Aggregate Cash Consideration based on such amounts set forth in the Closing Statement, which statement shall quantify in reasonable detail the calculations of the items constituting such Closing Indebtedness, such Closing Cash, such Outstanding Company Expenses, such Company Tax Benefits Amount, such Closing Working Capital, such Target Working Capital and such Working Capital Adjustment, if any, and such Final Aggregate Cash Consideration based on such amounts, in each case calculated in accordance with the terms of this Agreement. If Purchaser fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such ninety (90)‑day period, then, at the election of Sellers’ Designee in its sole discretion, either (x) the Estimated Closing Statement delivered by the Company to Purchaser pursuant to Section 2.2(a) shall be deemed final for all purposes herein or (y) Sellers’ Designee may dispute the Estimated Closing Statement in accordance with the procedures set forth in Section 2.3(c); provided, however, that, notwithstanding the foregoing, Sellers reserve any and all other rights granted to them in this Agreement. Purchaser shall cause the Company to provide Sellers and their respective Representatives (including Sellers’ Designee) with full access to the Company’s auditors, accounting and other personnel and to the books and records of the Company, and to any other document or information reasonably requested by any Seller (including the work papers of the Company’s auditors) necessary to allow Sellers and their respective Representatives (including Sellers’ Designee) to verify the accuracy of the Closing Balance Sheet and/or Closing Statement or to undertake the activities contemplated by clause (y) in the immediately preceding sentence.
(b)    In the event that Sellers’ Designee does not object to the Closing Balance Sheet or Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within forty‑five (45) days after receipt of the Closing Balance Sheet and the Closing Statement by Sellers’ Designee, the calculation of the Final Aggregate Cash Consideration pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail Sellers’ Designee’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of the Outstanding Company Expenses, (iv) the amount of the Company Tax Benefits Amount (which shall be calculated based on the amount of the Company Expenses that are not Outstanding Company Expenses, Sellers’ Designee’s good faith estimate of the amount of Outstanding Company Expenses, and the net taxable income and deductible Company Expenses allocated to the Blocker on the Company’s Final Federal Return), (v) the Closing Working Capital, the Target Working Capital and the Working Capital Adjustment calculated by reference thereto and (vi) the Final Aggregate Cash Consideration based on such amounts, in each case calculated in accordance with the terms of this Agreement.
(c)    If Sellers’ Designee delivers a Notice of Objection to Purchaser within the forty‑five (45) day period referred to in Section 2.3(b), then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:
(i)    Sellers’ Designee and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Sellers’ Designee and Purchaser) after the date of receipt by Purchaser from Sellers’ Designee of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to McGladrey LLP (or its successor operating under the name “RSM”) or, if such firm is unwilling or unable to serve as the Neutral Referee, such other independent accountant of national standing to which Purchaser and Sellers’ Designee shall mutually agree in writing (the “Neutral Referee”). If one or more Disputed Amounts are submitted to the Neutral Referee for resolution, Purchaser and Sellers’ Designee shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its controlled Affiliates to waive any conflicts with, the Neutral Referee at the time such dispute is submitted to the Neutral Referee and shall cooperate with the Neutral Referee in connection with its determination pursuant to this Section 2.3. Within ten (10) Business Days after the Neutral Referee has been retained, each of Purchaser, on the one hand, and Sellers’ Designee, on the other hand, shall furnish, at their own expense to the Neutral Referee and substantially simultaneously to the other a written statement of its position with respect to each Disputed Amount. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of Purchaser and Sellers’ Designee may deliver to the Neutral Referee its response to the other’s position on each Disputed Amount; provided, that each delivers a copy thereof substantially simultaneously to the other. With each submission, each of Purchaser and Sellers’ Designee may also furnish to the Neutral Referee such other information and documents as each deems relevant or such information and documents as may be requested by the Neutral Referee; provided that each delivers a copy thereof substantially simultaneously to the other. The Neutral Referee may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the Disputed Amounts and each of Purchaser and Sellers’ Designee shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences;
(ii)    Sellers’ Designee and Purchaser shall instruct the Neutral Referee to promptly (and in any event within twenty (20) Business Days of the submission of the Disputed Amounts to the Neutral Referee) render a decision in accordance with this Section 2.3(c) along with a written statement delivered to each of Purchaser and Sellers’ Designee, which shall include the Neutral Referee’s (A) determination as to the calculation of each of the Disputed Amounts and (B) the corresponding corrective calculations set forth in the

Closing Statement that are derived from its determination as to the calculations of the Disputed Amounts. Absent manifest error, the decision of the Neutral Referee shall be final and binding upon each party hereto and the decision of the Neutral Referee shall constitute an arbitral award that is final, binding and non‑appealable and upon which a judgment may be entered by a court having jurisdiction thereover;
(iii)    the Final Aggregate Cash Consideration shall be recalculated based upon the final determination (or deemed determination) of the Neutral Referee with respect to the Disputed Amounts and the Final Aggregate Cash Consideration, as so recalculated, shall be deemed to be final and binding, absent manifest error;
(iv)    in the event Sellers’ Designee and Purchaser submit any Disputed Amounts to the Neutral Referee for resolution, Sellers and Purchaser shall each pay their own costs and expenses incurred under this Section 2.3(c). The Sellers’ portion of any costs and expenses incurred under this Section 2.3(c) shall be paid exclusively from the Adjustment Escrow Amount. The Sellers’ allocable portion of costs and expenses under this Section 2.3(c) shall be equal to that fraction of the fees and costs of the Neutral Referee where (A) the numerator is the absolute value of the difference between Sellers’ aggregate position with respect to the Final Aggregate Cash Consideration and the Final Aggregate Cash Consideration as recalculated based upon the Neutral Referee’s final determination with respect to the Disputed Amounts and (B) the denominator is the absolute value of the difference between Sellers’ aggregate position with respect to the Final Aggregate Cash Consideration and Purchaser’s aggregate position with respect to the Final Aggregate Cash Consideration, and Purchaser shall be responsible for the remainder of such fees and costs; and
(v)    the Neutral Referee shall act as an expert and not as arbitrator to determine, based upon the provisions of this Section 2.3(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.3(a). The Neutral Referee shall only decide the specific items under dispute by the parties and if (A) the Neutral Referee’s determination of any Disputed Amount is less than the lesser of the amounts claimed by Sellers’ Designee and Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by Sellers’ Designee and Purchaser or (B) the Neutral Referee’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Sellers’ Designee or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Sellers’ Designee or Purchaser.
(d)    Upon the determination, in accordance with Section 2.3(b) or Section 2.3(c), of the Final Aggregate Cash Consideration, Sellers’ Designee and Purchaser shall cause the Escrow

Agent to or Purchaser shall, as the case may be, make the payment(s) required by this Section 2.3(d). The amount payable from the Adjustment Escrow Amount or by Purchaser pursuant to this Section 2.3(d) is referred to herein as the “Purchase Price Adjustment”.
(i)    If the Final Aggregate Cash Consideration is greater than the Estimated Aggregate Cash Consideration, then Purchaser shall pay to Sellers’ Designee on behalf of and for delivery to the Sellers an amount in cash equal to the aggregate difference between the Final Aggregate Cash Consideration and the Estimated Aggregate Cash Consideration within three (3) Business Days of the determination of the Final Aggregate Cash Consideration, such amounts to be paid by wire transfer of immediately available funds to the account designated by Sellers’ Designee pursuant to Section 2.2(b). Further, Purchaser and Sellers’ Designee shall jointly instruct the Escrow Agent to immediately release to Sellers’ Designee the remaining balance of the Adjustment Escrow Amount, if any (after giving effect to any distributions pursuant to Section 2.3(c)(iv)).
(ii)    If the Final Aggregate Cash Consideration is less than the Estimated Aggregate Cash Consideration, then within three (3) Business Days after the determination of the Final Aggregate Cash Consideration, Purchaser and Sellers’ Designee shall jointly instruct the Escrow Agent to immediately release (A) to Purchaser from the Adjustment Escrow Amount an amount equal to the amount by which the Estimated Aggregate Cash Consideration exceeds the Final Aggregate Cash Consideration (the “Seller Adjustment Payment”), and (B) to Sellers’ Designee, on behalf of and for delivery to each Seller, the remaining balance of the Adjustment Escrow Amount, if any (after giving effect to the distributions in Section 2.3(c)(iv) and in clause (A)). The Seller Adjustment Payment shall be paid exclusively from the Adjustment Escrow Amount and in the event that the remaining balance of the Adjustment Escrow Amount (after giving effect to the distribution in Section 2.3(c)(iv) and immediately prior to the distribution in clause (A)) is less than the Seller Adjustment Payment, the distribution of such remaining balance from the Adjustment Escrow Amount shall be deemed to satisfy in full Sellers’ obligation to deliver the Seller Adjustment Payment and Purchaser shall have no recourse against any Seller with respect to any such deficiency.
Section 2.4    Closing; Closing Deliverables.
(a)    Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VIII, the sale referred to in Section 2.1 hereof (the “Closing”) shall take place at 10:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, as soon as practicable, and in any event, no later than the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VIII, other than those conditions that by their nature are to be satisfied by the taking of an act or delivery of a document at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing, or at such other date, time or place as the parties hereto shall agree in writing; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in ARTICLE VIII, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Purchaser on no less than three Business Days’ notice to Sellers’ Designee and (b) the next Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in ARTICLE VIII for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.
(b)    At the Closing, the Blocker, the Company or the applicable Seller shall deliver or cause to be delivered to Purchaser:
(vi)    a certificate signed by an authorized officer of the Company, dated as of the Closing Date, confirming the matters set forth in Section 8.2(a) and Section 8.2(b) with respect to the Company;
(vii)    a certificate signed by an authorized officer of the Blocker, dated as of the Closing Date, confirming the matters set forth in Section 8.2(a) and Section 8.2(b) with respect to the Blocker;
(viii)    the Company Closing Operating Agreement, duly executed by the Company and the Company Seller;
(ix)    the Blocker Closing Operating Agreement, duly executed by the Blocker and each of the Blocker Sellers;
(x)    counterparts to the Escrow Agreement, duly executed by each Seller;
(xi)    counterparts to the Investor Rights Agreement, duly executed by each Seller and any other Seller Recipients;
(xii)    a duly executed pay‑off letter (each, a “Payoff Letter”) from each holder of Indebtedness of the Blocker, the Company and the Company Subsidiaries set forth on Schedule 2.4(b)(vii) (the “Payoff Indebtedness”), (A) certifying that all such Payoff Indebtedness owing to such holder shall have been fully paid, (B) releasing any related Liens on any of the assets or properties of the Company, the Company Units or the Blocker Units

and (C) authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien, in each case effective upon the receipt by such holder of funds pursuant to Section 2.2(f);
(xiii)    evidence of the consummation of the Internal Restructuring; and
(xiv)    a non‑foreign person affidavit from each Seller dated as of the Closing Date as required by Section 1445 of the Code.
(c)    At the Closing, Purchaser shall deliver or cause to be delivered to Sellers’ Designee:
(iii)    on behalf of and for delivery to the Sellers, the Estimated Aggregate Cash Consideration, the Fractional Share Cash Amount and stock certificates representing the Aggregate Stock Consideration (or evidence of the Aggregate Stock Consideration in book-entry form) in accordance with Section 2.2(b);
(iv)    counterparts to the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(v)    a counterpart to the Investor Rights Agreement, duly executed by Purchaser;
(vi)    the Company Closing Operating Agreement, duly executed by Purchaser;
(vii)    the Blocker Closing Operating Agreement, duly executed by Purchaser; and
(viii)    a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 8.3(a) and Section 8.3(b).
Section 2.5    Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 shall be deemed to be, and each Seller and Purchaser shall treat such payments as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable Law.
Section 2.6    Allocation of Purchase Price. Sellers and Purchaser agree to allocate the Transaction Consideration to be paid to each of the Company Seller and GP Seller for the Company Units among the assets of the Company to the extent necessary under, and according to the principles of, Sections 751 and 755 of the Code. Within fifteen (15) days after the Closing Date, the Sellers’

Designee shall provide the Purchaser with (x) the amount of the Transaction Consideration payable to each of the Company Seller and GP Seller and/or any Affiliates thereof for the Company Units other than the Company Units held by the Blocker as of the Closing and (y) the Seller Consideration for each Seller. Sellers and Purchaser agree that Purchaser shall prepare and provide to Sellers a draft allocation of such consideration among the assets of the Company to the extent necessary under, and according to the principles of, Sections 751 and 755 of the Code, within ninety (90) days after the Closing Date. Sellers shall notify Purchaser within thirty (30) days of receipt of such draft allocation of any objection Sellers may have thereto. Sellers and Purchaser agree to resolve any disagreement with respect to such allocation in good faith. Neither Purchaser nor any Seller shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.6 except as may be required by applicable Law. If the purchase price is adjusted pursuant to this Agreement, the allocation under this Section 2.6 shall be adjusted in a manner consistent with the foregoing procedures and Purchaser and the Sellers shall cooperate in good faith in making any such adjustments.
Section 2.7    Withholding. Purchaser and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Internal Revenue Service Forms W-8 or W-9, as applicable, or any similar information, from Sellers and any other recipients of payments hereunder. Provided Purchaser has received an Internal Revenue Service Form W-8 or W-9 (certifying that the Seller is exempt from back-up withholding or not a U.S. person) and the certificates described in Section 2.4(b)(ix) hereof from a Seller (i) Purchaser shall not deduct or withhold any Taxes from payments to, or on behalf of, such Seller without providing such Seller ten (10) days’ prior written notice of Purchaser’s intention to make such deduction and withholding, specifying in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding in order for such Seller to obtain reduction of or relief from such deduction or withholding from the applicable Tax authority and/or execute and deliver to or file with such Tax authority and/or Purchaser such affidavits, certificates and other documents as may reasonably be expected to afford to such Seller reduction of or relief from such deduction or withholding and (ii) Purchaser shall cooperate with such Seller to the extent reasonable in efforts by such Seller to obtain such reduction of or relief from such deduction or withholding. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure letter delivered by Sellers to Purchaser (the “Seller Disclosure Letter”) in connection with this Agreement, each Seller, severally as to itself only, and not jointly or jointly and severally, hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 3.1    Due Organization, Good Standing and Corporate Power.
(a)    Such Seller is a corporation, limited liability company or limited partnership, duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
(b)    Such Seller is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 3.2    Authorization; Noncontravention.
(a)    Such Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and thereby, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. At the Closing, the Sellers shall have the power and authority to cause the sale and transfer or any Blocker Units or Company Units held by a Person that is not a Seller. The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or other action. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, the Blocker, the Company and each other Seller, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby by such Seller or any holder of Company Units or Blocker Units that is not a Seller will not, (i) conflict with any of the provisions of the certificate of incorporation, certificate of formation, operating agreement, by‑laws or other equivalent charter documents, as amended, of such Seller or any such holder, (ii) conflict with or result in a breach of, or default under, any Contract to which such Seller or any such holder is a party or by which any of its assets or properties are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws, contravene any domestic or foreign Law or any Order currently in effect, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or defaults which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain or make, as applicable, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller or any such holder to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 3.3    Ownership of Units.
(a)    Such Seller’s record ownership and beneficial ownership of the Company Units or Blocker Units as of the date hereof is set forth in Section 3.3 of the Seller Disclosure Letter. As of the completion of the Internal Restructuring and immediately prior to the Closing, the Blocker Sellers, the Company Seller, the GP Seller and the Blocker will, together, directly or indirectly, own and have voting control over all of the Blocker Units and all of the Company Units. Other than the Units set forth next to each Seller’s name in Section 3.3 of the Seller Disclosure Letter, such Seller does not own as of the date hereof, of record or beneficially, any other equity interests of the Blocker or the Company. Such Seller is not a party to any outstanding Contract with any Person to purchase, redeem or otherwise acquire or acquire rights in any of such Seller’s Units.
(b)    Such Seller has (and, as of the Closing, such Seller or an Affiliate thereof will have) good and valid title to all of the Units set forth next to such Seller’s name in Section 3.3 of the Seller Disclosure Letter and such Units are beneficially and of record owned by such Seller or such Affiliate, free and clear of all Liens, except for Liens arising under applicable securities Laws or under the Credit Agreements. The consummation of the transactions contemplated by this Agreement will convey to Purchaser good title to all of the equity interests of Blocker and (directly and through the Blocker) the Company, including the Units set forth next to such Seller’s name in Section 3.3 of the Seller Disclosure Letter, free and clear of all Liens, except for those created by Purchaser or arising out of ownership of the Units by Purchaser and other than Liens arising under applicable securities Laws.
Section 3.4    Consents and Approvals. Assuming (i) all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, (ii)  the filing of applications and notices, as applicable, with the NYSE, (iii) all filings and approvals required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement are made, and (iv) the accuracy of the representations set forth in Section 6.4, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to such Seller or any holder of Company Units or Blocker Units as of immediately prior to the Closing that is not a Seller, in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller or any such holder of the transactions contemplated by this Agreement, except for any other consents or filings which, if not made or obtained, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller or any such holder to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 3.5    Litigation. Except as set forth in Section 3.5 of the Seller Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b), there is no Action, pending, or, to the Knowledge of such Seller, threatened in writing, against or affecting such Seller which would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
Section 3.6    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of such Seller or any holder of Company Units or Blocker Units as of immediately prior to the Closing that is not a Seller is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Blocker, the Company or the Company Subsidiaries.
Section 3.7    Investment Intent.
(a)    Such Seller and each Seller Recipient that is not a Seller is acquiring the Purchaser Common Stock for its own account, for investment purposes only, not as a nominee or agent, and not with a view toward, or for sale in connection with, any distribution thereof in violation of the federal securities Laws or any applicable foreign or state securities Law. Such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the Person, with respect to any of the Purchaser Common Stock.
(b)    Such Seller and each Seller Recipient that is not a Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
(c)    Such Seller and each Seller Recipient that is not a Seller understands that the acquisition of the Purchaser Common Stock to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Such Seller, each Seller Recipient that is not a Seller and their respective officers and managers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and such Seller and any Seller Recipient that is not a Seller can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that such Seller and each Seller Recipient that is not a Seller is capable of evaluating the merits and risks of its investment in the Purchaser Common Stock to be acquired by it pursuant to the transactions contemplated hereby.
(d)    Such Seller and each Seller Recipient that is not a Seller understands that the Purchaser Common Stock to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Such Seller and each Seller Recipient that is not a Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom.
Section 3.8    Acknowledgment by Sellers. Such Seller and each Seller Recipient that is not a Seller has conducted to its satisfaction its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Purchaser, which investigation, verification, review and analysis was conducted by such Seller, each Seller Recipient that is not a Seller and their respective Affiliates and, to the extent such Seller or Seller Representative deemed appropriate, by such Seller’s or Seller Recipient’s Representatives. Such Seller acknowledges, on behalf of itself and each Seller Recipient that is not a Seller, that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Purchaser for such purpose. In entering into this Agreement, such Seller acknowledges, on behalf of itself and each Seller Recipient that is not a Seller, that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations, projections, forecasts, opinions or other statements of the Purchaser or any of its Representatives (except the specific representations and warranties of the Purchaser set forth in ARTICLE VI), and such Seller acknowledges and agrees, on behalf of itself and each Seller Recipient that is not a Seller and to the fullest extent permitted by Law, that:
(a)    none of the Purchaser or any of its directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in any presentations relating to the Purchaser made available to such Seller, such Seller Recipients or their respective Affiliates or Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Purchaser, in “break out” discussions, in responses to questions submitted by or on behalf of such Seller, such Seller Recipients or their respective Affiliates or Representatives, whether orally or in writing, in materials prepared by or on behalf of the Purchaser, or in any other form, or (ii) any information delivered or made available pursuant to this Agreement (such information, collectively, “Purchaser Due Diligence Materials”), or (iii) any pro forma financial information, projections or other forward looking statements of the Purchaser, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and
(b)    none of the Purchaser or any of its directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to such Seller, such Seller Recipients or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Purchaser provided to such Seller or such Seller Recipients), in materials made available in any “data room” (virtual or otherwise), in presentations by the Purchaser’s management or otherwise), to such Seller, such Seller Recipients or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).
Section 3.9    Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by each Seller in this ARTICLE III (as modified by the Seller Disclosure Letter) are the exclusive representations and warranties made by such Seller or any other Person with respect to such Seller. Such Seller hereby disclaims any other representations or warranties, express or implied, written or oral, with respect to such Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER
Except as set forth in the disclosure letter delivered by the Company and the Blocker to Purchaser (the “Company Disclosure Letter”) in connection with this Agreement, the Blocker, hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 4.1    Due Organization, Good Standing and Corporate Power. The Blocker is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Blocker is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Blocker has delivered, prior to the date hereof, to Purchaser a copy of the Blocker Operating Agreement, as amended and in full force and effect as of the date hereof. The Blocker is not in violation of any of the provisions of the Blocker Operating Agreement.
Section 4.2    Authorization; Noncontravention.
(a)    The Blocker has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Blocker as contemplated hereby and thereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Blocker, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company or other action. This Agreement has been duly executed and delivered by the Blocker and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, the Company and the Sellers, constitutes a valid and binding obligation of the Blocker enforceable against the Blocker in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Blocker as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby by the Blocker will not, (i) conflict with any of the provisions of the Blocker’s articles of organization, the Blocker Operating Agreement or other equivalent charter documents, as amended, (ii) conflict with or result in a breach of, or default under, any Contract to which the Blocker is a party or by which any of its assets or properties are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws, contravene any Law or any Order applicable to the Blocker or by which any of its properties or assets are bound except, in the case of clauses (ii) and (iii) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain or make, as applicable, or such conflicts, breaches or defaults which, would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3    Capitalization.
(a)    The authorized equity capitalization of the Blocker consists of uncertificated limited liability company interests as reflected in the Blocker Operating Agreement. All of the Blocker Units are issued and outstanding and owned by the Blocker Sellers and are evidenced solely by the Blocker Operating Agreement. The capitalization of the Blocker, as of the date hereof, is set forth in Section 4.3(a) of the Company Disclosure Letter. As of the completion of the Internal Restructuring and immediately prior to the Closing, the Blocker Sellers will, together, directly or indirectly own and have voting control over all of the Blocker Units, which will be evidenced solely by the Blocker Operating Agreement. All Blocker Units have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities Laws and are not subject to any preemptive rights, rights of first refusal or similar rights that have not been waived. Except for the Blocker Units set forth in in Section 4.3(a) of the Company Disclosure Letter, no limited liability company interests or other equity interests or securities of the Blocker were reserved for issuance. The Blocker is not a party to any option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which is outstanding and in effect (and has not been waived) and obligates it to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the limited liability company interests or other equity interests or security in the Blocker. The Blocker has no obligation (contingent or otherwise) which is outstanding and in effect (and has not been waived) to (i) issue any such option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment, (ii) issue or distribute to holders of any limited liability company interests or other equity interests or securities in the Blocker any evidence of Indebtedness or asset of the Blocker or (iii) pay any dividend or make any other distribution in respect of any partnership interests, limited liability company interests or other equity interests in the Blocker. There are no voting trusts or other agreements or understandings in effect to which the Blocker is a party with respect to the voting of any limited liability company interests or equivalent equity interests or securities of the Blocker. The Blocker does not have any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the Blocker Sellers or any Affiliates thereof on any matter.
(b)    As of the date hereof, the Blocker owns no equity interests in any Person other than the Promote Vehicle and the Company Seller, and as of immediately prior to the Closing the Blocker will own no equity interests in any Person other than the Company.
Section 4.4    Consents and Approvals. Assuming (i) all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, (ii) the filing of applications and notices, as applicable, with the NYSE, (iii) all filings and approvals required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement are made, and (iv) the accuracy of the representations set forth in Section 6.4, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to the Blocker in connection with the execution and delivery of this Agreement by the Blocker or the consummation by the Blocker of the transactions contemplated by this Agreement, except for any other consents or filings which if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5    Compliance with Laws. (a) The operations of the Blocker have been conducted in compliance with Law and any applicable Order in all material respects, and (b) except as set forth in Section 4.5 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b) (it being understood that the only supplement contemplated by this clause (b) for purposes of Section 7.10(b) shall be with respect to notices and not any noncompliance with any applicable Law), the Blocker has not received any written notice with respect to any material failure to comply with any provision of applicable Law.
Section 4.6    Litigation. Except as set forth in Section 4.6 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b), (a) there is no Action pending, or, to the Knowledge of the Blocker, threatened in writing, against the Blocker (other than such Actions which, if determined adversely to the Blocker, would not reasonably be expected to result, individually or in the aggregate, in Liabilities to the Blocker in the excess of $300,000 or any non-monetary remedies), and (b) to the Knowledge of the Blocker, there are no audits or investigations by a Governmental Entity pending or threatened against the Blocker.
Section 4.7    Tax Matters.
(a)    Tax Returns. The Blocker has properly filed or caused to be filed on a timely basis (taking into account any applicable extension of time within which to file) all material Tax Returns that are required to be filed by, or with respect to, the Blocker, and all such Tax Returns are correct and complete in all material respects.
(b)    Payment of Taxes. The Blocker has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, of the Blocker that are due and payable. The unpaid Taxes of the Blocker (A) for taxable periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Blocker and (B) for taxable periods through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Blocker for all taxable periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.
(c)    Other Tax Matters.
(i)    The Blocker is not currently the subject of an audit or other examination relating to any Tax Return or the payment of Taxes of the Blocker by any Governmental Entity nor has the Blocker received any written notices from any Governmental Entity that such an audit or examination is contemplated or pending. No deficiencies for Taxes of the Blocker have been claimed, proposed or assessed in writing or, to the Knowledge of the Blocker, otherwise by any Governmental Entity. The Blocker has not been informed in writing or, to the Knowledge of the Blocker, otherwise by any jurisdiction in which the Blocker does not file a Tax Return that the jurisdiction believes that the Blocker was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(ii)    The Blocker (A) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes of the Blocker that has not expired, (B) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney with any Governmental Entity, which is still in effect. The Blocker is not contesting any Tax Liability of the Blocker before any Governmental Entity.
(iii)    The Blocker is not and has never been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. The Blocker does not have any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person.
(iv)    All material Taxes that the Blocker is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over on a timely basis to the proper authorities to the extent due and payable.
(v)    There are no Tax sharing, allocation, indemnification or similar Contracts in effect as between the Blocker or any predecessor or Affiliate thereof and any other party (including Sellers and any predecessors or Affiliates of such Sellers) under which Purchaser or the Blocker could be liable for any Taxes of any party.
(vi)    The Blocker has delivered or made available to Purchaser (i) complete and correct copies of all material Tax Returns of the Blocker relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Blocker relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other

Tax documents with or from any Governmental Entity relating to Tax incentives of the Blocker.
(vii)    The Blocker has not made any payment, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(viii)    There are no liens or other encumbrances with respect to Taxes upon any of the assets of the Blocker, other than Permitted Liens.
(ix)    The Blocker has not engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(x)    The Blocker has not distributed stock of another corporation, nor has its stock been distributed by another person, in a transaction that was purported or intended to be governed by Section 355 of the Code.
(xi)    The Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Blocker from any period ending on or before the Closing Date to any period ending after such date other than in the Ordinary Course of Business.
(xii)    The Blocker made a timely and valid entity classification election under Section 7701 of the Code to be treated as an association taxable as a corporation for U.S. federal income tax purposes as of the date of its formation, which election is still in effect.

(xiii)    The Blocker Units are not “taxable Canadian property” within the meaning of the Tax Act.
Section 4.8    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of the Blocker is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from the Blocker.
Section 4.9    Operations. Except for obligations under the Blocker Operating Agreement, this Agreement (including the Internal Restructuring) and the Investor Rights Agreement, the Blocker has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever, other than its direct and indirect ownership of equity interests in Company Seller as of the date hereof and its direct ownership of equity interests in the Company as of immediately prior to the Closing (and any activities related thereto, including the restructuring of such ownership of equity interests and the exercise of rights appurtenant thereto), the Blocker does not own, lease, license or have any rights with respect to any properties or assets other than such equity interests and no asset of the Blocker is subject to any Lien. The Blocker does not employ any employees, or maintain, contribute or sponsor any bonus, incentive, equity‑based compensation, deferred compensation and fringe benefit plan that if maintained by the Company would constitute an Employee Benefit Plan.
Section 4.10    Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Blocker in this ARTICLE IV (as modified by the Company Disclosure Letter) are the exclusive representations and warranties made by the Blocker. The Blocker hereby disclaims any other representations or warranties, express or implied, written or oral, with respect to the Blocker.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Purchaser (the “Company Disclosure Letter”) in connection with this Agreement, the Company hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing as follows:
Section 5.1    Due Organization, Good Standing and Corporate Power. The Company is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company (together, the “Company Subsidiaries”) is set forth in Section 5.1 of the Company Disclosure Letter and is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered, prior to the date hereof, to Purchaser a copy of the Company Operating Agreement, as amended and in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of the Company Operating Agreement.
Section 5.2    Authorization; Noncontravention.
(a)    The Company has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company or other action. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser, the Blocker and the Sellers, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby by the Company will not, (i) conflict with any of the provisions of the Company’s articles of organization, the Company Operating Agreement or other equivalent organizational documents, as amended, (ii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws, contravene any Law or any Order applicable to the Company or by which any of its properties or assets are bound, or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices set forth in Section 5.2(b) or Section 5.4 of the Company Disclosure Letter, conflict with or result in a breach of, or default under, any Material Contract, except, in the case of clauses (ii) and (iii) above, for such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain or make, as applicable, or such conflicts, breaches or defaults which, would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.3    Capitalization.
(a)    As of the date hereof, the authorized equity capitalization of the Company consists of uncertificated limited liability company interests as reflected in the Company Operating Agreement. At the close of business on the date hereof, all of the Company Units are issued and outstanding and owned by the Company Seller. As of the completion of the Internal Restructuring and immediately prior to the Closing, the Company Seller, the GP Seller and the Blocker will, together, directly or indirectly, own and have voting control over all of the issued and outstanding Company Units, which will be evidenced solely by the Company Operating Agreement. The capitalization of the Company and each Company Subsidiary as of the date hereof is set forth in Section 5.3(a) of the Company Disclosure Letter, and there will be no changes to such capitalization as of the Closing other than those permitted under this Agreement to effect the Internal Restructuring. All Company Units and all issued and outstanding limited liability company interests or shares of capital stock or other equity interests of each of the Company Subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities Laws and are not subject to any preemptive rights, rights of first refusal or similar rights. Except as set forth in this Agreement or in Section 5.3(a) of the Company Disclosure Letter, no limited liability company interests or other equity interests or securities of the Company or the Company Subsidiaries were reserved for issuance. Except as described in this Section 5.3 and as set forth in Section 5.3(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the limited liability company interests or other equity interest or security in the Company or any Company Subsidiary. Except as described in this Section 5.3 or as set forth in Section 5.3(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation (contingent or otherwise) to (i) issue any such option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment, (ii) issue or distribute to holders of any limited liability company interests or other equity interests or securities in the Company or any Company Subsidiary any evidence of Indebtedness or asset of the Company or any Company Subsidiary or (iii) pay any dividend or make any other distribution in respect of any limited liability company interests or other equity interests or securities in the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any limited liability company interests or equivalent equity interests or securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with Sellers, Affiliates thereof or any equityholders of any Company Subsidiary on any matter.

(b)    Neither the Company nor any Company Subsidiary owns any equity interest (other than equity interests in the Company Subsidiaries) in any Person.
Section 5.4    Consents and Approvals. Assuming (i) all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, (ii) the filing of applications and notices, as applicable, with the NYSE, (iii) all filings and approvals required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement are made, and (iv) the accuracy of the representations set forth in Section 6.4, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the consents or filings set forth in Section 5.4 of the Company Disclosure Letter and (b) any other consents or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.5    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has made available to Purchaser (i) the audited consolidated balance sheet of Mustang Holdings and the other Company Subsidiaries and the related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended December 31, 2014 (the “Balance Sheet Date”) and (ii) the unaudited consolidated balance sheet of Mustang Holdings and the other Company Subsidiaries and the related unaudited consolidated statements of operations, members’ equity and cash flows for the eight months ended August 31, 2015 (such balance sheet, the “Most Recent Balance Sheet”, and the date thereof, the “Most Recent Balance Sheet Date”) (such financial statements (including the footnotes thereto) in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except (x) as otherwise described therein or in Section 5.5 of the Company Disclosure Letter, and (y) in the case of unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which would not be material to the Company and the Company Subsidiaries taken as a whole) and the absence of footnotes.
(b)    The balance sheet referred to in Section 5.5(a)(i) fairly presents, in all material respects, the consolidated financial position of Mustang Holdings and the other Company Subsidiaries, as of the Balance Sheet Date, and the related statements of operations, members’ equity and cash flows fairly present, in all material respects, the consolidated results of the operations, members’ equity and cash flows of Mustang Holdings and the other Company Subsidiaries for the period ended on the Balance Sheet Date. The unaudited consolidated balance sheet referred to in Section 5.5(a)(ii) fairly presents, in all material respects, the consolidated financial position of

Mustang Holdings and the other Company Subsidiaries, as of the Most Recent Balance Sheet Date, and the related statements of operations, members’ equity and cash flows fairly present, in all material respects, the consolidated results of the operations, members’ equity and cash flows of Mustang Holdings and the other Company Subsidiaries for the period then ended.
(c)    Mustang Holdings and the other Company Subsidiaries do not have any Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP, except for Liabilities (i) reflected on the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or which would be included in Closing Working Capital or Company Expenses, (iii) in connection with existing executory Contracts (other than on account of a default thereunder) that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material, (iv) that would not reasonably be expected to be individually or in the aggregate, material to the Blocker, the Company and the Company Subsidiaries (taken as a whole), (v) incurred after the date hereof in accordance with Section 7.3 or (vi) incurred in connection with the transactions contemplated hereby.
(d)    Except for obligations under the Company Operating Agreement, this Agreement and the Investor Rights Agreement, the Company (excluding, for the avoidance of doubt, the Company Subsidiaries) has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever, other than its direct ownership of equity interests in Mustang Holdings (and any activities related thereto and the exercise of rights appurtenant thereto).
(e)    The Company maintains a system of internal control over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
Section 5.6    Absence of Certain Changes. During the period from the Balance Sheet Date to the date hereof, (a) there has not occurred a Company Material Adverse Effect, (b) other than in respect of the transactions contemplated hereby, the businesses of the Company and each of the Company Subsidiaries have been conducted in all material respects in the Ordinary Course of Business and (c) the Company has not taken any action that would have required Purchaser’s consent pursuant to Section 7.3.
Section 5.7    Compliance with Laws. Since October 18, 2013, (a) the businesses of the Company and the Company Subsidiaries have been conducted in compliance with Law and any applicable Order in all material respects and (b) except as set forth in Section 5.7 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b) (it being understood that the only supplement contemplated by this clause (b) for purposes of Section 7.10(b) shall be with respect to notices and not any noncompliance with any applicable Law or Order)

neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity with respect to any material failure to comply with any provision of applicable Law or Order. Except as set forth in Section 5.7 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b) (it being understood that the only supplement contemplated by this sentence for purposes of Section 7.10(b) shall be with respect to the issuance of Orders and not any noncompliance with any applicable Law), none of the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any of the officers, directors or key employees of the Company or any Company Subsidiary is a party to or is named as subject to the provisions of any Order (in the case of officers, directors or key employees, solely such as would affect the Company or any Company Subsidiary). None of the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any of the officers, directors or key employees of the Company or any Company Subsidiary is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking from, any Governmental Entity having or claiming jurisdiction over the Company or any Company Subsidiary, that currently restricts in any material respect the operation of the business of the Company or any Company Subsidiary, nor is any such Order, action, agreement, memorandum, letter or undertaking, to the Knowledge of the Company, threatened.
Section 5.8    Permits. The Company and the Company Subsidiaries hold all federal, state, provincial, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, except to the extent that the failure to hold any such Permits would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries (taken as a whole). Since October 18, 2013, the Company and the Company Subsidiaries have complied in all material respects with the terms and requirements of each Permit that is material to the businesses of the Company and the Company Subsidiaries (taken as a whole), are not in default in any material respect under any such Permit, and, to the Knowledge of the Company, no material suspension or cancellation of any such Permit is threatened. Since October 18, 2013, except as set forth in Section 5.8 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b) (it being understood that the only supplement contemplated by this sentence for purposes of Section 7.10(b) shall be with respect to the receipt of written communications and not any failure to hold a Permit required for the operation of the business of the Company and/or the Company Subsidiaries), neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity alleging that a Permit not currently held by the Company or a Company Subsidiary is necessary for the operation of the business of the Company and/or a Company Subsidiary. Section 5.8 of the Company

Disclosure Letter lists each Permit that is held by the Company or a Company Subsidiary that is material to the businesses of the Company and the Company Subsidiaries (taken as a whole).
Section 5.9    Litigation. Except as set forth in Section 5.9 of the Company Disclosure Letter or in any supplement thereto provided pursuant to Section 7.10(b), (a) there is no Action pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries or, solely with respect to such Person’s capacity as such, any director, manager, officer or employee of the Company or any of the Company Subsidiaries (other than such Actions which, if determined adversely to the Company or any of the Company Subsidiaries, would not reasonably be expected to result, individually or together with all other Actions arising from similar facts or practices, in Liabilities to the Company or any of the Company Subsidiaries in the excess of $300,000 or any material non-monetary remedies), (b) there is no pending Action and no Person has threatened to commence any Action against the Company or any of the Company Subsidiaries that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, (c) there are no Orders outstanding against the Company or any Company Subsidiary, (d) to the Knowledge of the Company, there are no audits or investigations by a Governmental Entity pending or threatened against the Company or any of the Company Subsidiaries and (e) there is no Action by the Company or any of the Company Subsidiaries pending, or which the Company or any of the Company Subsidiaries has commenced preparations to initiate, against any other Person.
Section 5.10    Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section or (ii) individually negotiated or applicable only to one person, and each material bonus, incentive, equity based compensation, deferred compensation and fringe benefit plan, severance pay, stay or retention bonuses or compensation, change in control payments or benefits, sick leave, vacation pay, disability pay, retirement benefits, hospitalization, medical or disability benefits (whether insured or self-insured), life insurance, tuition reimbursement, and any plans subject to Section 125 of the Code maintained by the Company and/or any of the Company Subsidiaries, or to which the Company and/or any of the Company Subsidiaries contributes (or has an obligation to contribute) or is a party or for which the Company or any Company Subsidiary has any Liability (directly or through any ERISA Affiliate) is listed in Section 5.10 of the Company Disclosure Letter (collectively with any such plans and arrangements not sufficiently material to be listed, the “Employee Benefit Plans”). No Employee Benefit Plan is covered by Title IV of ERISA. Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or the Company Subsidiaries: (i) each Employee Benefit Plan is and has been in compliance with applicable Law and has been administered and operated in all respects in accordance with its terms; (ii) neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code; and (iii) no Action or investigation by a Governmental Entity (including the IRS and the Department of Labor) has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the Ordinary Course of Business, and appeals of such denied claims). Each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter. No Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar state law. Neither the Company nor any Company Subsidiary has any unfunded liabilities pursuant to any Employee Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has incurred material penalties under Section 4980H of the Code. No Employee Benefit Plan contains any provision that, as a result of the transactions contemplated hereby (whether alone or in connection with any related, concurrent, or subsequent employment termination), would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) forgive any indebtedness, (iv) result in the payment of any “excess parachute payment” under Section 280G of the Code, or (v) promise or provide any tax gross ups or tax indemnification under Sections 280G or 409A of the Code. The Company has made available to Purchaser or its counsel true and complete copies of each Employee Benefit Plan, together with all amendments thereto and, to the extent applicable with respect to any Employee Benefit Plan, (i) all employee booklets, summary plan descriptions and any summaries of material modifications; (ii) all trust agreements; (iii) the most recently filed annual report on IRS Form 5500 series, including any attachments thereto; and (iv) the most recent determination letter and/or opinion letter.
Section 5.11    Labor Matters.
(a)    Neither the Company nor any of the Company Subsidiaries is a party to a collective bargaining agreement with any labor union. Within the two (2) year period immediately prior to the date hereof, no labor union has made a demand for recognition or certification with respect to the employees of the Company or any of the Company Subsidiaries, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor Governmental Entity with respect to the employees of the Company or any of the Company Subsidiaries. There are no presently pending or, to the Knowledge of the Company, threatened in writing strikes, lockouts, work stoppages or collective labor disputes affecting the employees of the Company or any Company Subsidiary.
(b)    Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or the Company Subsidiaries, the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to labor or employment relations or practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, pay equity, employee classification (whether for purposes of overtime or employee/independent contractor status or otherwise), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and other applicable immigration Laws and occupational safety and health requirements and with their employment or other service providing agreements covering individuals. Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or the Company Subsidiaries, no Actions are pending or, to the Knowledge of the Company, threatened, with respect to such Laws, either by private individuals or by Governmental Entities.
(c)    Since January 1, 2015, neither the Company nor any Company Subsidiary has caused (1) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. (the “WARN Act”), as amended, or any similar Law affecting any site of employment or one or more operating units within any site of employment of the Company or any Company Subsidiary or (1) a mass layoff as defined in the WARN Act or any similar Law.
Section 5.12    Tax Matters.
(a)    Tax Returns. The Company and each of the Company Subsidiaries has properly filed or caused to be filed on a timely basis (taking into account any applicable extension of time within which to file) all material Tax Returns that are required to be filed by, or with respect to, the Company and the Company Subsidiaries and all such Tax Returns are correct and complete in all material respects.
(b)    Payment of Taxes. The Company and the Company Subsidiaries have paid on a timely basis all material Taxes, whether or not shown on any Tax Return, of the Company and the Company Subsidiaries that were due and payable. The unpaid Taxes of the Company and the Company Subsidiaries (A) for taxable periods through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (B) for taxable periods through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and the Company Subsidiaries for all taxable periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.
(c)    Other Tax Matters.
(i)    Neither the Company nor any of the Company Subsidiaries are currently the subject of an audit or other examination relating to any Tax Return or the payment of Taxes of the Company or any of the Company Subsidiaries by any Governmental Entity nor have the Company or any of the Company Subsidiaries received any written notices from any Governmental Entity that such an audit or examination is contemplated or pending. No deficiencies for material Taxes of the Company or any Company Subsidiary have been claimed, proposed, assessed or reassessed in writing or, to the Knowledge of the Company, otherwise by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries has been informed in writing or, to the Knowledge of the Company, otherwise by any jurisdiction in which the Company or any of the Company Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or any Company Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(ii)    Neither the Company nor any of the Company Subsidiaries (A) has entered into a written agreement or waiver extending any statute of limitations relating to the assessment, reassessment, payment or collection of any Taxes of the Company or the Company Subsidiaries that has not expired, (B) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (C) executed or filed any power of attorney with any Tax authority, which is still in effect. Neither the Company nor any of the Company Subsidiaries is presently contesting any Tax Liability of the Company or any Company Subsidiaries before any Governmental Entity.
(iii)    Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. Neither the Company nor any of the Company Subsidiaries has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person.
(iv)    All material Taxes that the Company or the Company Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over on a timely basis to the proper authorities to the extent due and payable.
(v)    There are no Tax sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party (including Sellers and any predecessors or Affiliates of such Sellers) under which Purchaser, the Company or any Company Subsidiaries could be liable for any material Taxes of any party, except for any customary commercial leases or Contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business.
(vi)    The Company has delivered or made available to Purchaser (i) complete and correct copies of all Tax Returns of the Company and the Company Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Company Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any of the Company Subsidiaries.
(vii)    There are no liens or other encumbrances with respect to Taxes upon any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.
(viii)    Neither the Company nor any Company Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(ix)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi)

any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of the Company Subsidiaries from any period ending on or before the Closing Date to any period ending after such date other than in the Ordinary Course of Business.
(x)    Neither the Company nor any of the Company Subsidiaries (i) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(xi)    After the Internal Restructuring and immediately prior to the Closing, the Company will be treated as a partnership under U.S. Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal income and applicable state income Tax purposes. At all times prior to the date hereof until completion of the Internal Restructuring, the Company has been and will be disregarded as an entity separate from its owner, the Company Seller, under U.S. Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal income and applicable state income Tax purposes. Each of the Company Subsidiaries which have made entity classification elections under Section 7701 of the Code has been classified as set forth in Section 5.12(c)(xi) of the Company Disclosure Letter for all U.S. federal income and applicable state income Tax purposes at all times since its date of formation, and, except as set forth in Section 5.12(c)(xi) of the Company Disclosure Letter, no election has ever been made to elect any other classification at any time for purposes of any U.S. federal and applicable state income Tax purposes.
(xii)    All related party transactions involving the Company and any of the Company Subsidiaries have materially complied with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.
(xiii)    The Company Units are not “taxable Canadian property” within the meaning of the Tax Act.
(xiv)    There are no circumstances existing which could result in the application to any Canadian Subsidiary of sections 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.
(xv)    No Canadian Subsidiary has made or incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with such Canadian Subsidiary, the amount of which would, assuming there is no agreement filed under paragraph 78(1)(b) of the Tax Act, be included in such Canadian Subsidiary’s income for Canadian income tax purposes, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.
(xvi)    No Canadian Subsidiary has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Canadian Subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.
Section 5.13    Intellectual Property.
(a)    Section 5.13(a) of the Company Disclosure Letter sets forth all material patents, trademark registrations, service mark registrations, Internet domain name registrations, copyright registrations and all applications for any of the foregoing that are owned solely or jointly by the Company or the Company Subsidiaries (such registrations and applications, the “Company Registered Intellectual Property,” and together with other material Intellectual Property owned by the Company or the Company Subsidiaries, the “Company Intellectual Property”). The Company or one of the Company Subsidiaries owns or has the right, free of all Liens except for Permitted Liens, to use all Intellectual Property necessary to conduct the businesses of the Company and the Company Subsidiaries as presently conducted, except where the failure to so own or have such right would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    The Company’s and the Company Subsidiaries’ conduct of their respective businesses as currently conducted has not during the three (3) years preceding the date hereof, and does not, infringe or violate, or constitute a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations, or misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 18, 2013 until the date hereof, the Company has not received written notice of any material claim challenging the use or ownership by the Company or the Company Subsidiaries of any Intellectual Property or alleging Intellectual Property infringement, violation or misappropriation by the Company or any Company Subsidiary and, with respect to any items disclosed against the foregoing representation in Section 5.13(b) of the Company Disclosure Letter, the Company has provided to the Purchaser copies of such written notices, if any, as well as any related settlement agreements entered into by the Company or any Company Subsidiary.
(c)    Section 5.13(c) of the Company Disclosure Letter identifies each license or other agreement pursuant to which the Company or a Company Subsidiary has assigned, transferred,

licensed or otherwise granted any right to any Person, or covenanted not to assert any right, with respect to any existing or future Company Intellectual Property, other than (i) customer agreements or other non-exclusive licenses ancillary to the operations of the Business entered into in the ordinary course of business and (ii) Contracts disclosed in Section 5.15(c) of the Company Disclosure Letter.
(d)    Section 5.13(d) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary is granted rights to use Intellectual Property owned by a third party where such rights are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, other than (i) licenses for commercially available off the shelf computer software, (ii) any non-exclusive licenses granted to the Company or a Company Subsidiary in the ordinary course of business and (iii) Contracts disclosed in Section 5.15(c) of the Company Disclosure Letter.
(e)    To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.
(f)    The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material trade secrets held by the Company or the Company Subsidiaries and all use by or disclosure to any person of such trade secrets has been pursuant to the terms of a valid, written confidentiality agreement with such person that is legally enforceable by the Company or the Company Subsidiaries.
(g)    During the two (2) years immediately preceding the date hereof, there have been (i) no material unauthorized disclosures by the Company or any Company Subsidiary of, and no material unauthorized access to or use, modification, theft or loss of, personal information or other data collected by or in the possession of the Company or any Company Subsidiary in violation of applicable Law or any Contract and (ii) no material violations of any security policy of the Company or any Company Subsidiary, or any other material violation of applicable Law, regarding any personal information or other data used, collected or stored in their respective businesses.
Section 5.14    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.
Section 5.15    Material Contracts. Section 5.15 of the Company Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Company or a Company Subsidiary is party: (a)  Contracts involving future payments by the Company or any Company Subsidiary in excess of $350,000 in any future calendar year that cannot be terminated without penalty by the Company or any Company Subsidiary upon ninety (90) days’ or less prior notice; provided, that no payment made or to be made to any merchant by the Company or any Company Subsidiary with respect to the Company’s or such Company Subsidiary’s obligation to settle transactions initiated at such merchant’s facilities using credit or debit cards or other account access devices issued by the Company, any Company Subsidiary, or any third party, shall be considered a “future payment by the Company or a Company Subsidiary” for the purposes of this clause (a), (b) Contracts that materially restrain, limit or impede the Company’s or the Company Subsidiaries’ ability to compete with or conduct any business or line of business or pursuant to which the Company or any Company Subsidiary has agreed to purchase goods or services exclusively from a certain party, (c) Contracts with Affiliates, (d) employment Contracts (excluding customary offer letters that do not provide for severance or require more than thirty (30) days’ notice to terminate) or other Contracts for services that include any severance, retention or change of control provisions, (e) Contracts with respect to Indebtedness of the type described in clauses (a), (c), (d) (other than with respect to performance bonds), or (f) (with respect to any Indebtedness of the type described in clause (a), (c) or (d) of the definition of Indebtedness) of the definition of Indebtedness of the Company or any Company Subsidiary or granting a Lien (other than Permitted Liens) on any assets of the Company or any Company Subsidiary, (f) Government Contracts, (g) partnership, joint venture, strategic alliance, stockholders’, joint development or similar Contracts, (h) Contracts involving the acquisition by the Company or any Company Subsidiary of securities or assets of a business of another Person as a going concern, and Contracts for the disposition of any significant portion of the assets or business of the Company or any Company Subsidiary; provided, that any Contracts under this clause (h) shall relate to the acquisition or disposition of assets or group(s) of assets that are valued in excess of $500,000; (i) Contracts for management services, financial advisory, practice development, business services or similar arrangements that will not terminate at the Closing without further liability to or obligations of the Company or the Company Subsidiaries, (j) Contracts involving standstill or similar arrangements, (k) Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that (i) involve outstanding payment obligations, (ii) involve payment obligations satisfied after January 1, 2014 in excess of $300,000, or (iii) include any restrictions on the operations of the Company or any Company Subsidiary other than confidentiality, release or non-disparagement provisions, (l) Contracts with a financial institution pursuant to which such financial institution sponsors the Company or any Company Subsidiary with respect to a credit or debit card network, (m) Contracts with any of the following: (i) Top Fleet Customers; (ii) Top Merchants; (iii) Top Factoring Customers; and (iv) Top Suppliers; (n) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect and (o) Real Property Leases. Notwithstanding anything in this Section 5.15, “Material Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to the Closing. (i) Neither the Company nor any of the Company Subsidiaries is in default under any Material Contract, (ii) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in default under such Material Contract and (iii) as of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or default under any Material Contract by the Company or the Company Subsidiary party thereto or any other party thereto. Each Material Contract is in full force and effect and constitutes a valid and binding obligation of the Company or the Company Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, including with respect to applicable Laws governing the enforceability of non‑competition agreements. To the Knowledge of the Company, as of the date hereof, there are no audits being conducted by third parties relating to Company’s performance under any material Contract. The Company has made available to Purchaser a complete and accurate copy of each Material Contract (as amended to date).
Section 5.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and has been for the past two (2) years, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary has obtained, and is in compliance with, all Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business, (iii) there are no Actions by any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened in writing in connection with the past or present operations of the business, properties or assets of the Company or any of the Company Subsidiaries under any Environmental Law, (iv) neither the Company nor any Company Subsidiary is subject to any Order or settlement addressing a violation of or Liability under any Environmental Law, (v) to the Knowledge of the Company, there has been no release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws by the Company or any Company Subsidiary (1) on, under, in or at any real property currently owned or leased by the Company or the Company Subsidiaries, or (2) on, under, in or at any real property formerly owned or leased by the Company or the Company Subsidiaries, and (vi) neither the Company nor any Company Subsidiary is conducting any Response Action relating to any release, discharge or disposal of Hazardous Materials.
Section 5.17    Real Property.
(a)    Neither the Company nor any Company Subsidiary owns any real property.
(b)    Section 5.17(b) of the Company Disclosure Letter sets forth a true, correct and complete listing of all Real Property leased by the Company or any Company Subsidiary (the “Company Leased Real Property”) (including street address and lessor) and each Real Property Lease with respect thereto. Each of the Company and the Company Subsidiaries, as applicable, has a valid leasehold interest to the leasehold estate in the Company Leased Real Property granted to such Person pursuant to the applicable Real Property Lease (subject to Permitted Liens). True and correct copies of such Real Property Leases have been made available to Purchaser. Neither the Company nor any Company Subsidiary is in material default under any such Real Property Lease. To the Knowledge of the Company, no other party to any such Real Property Lease is in default under any such Real Property Lease
(c)    There are no parties other than the Company and the Company Subsidiaries in possession of any portion of the Company Leased Real Property, and no Contract grants any Person (other than the Company and the Company Subsidiaries) the right of use or occupancy of any portion of the Company Leased Real Property.
(d)    Since October 18, 2013, the Company Leased Real Property and all uses and operations of the Company Leased Real Property have complied in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Company Leased Real Property.
(e)    All structures are, in all material respects, free of known defects and are, in all material respect, in good operating condition and repair. No material maintenance or repair to the Company Leased Real Property has been unreasonably deferred.
(f)    To the Knowledge of the Company, as of the date hereof, there are no outstanding options or rights of first refusal to purchase any portion of the Company Leased Real Property or any interest therein, except for such rights held or enjoyed by the Company or the Company Subsidiaries.
Section 5.18    Accounts Receivable. All material accounts receivable of the Company and the Company Subsidiaries included in the Most Recent Balance Sheet arose from bona fide third party sales, are in all material respects properly reflected in the books and records of the Company and the Company Subsidiaries, and are not subject to any outstanding material set-offs or counterclaims as of the date hereof (other than security deposits or prepayment amounts as set forth on the Most Recent Balance Sheet).
Section 5.19    Anti-Bribery Laws. The Company, each of the Company Subsidiaries and, in connection with the Company or the Company Subsidiaries, each of their respective directors, employees and agents is and has been in material compliance with all Anti-Bribery Laws.
Section 5.20    Title to Assets. Except as disclosed in Section 5.20 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has good and valid title to or, in the case of leased properties and assets, a valid leasehold interest in, all of the material assets, rights and properties shown to be owned or leased by such Person in the Most Recent Balance Sheet, free and clear of all Liens (other than Permitted Liens or Liens under Payoff Indebtedness that will be released as of the Closing), except for assets disposed of by the Company or the Company

Subsidiaries in the ordinary course of business since the Most Recent Balance Sheet Date. This Section 5.20 does not relate to Intellectual Property (which is the subject of Section 5.13).
Section 5.21    Sufficiency of Assets. None of the Sellers or their respective Affiliates (other than the Company and the Company Subsidiaries) (a) own any material assets, rights or properties which are necessary for or used in the conduct of the Business as currently conducted, (b) provide any material services to the Company or its Subsidiaries which are necessary for or used in the conduct of the Business as currently conducted (other than in their capacity as employees or directors and other than business or financial advice) or (c) hold any contractual rights to material services from any third party necessary for or used in the conduct of the Business as currently conducted. There are no assets, rights or properties necessary for the conduct of the Business as currently conducted made available to the Company or any Company Subsidiary through a transition services agreement related to a prior strategic transaction involving the Company or the Business. This Section 5.21 does not relate to Intellectual Property (which is the subject of Section 5.13).
Section 5.22    Transactions with Affiliates. No Seller, director (or person holding comparable authority) or officer (or person holding comparable authority) of the Company or any of the Company Subsidiaries, or any Affiliate of any such Person (or, in the case of any such Person who is a natural person, any other natural person who, to the Knowledge of the Company, is a member of such first natural person’s immediate family) (a) is party to any Contract with the Company or any of the Company Subsidiaries (other than employment arrangements entered into in the Ordinary Course of Business), (b) owns any property, asset or right, tangible or intangible, that is used by the Company or any of the Company Subsidiaries, (c) (i) in the case of any Seller, any Affiliate of any Seller (excluding the Company and the Company Subsidiaries) or any employee of such Persons (each, a “Seller Person”), has any Claim against the Company or any of the Company Subsidiaries other than rights arising under (x) this Agreement or in connection with the transactions contemplated hereby, (y) any obligations of the Company or any of the Company Subsidiaries with respect to indemnification or exculpation of, or advancement of expenses to, such Person as contemplated by Section 7.8, or (z) any insurance policy maintained by the Company, or any of the Company Subsidiaries for the benefit of such Person, or (ii) in the case of any other Person subject to this Section 5.22, has made any Claim against the Company or any of the Company Subsidiaries, or (d) owes money to or is owed money by the Company or any of the Company Subsidiaries. As of the date hereof, there are no facts or circumstances that would give rise to a claim or Action by a Seller Person in respect of the obligations described in clauses (y) or (z) of this Section 5.22. Nothing contained in this Section 5.22 shall be construed as a waiver of any rights contemplated by Section 7.8 hereof or under any insurance policy.
Section 5.23    Insurance. Section 5.23 of the Company Disclosure Letter sets forth a list of the material insurance policies of the Company and the Company Subsidiaries (other than title insurance policies) and a list of the claims history of the Company and the Company Subsidiaries since September 1, 2013. Since September 1, 2013 and prior to the date hereof, no written notice of default or termination has been received by the Company or any Company Subsidiary in respect of any such material insurance policy. All premiums due on such material insurance policies have been paid
Section 5.24    Customers; Suppliers.
(a)    Section 5.24(a) of the Company Disclosure Letter contains a true and correct list of the ten (10) fleet customers or clients that generated the most revenue for the Company and the Company Subsidiaries, taken as a whole, during the twelve-month period immediately preceding the Balance Sheet Date (collectively, the “Top Fleet Customers”), and the approximate amount of revenue generated by each during such period, as calculated by the Company in good faith.
(b)    Section 5.24(b) of the Company Disclosure Letter contains a true and correct list of the ten (10) fuel merchants or vendors of the Company and the Company Subsidiaries, taken as a whole, measured by transaction count during the twelve-month period immediately preceding the Balance Sheet Date (collectively, the “Top Merchants”), and the approximate transaction count for each during such period, as calculated by the Company in good faith.
(c)    Section 5.24(c) of the Company Disclosure Letter contains a true and correct list of the five (5) accounts receivable factoring services customers that generated the most account fee revenue for the Company and the Company Subsidiaries, taken as a whole, during the twelve-month period immediately preceding the Balance Sheet Date (collectively, the “Top Factoring Customers”).
(d)    Section 5.24(d) of the Company Disclosure Letter contains a true and correct list of the five (5) suppliers of goods and services (excluding those otherwise referenced above in this Section 5.24) for which the Company and the Company Subsidiaries, taken as a whole, paid the most fees to for goods and services during the twelve-month period immediately preceding the Balance Sheet Date (collectively, the “Top Suppliers”), and the amount of fees paid to each such supplier during such period.
(e)    Since the Balance Sheet Date and prior to the date hereof, none of the Top Fleet Customers, Top Merchants, Top Factoring Customers or Top Suppliers has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary. Since the Balance Sheet Date and prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any such Person that any such Person may cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary, or such Person’s purchase of the services or products of the Company or the Company Subsidiaries or delivery of services or products to the Company or the Company Subsidiaries.

Section 5.25    Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties of the Blocker in ARTICLE IV and the representations and warranties made by the Company in this ARTICLE V (as modified by the Company Disclosure Letter) are the sole and exclusive representations and warranties made by the Blocker, the Company or any other Person with respect to the Blocker, the Company and the Company Subsidiaries, including the businesses and assets of each of them or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. The Blocker, the Company and Sellers hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Blocker, the Company, any Company Subsidiary, the businesses and assets of the Blocker, the Company and the Company Subsidiaries, the Blocker Units, the Company Units and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth in this Agreement and the documents contemplated hereby, the condition of the businesses and assets of the Blocker, the Company and the Company Subsidiaries and the Blocker Units and the Company Units shall be “as is”, “where is” and “with all faults” and none of the Blocker, the Company or any Seller makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Blocker, the Company or any Company Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. None of the Blocker, the Company, any Seller nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro‑forma financial information, financial projections or other forward‑looking prospects, risks or statements (financial or otherwise) of the Blocker, the Company or any of the Company Subsidiaries made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation provided to Purchaser and its Affiliates and their respective Representatives, but excluding any representations or warranties set forth in this Agreement or any documents contemplated hereby), and the Blocker, the Company, and Sellers hereby disclaim all Liability and responsibility for any such information and statements. It is understood that any Company Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Blocker, the Company, or any Seller or their respective Affiliates or their respective Representatives or any other Person.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as (i) disclosed in any Purchaser Filed SEC Documents filed after December 31, 2014 and filed and publicly available prior to the date hereof (but disregarding any risk factor disclosures contained therein under the heading “Risk Factors”, or disclosures of risks set forth in any “forward‑looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward‑looking in nature), provided, that in no event shall any disclosure in any Purchaser Filed SEC Document qualify or limit the representations and warranties of Purchaser set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.8 or Section 6.9, or (ii) set forth in the disclosure letter delivered by Purchaser to the Company and Sellers (the “Purchaser Disclosure Letter”) in connection with this Agreement, Purchaser hereby represents and warrants to the Blocker, Sellers and the Company as of the date of this Agreement and as of the Closing as follows:
Section 6.1    Due Organization, Good Standing and Corporate Power. Purchaser is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction, including its jurisdiction of incorporation, in which the nature of its business or the ownership or leasing of its properties makes such qualification, license or good standing (or equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has delivered, prior to the date hereof, to Sellers copies of its certificate of incorporation and by‑laws, in each case, as amended and in full force and effect as of the date hereof. Purchaser is not in violation of any of the provisions of its certificate of incorporation or by‑laws.
Section 6.2    Authorization; Noncontravention.
(a)    Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, and the consummation by it of the transactions contemplated hereby or thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate or other action. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby shall be, duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of Sellers, the Blocker and the Company, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. No other corporate proceedings on the part of Purchaser or its stockholders are necessary to approve the Agreement or to consummate the transactions contemplated hereby (including the issuance of the Aggregate Stock Consideration).
(b)    The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby by the Purchaser will not, (i) conflict with any of the provisions of Purchaser’s certificate of incorporation, Purchaser’s by‑laws or other equivalent charter or organizational documents of Purchaser, as amended, (ii) conflict with or result in breach or, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound or (iv) conflict with or result in a breach of or default under any Contract to which Purchaser is a party or is bound or to which any of the properties or assets of Purchaser are subject, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts, breaches or defaults which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 6.3    Capitalization.
(a)    The authorized capital stock of Purchaser consists of 175,000,000 shares of Purchaser Common Stock (par value $0.01 per share) and 10,000,000 shares of preferred stock (par value $0.01 per share). As of the close of business on October 14, 2015 there are (i) no shares of preferred stock issued and outstanding, (ii) 38,744,684 shares of Purchaser Common Stock issued and outstanding, which number includes no shares of Purchaser Common Stock subject to restricted stock awards granted under a Purchaser Stock Plan, (iii) 4,427,706 shares of Purchaser Common Stock held in treasury, (iv) 83,067 shares of Purchaser Common Stock reserved for issuance upon the exercise of options granted by Purchaser to purchase shares of Purchaser Common Stock under a Purchaser Stock Plan, (v) 62,655 shares of Purchaser Common Stock subject to issuance upon the vesting and settlement of restricted stock unit awards issued and outstanding, (vi) 226,645 shares of Purchaser Common Stock subject to issuance upon the vesting and settlement, at target, of performance stock unit awards issued and outstanding and (vii) 95,189 shares of Purchaser Common Stock subject to issuance upon the settlement of deferred stock unit awards issued and outstanding. For purposes of this Agreement, the “Purchaser Stock Plans” means the Wright Express Corporation Amended 2010 Equity and Incentive Plan. All of the issued and outstanding shares of Purchaser Common Stock or other equity interests of Purchaser and each of the Subsidiaries of Purchaser (together with any securities convertible into equity interests of Purchaser or any Subsidiary of Purchaser, the “Purchaser Equity Securities”), as applicable, have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights. Except as set forth in this Section 6.3(a), there are no Purchaser Equity Securities issued or outstanding and neither Purchaser nor any Subsidiary of Purchaser has any obligation to issue any Purchaser Equity Securities.
(b)    The Aggregate Stock Consideration has been duly authorized by all necessary corporate action on the part of Purchaser. At the Closing Date, the Aggregate Stock Consideration will be validly issued, fully paid, nonassessable, and will not be subject to or issued in violation of any applicable Law, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or otherwise and good and valid legal and beneficial title to the Aggregate Stock Consideration will pass to Sellers, free and clear of any and all Liens except for those created by Sellers or arising out of ownership of the Aggregate Stock Consideration by Sellers or under applicable securities Laws.
Section 6.4    Consents and Approvals. Assuming (i) all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, (ii) the filing of applications and notices, as applicable, with the NYSE have been made, (iii) all filings and approvals required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement have been made, and (iv) assuming the accuracy of representations set forth in Section 3.4, Section 4.4 or Section 5.4, no consent of or filing with any Governmental Entity, must be obtained or made, is necessary or required with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except (a) the consents or filings set forth in Section 6.4 of the Purchaser Disclosure Letter and (b) any other consent or filings which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 6.5    Purchaser Filed SEC Documents; Financial Statements; No Undisclosed Liabilities; Internal Controls.
(a)    Since January 1, 2012, Purchaser has timely filed or received the appropriate extension of time within which to file all reports, schedules, forms, statements and other documents with the SEC required to be filed by Purchaser (the “Purchaser Filed SEC Documents”). As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment prior to the date hereof, the Purchaser Filed SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes‑Oxley Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto. None of the Purchaser Filed SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser has made available to the Company copies of all comment letters received by Purchaser from the SEC since January 1, 2012 and relating to the Purchaser Filed SEC Documents, together with all written responses of Purchaser thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Purchaser from the SEC. As of the date of this Agreement, to the Knowledge of Purchaser, none of the Purchaser Filed SEC Documents is the subject of any ongoing review by the SEC. No principal executive officer or principal financial officer of Purchaser has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes‑Oxley Act with respect to the applicable Purchaser Filed SEC Documents. None of Purchaser’s Subsidiaries is, or since January 1, 2012 has been, required to file periodic reports with the SEC pursuant to the Exchange Act other than as part of Purchaser’s consolidated group.
(b)    The financial statements of Purchaser and Subsidiaries of Purchaser included (or incorporated by reference) in the Purchaser Filed SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and Subsidiaries of Purchaser; (ii) fairly present, in all material respects, the consolidated income, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth therein (subject, in the case of unaudited statements, to recurring year‑end audit adjustments normal in nature and amount and the absence of footnotes and subject to restatements filed with the SEC prior to the date of this Agreement) and (iii) have been prepared in accordance with GAAP (consistently applied during the period involved), except, in each case, as otherwise described therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    Purchaser and its Subsidiaries do not have any Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP, except for Liabilities (i) reflected on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2015, (iii) in connection with existing executory Contracts, (iv) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or (v) incurred in connection with the transactions contemplated hereby. None of Purchaser or any Subsidiaries of Purchaser is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.
(d)    Purchaser maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a‑15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes‑Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a‑15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the Knowledge of Purchaser, as of the date hereof, there are no facts that would reasonably be expected to prevent Purchaser’s outside auditors, chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when required.
Section 6.6    Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser or any Subsidiary of Purchaser is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.
Section 6.7    Absence of Certain Changes or Events. Since December 31, 2014 there has not occurred a Purchaser Material Adverse Effect. During the period from December 31, 2014 to the date hereof, (a) other than in respect of the transactions contemplated hereby, the businesses of Purchaser and each of the Subsidiaries of Purchaser have been conducted in all material respects in the Ordinary Course of Business and (b) Purchaser has not taken any action or event that would have required the Company’s consent pursuant to Section 7.4.
Section 6.8    Financing. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company and each Seller true, correct and complete copies of the duly executed debt commitment letter(s) and each executed fee letter associated therewith (provided, that provisions in such fee letter(s) related solely to fees, “flex” terms and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of, or impose additional restrictions on the availability of, the Debt Financing at the Closing)), dated as of the date hereof (such commitment letter(s), including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter, collectively, the “Debt Commitment Letter(s)”), from Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (“STRH”) and MUFG Union Bank, N.A. (“MUFG” and, together with Bank of America, Merrill Lynch, SunTrust and STRH, collectively, the “Debt Financing Source(s)” providing the terms and conditions upon which the Debt Financing Source(s) have committed to provide debt financing (the “Debt Financing”) up to $2,125,000,000. As of the date hereof, the Debt Commitment Letter(s) in the form so delivered is, as to Purchaser and, to the Knowledge of Purchaser, the other parties thereto, valid, binding and enforceable (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity) obligations and in full force and effect, such commitments have not been withdrawn, terminated, rescinded or otherwise amended or modified in any respect, no such withdrawal, termination, rescission, amendment or modification is contemplated or pending, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or failure to satisfy a condition precedent on the part of Purchaser or any of its Affiliates or, to the Knowledge of Purchaser, any other Person, under any term or condition of the Debt Commitment Letter(s). The Debt Commitment Letter(s) (together with the fee letter(s) referred to therein) constitute the entire and complete agreement between the parties thereto with respect to the Debt Financing and there are not, and there are not contemplated to be, any side letters or other contracts or arrangements related to the Debt Financing other than those expressly set forth in the Debt Commitment Letter(s) and this Agreement, and, except as set forth, described or provided for in the Debt Commitment Letter(s), (i) there are no conditions precedent to the respective obligations of the Debt Financing Source(s) to provide the full amount of the Debt Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser is a party that would permit the Debt Financing Source(s) to reduce the total amount of the Debt Financing, respectively, or impose any additional conditions precedent to the availability of the Debt Financing. Purchaser has fully paid any and all commitment fees, if any, or other fees required by the Debt Commitment Letter(s) to be paid as of the date hereof, and will pay in full any such amounts due on or before the Closing Date, and Purchaser is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter(s) inaccurate or that would reasonably be expected to cause the Debt Commitment Letter(s) to be ineffective. Assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied at Closing, Purchaser has no reason to believe that any of the terms or conditions to the Debt Financing shall not be satisfied on a timely basis or that the funding contemplated in the Debt Financing shall not be made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement. At the time of Closing, assuming the Debt Financing is funded, Purchaser shall have sufficient available funds to pay the Final Aggregate Cash Consideration, the Payoff Indebtedness, the Company Expenses and all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing) and all of Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement in accordance with the terms hereof. Purchaser expressly acknowledges and agrees that the obligations of Purchaser under this Agreement are not contingent or conditioned in any manner or to any extent on the availability to Purchaser or its Subsidiaries of any financing (including, any Debt Financing for, or related to, the transactions contemplated by this Agreement).
Section 6.9    Solvency. Purchaser is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby and assuming the accuracy of the representations and warranties set forth in ARTICLE III, ARTICLE IV and ARTICLE V, the Blocker, the Company and the Company Subsidiaries shall be Solvent and shall have adequate capital to carry on their respective businesses.
Section 6.10    Litigation. As of the date hereof, there is no Action pending, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Subsidiaries (other than such Actions which, if determined adversely to Purchaser or any of its Subsidiaries, would not reasonably be expected to result, individually or together with all other Actions arising from similar facts or practices, in Liabilities to Purchaser or any of its Subsidiaries in excess of $300,000 or any material non-monetary remedies). As of the date hereof, (a) there is no pending Action and no Person has threatened to commence any Action against Purchaser or any of its Subsidiaries that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and (b) there are no Orders outstanding against Purchaser or any of its Subsidiaries. To the Knowledge of Purchaser, as of the date hereof, there are no audits or investigations by a Governmental Entity pending or threatened against Purchaser or any of its Subsidiaries. As of the date hereof, there is no action by Purchaser or any of its Subsidiaries pending, or which Purchaser or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
Section 6.11    Compliance with Laws. Since October 18, 2013, (a) The businesses of Purchaser and its Subsidiaries have been conducted in compliance with Law and any applicable Order in all material respects and (b) neither Purchaser nor any of its Subsidiaries has received any written notice from a Governmental Entity with respect to any material failure to comply with any provision of applicable Law or Order.

Section 6.12    Investment Intent.
(a)    Purchaser is acquiring the Blocker Units and the Company Units for its own account, for investment purposes only, not as a nominee or agent, and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Blocker Units or the Company Units, in violation of the federal securities Laws or any applicable foreign or state securities Law. Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the Person, with respect to any of the Blocker Units or the Company Units.
(b)    Purchaser qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
(c)    Purchaser understands that the acquisition of the Blocker Units and the Company Units to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Blocker Units and the Company Units to be acquired by it pursuant to the transactions contemplated hereby.
(d)    Purchaser understands that the Blocker Units and the Company Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Blocker Units and the Company Units and that there can be no assurance that a public market shall develop.
Section 6.13    Acknowledgment by Purchaser. Purchaser has conducted to its satisfaction its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Blocker, the Company and the Company Subsidiaries, which investigation, verification, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Blocker, the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations, projections, forecasts, opinions or other statements of the Sellers, the Blocker, the Company or any of their respective Representatives (except the specific representations and warranties of Sellers set forth in ARTICLE III, the specific representations and warranties of the Blocker set forth in ARTICLE IV and the specific representations and warranties of the Company set forth in ARTICLE V), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:
(a)    none of the Sellers, the Blocker, the Company, the Company Subsidiaries or any of their respective directors, officers, equity holders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in any presentations relating to the Blocker, the Company or the Company Subsidiaries made available to Purchaser, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the Sellers, management of the Company or the Company Subsidiaries, in “break‑out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Sellers, the Blocker or the Company, or in any other form (such information, collectively, “Company Due Diligence Materials”), or (ii) any information delivered or made available pursuant to this Agreement, or (iii) the pro‑forma financial information, projections or other forward‑looking statements of the Company or the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and
(b)    none of the Sellers, the Company, the Company Subsidiaries or any of their respective directors, officers, employees, equity holders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Blocker or the Company provided to Purchaser, in materials made available in any “data room” (virtual or otherwise), in presentations by the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).
Section 6.14    No Prior Agreements. There are no Contracts between Purchaser or any of its Affiliates, on the one hand, and any member of the management of the Company or any Company Subsidiaries, on the other hand, as of the date hereof, that relate in any way to the Company or any Company Subsidiaries or the transactions contemplated hereby, other than the employment agreements with the Specified Employee.

Section 6.15    Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Purchaser in this ARTICLE VI (as modified by the Purchaser Disclosure Letter) are the sole and exclusive representations and warranties made by the Purchaser, or any other Person with respect to the Purchaser, including its businesses and assets or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Purchaser hereby disclaims any other express or implied, written or oral, representations or warranties with respect to the Purchaser, the businesses and assets of Purchaser the Purchaser Common Stock and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. None of Purchaser nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro‑forma financial information, financial projections or other forward‑looking prospects, risks or statements (financial or otherwise) of Purchaser made, communicated or furnished (orally or in writing) to Sellers or their Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation provided to Sellers and their Affiliates and their respective Representatives, but excluding any representations or warranties set forth in this Agreement or any documents contemplated hereby), and Purchaser hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Purchaser Due Diligence Materials made available to Sellers or their Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Purchaser or its Affiliates or its Representatives or any other Person.
ARTICLE VII
COVENANTS
Section 7.1    Access to Information Concerning Properties and Records.
(a)    During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 11.1, except as prohibited by Law, the Blocker and the Company shall, and the Company shall cause the Company Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Purchaser and each of its Representatives and the Debt Financing Source(s) reasonable access to the Representatives, properties, books and records of the Blocker and the Company and the Company Subsidiaries to the extent reasonably necessary for Purchaser to familiarize itself with the business, properties and personnel of the Blocker, the Company and the Company Subsidiaries and other matters and, during such period, the Company shall furnish promptly to Purchaser all financial and operating data and other information concerning the Blocker’s, the Company’s and the Company Subsidiaries’ business, properties and personnel as Purchaser may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Blocker, the Company or the

Company Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Blocker, Company and/or the Company Subsidiaries shall not be required to (A) provide any information or access that the Company reasonably believes would violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege or other privilege or immunity of the Blocker, the Company or the Company Subsidiaries (provided, however that the Blocker and the Company shall, and the Company shall cause the Company Subsidiaries to, use commercially reasonable efforts to provide such information in a manner that does not violate any such Law or term or forfeit such privilege), (B)  provide any information or access in connection with any litigation commenced by or on behalf of Purchaser or its Affiliates, or (C) conduct, or permit Purchaser or any of its Representatives to conduct, any Phase II investigation or other environmental sampling relating to any real property owned by or leased to the Company and/or the Company Subsidiaries. All access and investigation pursuant to this Section 7.1 shall be coordinated through the Company’s General Counsel (or designee thereof) and shall be conducted at Purchaser’s expense.
(b)    Prior to the Closing Date, the Blocker and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations and the Company Subsidiaries’ operations.
(c)    Notwithstanding anything to the contrary contained herein or otherwise, Purchaser hereby agrees that it is not authorized to and shall not (and shall cause its Affiliates and any of its or their respective employees, counsel, accountants, consultants, financing sources or other Representatives not to), without the Company’s prior written consent, contact any competitor, supplier, distributor, customer, agent or Representative of the Blocker, the Company or any of the Company Subsidiaries or any other Person with whom any of the Blocker, the Company or any of the Company Subsidiaries has a business relationship regarding the transactions contemplated by this Agreement and/or any actions proposed to be taken following the consummation of such transactions.
(d)    Notwithstanding anything to the contrary in this Agreement, no access or information provided by or on behalf of the Blocker or the Company pursuant to this Section 7.1 will affect any of the representations or warranties of the Blocker or the Company contained in this Agreement.
Section 7.2    Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby (including any information provided to Purchaser pursuant to Section 7.1) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. From and after the date of this Agreement (including following termination of this Agreement), Purchaser agrees it shall be bound by and comply with the obligations of the Confidentiality Agreement. From and as of the Closing, the restrictions on the Purchaser related to non-disclosure of information of the Company, the Company Subsidiaries and the Blocker contained in the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding. Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Purchaser shall be permitted to publicly disclose the Required Information and pro forma financial information provided to sources and potential sources of the Debt Financing under any confidential information memoranda prepared in connection with the Debt Financing.
Section 7.3    Conduct of Business Pending the Closing Date.
(a)    The Blocker and Company agree that, except (i) as set forth in Section 7.3(a) of the Company Disclosure Letter, (ii) as may be expressly required by this Agreement (including with respect to the Internal Restructuring), (iii) as required by Law or a Governmental Entity, or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), during the period between the date hereof and the Closing Date, the Blocker and the Company shall, and the Company shall cause the Company Subsidiaries to, conduct their respective operations in the Ordinary Course of Business in all material respects and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep their material physical assets in good working condition, keep available the services of their executive officers and maintain in all material respects satisfactory relationships with its employees and with suppliers, clients and others having material business relationships with them; provided, however, that (A) no action or inaction by the Blocker, the Company or the Company Subsidiaries with respect to any matters specifically addressed by any clause of Section 7.3(b) shall be deemed a breach of this Section 7.3(a) unless such action would constitute a breach of Section 7.3(b) and (B) Purchaser’s consent with respect to any action or matter pursuant to Section 7.3(b) or Section 7.3(e) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 7.3(a).
(b)    In furtherance and not in limitation of Section 7.3(a) hereof, the Blocker and the Company agree that during the period between the date hereof and the Closing Date, except (x) as set forth in Section 7.3(b) of the Company Disclosure Letter, (y) as may be expressly required by this Agreement (including with respect to the Internal Restructuring) or (z) as required by Law or Governmental Entity, the Blocker and the Company shall not, and the Company shall cause the Company Subsidiaries not to, effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)    make any change in or amendment to its certificate of incorporation or its by‑laws, articles of organization, limited liability company agreement or limited partnership agreement (or comparable governing documents), as applicable;

(ii)    issue, grant or sell, or authorize to issue, grant or sell, any units or shares of its membership interests or capital stock, as applicable, or any other ownership interests, as applicable, or issue, grant or sell, or authorize to issue, grant or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance, grant or sale of, any units or shares of its membership interests, capital stock or any other ownership interests, as applicable;
(iii)    split, combine, directly or indirectly redeem or reclassify, purchase or otherwise acquire, any shares or units of its capital stock, membership interests or its other securities, as applicable;
(iv)    sell, transfer, lease, license or otherwise dispose of any assets or properties for a purchase price in the aggregate in excess of $100,000, except (A) in the Ordinary Course of Business, (B)  dispositions of obsolete or immaterial assets or (C) transfers among the Company and the Company Subsidiaries;
(v)    other than in the Ordinary Course of Business, (A) in the case of the Company or any Company Subsidiary, amend in any material respect, waive any material rights under, terminate or extend any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of (unless any modified terms would include any new (x) change in control restriction that would be triggered by the transactions contemplated by this Agreement or (y) provision that would materially restrain, limit or impede the Company’s or the Company Subsidiaries’ (or, after the Closing, Purchaser’s) ability to compete with or conduct any business or line of business), or otherwise extend or terminate any Material Contract that has expired in accordance with its terms within six (6) months prior to the date hereof (provided such expired Material Contract has been made available to Purchaser prior to the date hereof) or is scheduled to expire in accordance with its terms within six (6) months after the End Date; and (B) in the case of Blocker, amend, enter into, extend or terminate any contract or other agreement of any kind;
(vi)    (A) abandon or cancel any applications or registrations for any Company Registered Intellectual Property, or (B) transfer, assign or exclusively license any Company Intellectual Property;
(vii)    (A) (I) in the case of the Company or any Company Subsidiary, incur or guarantee any Indebtedness, other than (v) Indebtedness that will be repaid prior to or on the Closing Date, (w) short-term Indebtedness, (x) intercompany Indebtedness, (y) letters of credit incurred in the Ordinary Course of Business and (z) borrowings under the existing credit facilities set forth in Section 7.3(b)(vii) of the Company Disclosure Letter and (II) in the case of Blocker, incur any liabilities of any kind other than in connection with its ownership of the Company Units or in connection with complying with the terms of this Agreement; or (B) make any loans or advances to any other Person, other than loans and advances to Company Subsidiaries or employees consistent with past practice;
(viii)    grant or agree to grant to any officer or, except in the Ordinary Course of Business, any other employees, of the Company or the Company Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation, severance, retention, change in control or other employee benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (A) as may be required under applicable Law, (B) required by the terms of Employee Benefit Plans in effect on the date hereof, or (C) payment of any accrued or earned but unpaid compensation;
(ix)    cancel or forgive any Indebtedness in excess of $50,000 individually or $175,000 in the aggregate owed to the Company or the Company Subsidiaries other than Indebtedness of the Company to any Company Subsidiary or Indebtedness for borrowed money of any Company Subsidiary to the Company or any other Company Subsidiary;
(x)    subject to any Lien, except for Permitted Liens incurred in the Ordinary Course of Business or Liens in connection with Payoff Indebtedness, any of its material property or assets;
(xi)    except as may be required by any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;
(xii)    adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xiii)    acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person or other business organization, unit or division other than acquisitions that (A) have a purchase price not, individually or in the aggregate, in excess of $1,500,000 and (B) would not reasonably be expected to prevent, materially delay or impair the ability of the Company or the Blocker to consummate the transactions contemplated by this Agreement;
(xiv)    make or change any material Tax election, change an annual accounting period, file any material amended Tax Return, enter into any closing agreement,

waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax Liability or assessment, surrender any right to claim a material refund of Taxes or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;
(xv)    fail to pay the premiums on any material insurance policies providing for coverage which are in effect as of the date of this Agreement;
(xvi)    involuntarily terminate the employment of the Specified Employee other than for “cause” (as reasonably determined by the Company) or as a result of such Specified Employee’s death or disability or modify the terms and conditions of employment for the Specified Employee in any material respect;
(xvii)    make or agree to make any capital expenditures in excess of $6,000,000 in the aggregate; or
(xviii)    authorize in writing any of, or commit or agree in writing to take any of, the foregoing actions in the foregoing clauses (i) through (xvii).
(c)    Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the Blocker, the Company or the Company Subsidiaries prior to the Closing. Prior to the Closing, Sellers and the management of the Blocker, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Blocker, the Company and the Company Subsidiaries and notwithstanding anything contained herein to the contrary, no consent of Purchaser shall be required with respect to any matter set forth in this Section 7.3 or elsewhere in this Agreement to the extent that the requirement of such consent or not taking any action or refraining from taking any action that would otherwise require consent would, based on the advice of counsel to the Company, violate any applicable Law.
(d)    Notwithstanding anything contained in this Agreement to the contrary, (i) the Blocker, the Company and the Company Subsidiaries shall be permitted to periodically settle intercompany balances (including through cash dividends and capital contributions) and (ii) the Blocker and the Company and the Company Subsidiaries are permitted to dividend all or any of the Cash and Cash Equivalents of the Blocker, the Company and the Company Subsidiaries to Sellers immediately prior to Closing.
(e)    In furtherance and not in limitation of Section 7.3(a) hereof, the Blocker and the Company agree that during the period between the date hereof and the Closing Date, except (x) as set forth in Section 7.3(b) of the Company Disclosure Letter, (y) as may be expressly required by this Agreement or (z) as required by Law or a Governmental Entity, the Blocker and the Company

shall manage, and pay and collect, as applicable, their accounts payable, their accounts receivable and their Cash and Cash Equivalents in the Ordinary Course of Business.
Section 7.4    Purchaser Conduct of Business. Purchaser agrees that during the period between the date hereof and the Closing Date, except (i) as set forth in Section 7.4 of the Purchaser Disclosure Letter, (ii) as may be expressly required by this Agreement, (iii) as required by Law or a Governmental Entity, or (iv) with the prior written consent of Sellers’ Designee (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause each of its Subsidiaries not to, effect any of the following without the prior written consent of the Company:
(a)    make any change in or amendment to its certificate of incorporation or its by‑laws, articles of organization or limited liability company agreement (or comparable governing documents), as applicable, in any manner that would be adverse to the holders of Purchaser Common Stock;
(b)    make, declare or pay any dividend, or make any other distribution on, or split, combine, directly or indirectly redeem or reclassify, repurchase or otherwise acquire, Purchaser Equity Securities, other than (i) any redemption, repurchase or acquisition in connection with the termination of employees holding Purchaser Equity Securities or (ii) any cash dividend consistent with past practice;
(c)    adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization (excluding, for the avoidance of doubt, corporate restructuring activities conducted in the Ordinary Course of Business solely among wholly-owned Subsidiaries of Purchaser);
(d)    acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person or other business organization, unit or division, other than acquisitions that (A) have a purchase price not, individually or in the aggregate, in excess of $25,000,000 and (B) would not reasonably be expected to prevent, materially delay or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement; or
(e)    authorize in writing any of, or commit or agree in writing to take any of, the foregoing actions in the foregoing clauses (a) through (e).
Section 7.5    Reasonable Best Efforts. Except as otherwise set forth in Section 7.6 or Section 7.14, subject to the terms and conditions set forth herein, and to applicable legal requirements, each of Purchaser, the Blocker, the Company and each Seller shall cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the satisfaction of the respective conditions set forth in ARTICLE VIII and (ii) obtaining any consents from third parties that are necessary or desirable in connection with the transactions contemplated by this agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of the Purchaser, Blocker, the Company or the Company Subsidiaries or any of their respective Affiliates shall have any obligation to amend or modify any Contract or pay any fee to any third party for the purpose of obtaining any consent or waiver of any third party in connection with the transactions contemplated hereby. Without limiting the obligations of the Blocker, the Company and each Seller pursuant to this Section 7.5 and the representations and warranties in Section 3.2(b), Section 4.2(b) and Section 5.2(b), Purchaser acknowledges that, except as contemplated by Section 8.2(d), obtaining consents or waivers from parties to Contracts which the Blocker, the Company or a Company Subsidiary is a party is not a condition to the consummation of the transactions contemplated hereby.
Section 7.6    Antitrust Filings; Consents.
(a)    Purchaser, the Blocker, the Sellers and the Company, shall: (i) as promptly as practicable after the date of this Agreement take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, which filings shall include a request for early termination of the applicable waiting period under the HSR Act, and in furtherance and not in limitation of the foregoing, shall make all filings of any Notification and Report Form required under the HSR Act as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between Purchaser and the Sellers, the Blocker, and the Company); (ii) use reasonable best efforts to take such actions as may be required to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to April 18, 2016 (and if the End Date is extended in accordance with Section 11.1(c), from and after the time the End Date is extended, prior to the End Date as so extended); and (iii) at the earliest practicable and advisable date comply with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Purchaser, the Sellers, the Blocker and the Company agree to cooperate in all respects and coordinate and consult with each other in good faith in connection with any positions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals taken, made or submitted or to be taken, made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Each of Purchaser, the Sellers, the Blocker and the Company shall promptly notify the other parties hereto of any written communication made to or received by any of Purchaser, any Seller, the Blocker or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed substantive written communication to any such Antitrust Authority and incorporate the other parties’

reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Antitrust Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on the one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(b)    Purchaser shall be responsible for the payment of all filing fees under the HSR Act and under any such other applicable laws or regulations; provided, however, that to the extent any Seller is required to file a Notification and Report Form required under the HSR Act with respect to its acquisition of Purchaser Common Stock, the Sellers shall be responsible for the payment of all filing fees related to any such filing.
(c)    Purchaser, the Sellers and the Company shall in good faith consult with each other and coordinate with respect to the overall strategy relating to the Antitrust Laws; provided, however, that subject in each case to the other provisions of this Section 7.6, if there is a difference of opinion as to the timing of actions under this Section 7.6 or the terms of any timing agreement with any Antitrust Authority, Purchaser shall be entitled to make the final decision with respect to such matters of timing after consultation with the Company and consideration of any comments from the Company and its counsel in good faith; provided further that in no event shall Purchaser be permitted to agree with any Antitrust Authority to extend any waiting period beyond the End Date as then in effect without the prior written consent of the Company.
(d)    Purchaser, the Sellers, the Blocker, and the Company shall not, and shall cause their respective Subsidiaries and Affiliates not to, take any action that could reasonably be expected to delay or make more difficult the obtaining of clearance or expiration of the required waiting periods under the HSR Act or any other applicable Antitrust Laws, including acquiring or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by purchasing in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise delay or prevent the consummation of the transactions contemplated hereby.

(e)    In furtherance of and not in limitation to Section 7.6(a) and this Section 7.6(e), but subject to Section 7.6(g), each of Purchaser, and the Blocker, the Company, and Sellers, shall, and shall cause its Affiliates to, use its reasonable best efforts to take such actions as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other applicable Antitrust Laws so as to enable the consummation of the transactions contemplated hereby to occur as promptly as practicable after the execution of this Agreement (and in any event no later than the End Date then in effect), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity under the HSR Act or other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement.
(f)    Purchaser and the Blocker, the Company and the Sellers, shall, upon request by the other and subject to applicable laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, submission or application made by or on behalf of Purchaser or the Blocker, the Company and the Sellers, or any of their respective Subsidiaries or Affiliates, to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding any provisions of this Section 7.6 to the contrary, (x) materials provided to the other party pursuant to this Section 7.6 may be redacted (A) to remove references concerning the valuation of Purchaser, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns and (y) each party shall have the right to designate any information provided to the other party as subject to review by outside counsel only or by a clean team only pursuant to and in accordance with the Clean Team Agreement.
(g)    Notwithstanding anything else contained herein, the Blocker, the Company and the Sellers shall not, without the prior written consent of the Purchaser, (1) offer to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, the Company or the Company Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third-party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (2) agree or otherwise commit to undertake a Divestiture, (3) take or commit to take such other actions that may limit Purchaser’s, its Affiliates’, the Company’s or the Company Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets (a “Restraint”), or (4) enter into any Order, consent decree or other agreement to effectuate any of the foregoing. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to offer, negotiate, agree to, effect, commit to, or undertake any Divestiture or Restraint, or enter into any Order, consent decree or other agreement to effectuate any of the foregoing provisions of this Section 7.6.
Section 7.7    Employee Benefits.

(a)    Until the first anniversary of the Closing Date (or such shorter period of employment), Purchaser shall provide or cause the Company and/or the Company Subsidiaries to provide to each person who is an employee of the Company or the Company Subsidiaries immediately prior to the Closing (each a “Company Employee”) a salary or wage level, as applicable, at least equal to the salary or wage level to which the individual was entitled immediately prior to the date of this Agreement (or as adjusted where permitted under Section 7.3(b)(viii)). Until December 31, 2016 (or such shorter period of employment), Purchaser shall provide to each Company Employee (i) a target annual cash bonus opportunity (excluding equity compensation) at least equal to the target annual cash bonus opportunity (excluding equity compensation) to which he or she was entitled immediately prior to the date of this Agreement (or as adjusted where permitted under Section 7.3(b)(viii)), and, with respect to each Company Employee in the United States (collectively, the “U.S. Company Employees”), (ii) generally applicable employee benefit plans that, in the aggregate, are at least as favorable as the generally applicable employee benefit plans available to such U.S. Company Employee immediately prior to the Closing Date, provided that coverage subject to the Affordable Care Act may be excepted from the comparison if and solely to the extent changes are required for compliance with applicable Law. In addition, Purchaser or the Company shall not cause the coverage set forth on Section 7.7(a) of the Company Disclosure Letter to be canceled effective before December 31, 2016, subject to the conditions in that Section.
(b)    Without limiting the generality of the foregoing, Purchaser shall cause the Company and each Company Subsidiary to keep in effect until December 31, 2016, severance plans, practices and policies applicable to U.S. Company Employees that are no less favorable than such plans, practices and policies of the Company or any Company Subsidiary in effect immediately prior to the date hereof and in which such U.S. Company Employees were eligible to participate (the details of which are set forth on Section 7.7(b) of the Company Disclosure Letter) and will comply with respect to Canadian Law concerning severance with respect to Company Employees working in Canada (“Canadian Company Employees”), and Purchaser shall, and shall cause the Company to, indemnify and hold harmless Sellers from any severance, termination or retention liabilities or obligations with respect to such employees effective on and after the Closing Date. This Section 7.7(b) shall not apply to any Company Employees with individual agreements with the Company that provide for severance in lieu of the foregoing severance plans, practices and policies, which such agreements shall be assumed and honored as set forth in Section 7.7(e).
(c)    For purposes of the first plan year ending after the Closing Date, Purchaser shall cause the Company to take commercially reasonable efforts to (i) ensure that no limitations or exclusions as to pre‑existing conditions, evidence of insurability or good health, waiting periods or actively‑at‑work exclusions or other limitations or restrictions on coverage are applicable to any U.S. Company Employees or their dependents or beneficiaries under any health, dental or vision benefit plans in which such employees may be eligible to participate and (ii) provide or cause to be provided that any costs or expenses incurred by U.S. Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for such plan year for purposes of satisfying applicable deductible, co‑payment, and coinsurance under any such health, dental or vision benefit plans.
(d)    With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by the Company or the Purchaser, Purchaser shall, or shall cause the Company to, grant, or cause to be granted to, all U.S. Company Employees (and, where applicable, Canadian Company Employees) from and after the Closing Date credit for all service with the Company or the Company Subsidiaries, and their respective predecessors, prior to the Closing Date) for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, and level of benefits (subject, in Purchaser’s discretion, to the accrual or carryover caps that Purchaser applies for vacation and paid time off); provided, however, that in the event Purchaser applies such accrual and carryover caps in a manner that results in any U.S. Company Employee’s forfeiting any vacation or paid time off, he or she has accrued as of the Closing that he or she is not permitted to utilize, Purchaser shall, or shall cause one of its Subsidiaries to, reimburse such U.S. Company Employee in cash, for the value of such forfeited vacation and paid time off), but excluding benefit accrual under any defined benefit pension plan) to the extent (i) such service was recognized under a comparable plan, policy, allowance or practice of the Company and/or a Company Subsidiary prior to the Closing Date and (ii) recognition of such service will not result in any duplication of benefits.
(e)    From and after the Closing Date, Purchaser shall, and Purchaser shall cause the Company and the Company Subsidiaries to, assume and honor, in accordance with the terms thereof as in effect as of immediately prior to the Closing Date (or as they may be amended, terminated, or replaced in accordance with their terms, and, if required by bilateral agreements, the consent of the covered Company Employee), each individual employment, severance and change in control Contract to which the Company or any Company Subsidiary is a party.
(f)    If requested by Purchaser in writing delivered to the Company not less than fifteen (15) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions as are necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date. In addition, if the Company 401(k) Plans are terminated, Purchaser shall use commercially reasonable efforts (not to include any required plan amendment) to provide for rollovers of assets and 401(k) loans.
(g)    Section 7.7 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any prior, current, or future employee of the Company or any of the Company Subsidiaries, any participant in any Employee Benefit Plan or any beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require Purchaser to establish or maintain any specific Employee Benefit Plan for any length of time, (ii) is intended to create an Employee Benefit Plan or comparable plan maintained by Purchaser or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate existence of employment relations between the Company or any Company Subsidiary and any of its service providers (including contractors and consultants). Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 7.7 to create any rights or obligations except between the parties hereto. No prior, current or future employee of the Company or any Company Subsidiary, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Sellers, Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates under this Section 7.7.
(h)    With respect to any individual listed on Section 7.7(h) of the Company Disclosure Letter whose employment with Purchaser or any of its Affiliates after the Closing ends on or before the second anniversary of the Closing Date, Purchaser shall notify Sellers’ Designee or its designee, in writing, of any such individual’s termination of employment with Purchaser or any of its Affiliates. Such notice will include a statement as to whether the individual’s ceasing to be employed was on grounds constituting (i) “Good Reason” or “Without Cause” or “Disability” under the definitions specified on Section 7.7(h) of the Company Disclosure Letter (without any obligation to specify which definition applies), (ii) death, or (iii) on other grounds. Any such notice shall be delivered to Sellers’ Designee or its designee within five (5) Business Days of the effective date of such individual’s termination of employment. Purchaser agrees to promptly respond to any reasonable request from Sellers’ Designee inquiring as to whether any individual on the list remains employed.
Section 7.8    Indemnity; Directors’ and Officers’ Insurance.
(a)    For a period of six (6) years after the Closing Date, Purchaser shall, and shall cause the Blocker and the Company to, ensure that all rights to indemnification and exculpation existing immediately prior to the date hereof in favor of any individual who, at or prior to the Closing Date, was a director or officer of the Blocker, the Company or the Company Subsidiaries or who, at the request of the Blocker, the Company or the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “D&O Indemnified Persons”) as provided in the respective governing documents of the Blocker, the Company and the Company Subsidiaries and any indemnification agreements listed in Section 7.8 of the Company Disclosure Letter to which the Company or any

Company Subsidiary is party or bound are fulfilled and honored in all respects; provided, that in the event any claim or claims are asserted or made within such six (6)‑year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
(b)    For a period of six (6) years after the Closing Date, Purchaser shall, and shall cause the Company to, provide or maintain in effect through the purchase of “run‑off” coverage or otherwise, directors’ and officers’ and corporate liability insurance (“D&O Insurance”) covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and the Company Subsidiaries as of the date hereof (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and the Company Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those of the Existing Policy; provided, however, that if such “run‑off” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the Existing Policy (the “Insurance Cap”), then Purchaser shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap. If any claim, action, proceeding or investigation involving any D&O Indemnified Person in any capacity is asserted or made within six (6) years of the Closing Date, Purchaser shall cause coverage under any such D&O Insurance described in this Section 7.8(b) to be continued beyond such six (6)‑year period in respect of such claim until the final disposition of such claim, action, proceeding or investigation.
(c)    Notwithstanding any other provisions hereof, the obligations of Purchaser and the Company contained in this Section 7.8 shall be binding upon the successors and assigns of Purchaser and the Company. In the event Purchaser or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers fifty percent (50%) or more of its properties or assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, assume and honor the indemnification and other obligations set forth in this Section 7.8.
(d)    Each of Purchaser, the Blocker and the Company shall jointly and severally be an indemnitor of first resort without regard to any rights a D&O Indemnified Person may have against any Seller or any of their respective Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to any Seller or any of their respective Affiliates, other than the D&O Insurance (such Persons, the “Other Indemnitors”). Purchaser irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (i) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof, and (ii) that any D&O Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Blocker, the Company or any Company Subsidiary or Purchaser must perform its expense advancement and reimbursement, and indemnification obligations, under this Agreement. Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought indemnification from Purchaser, the Blocker, the Company or any Company Subsidiary shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Person against Purchaser, the Blocker, the Company or any Company Subsidiary.
(e)    The obligations of Purchaser and the Company under this Section 7.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 7.8 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8). The provisions of this Section 7.8 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his, her or its heirs and his or her Representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.8 is not prior to or in substitution for any such claims under such policies.
Section 7.9    Public Announcements. The initial press releases to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed by the parties. The parties agree that such press releases will be issued promptly following execution of this Agreement. Each Seller, the Blocker, the Company and Purchaser each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other parties for review a copy of any such press release or public statement, and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of (i) Purchaser, in the case of any press release or public statement by any Seller or, prior to the Closing, the Blocker or the Company or (ii) the Sellers, in the case of any press release or public statement by Purchaser, or after the Closing, the Blocker or the Company, in each case, unless required by applicable Law or regulations of any applicable stock exchange (provided that, to the extent not prohibited by applicable Law, a party shall to the extent reasonably practicable consult with the other parties prior to making any such disclosure required by Law or regulations of any applicable stock exchange); provided, however, that (x) following the initial press release, the foregoing shall not restrict or prohibit the Company or Purchaser from making any announcement through the Closing Date (after prior consultation with the other to the extent practicable under the circumstances) to its employees, customers and other business relations to the extent it determines in good faith that such announcement is necessary or advisable, (y) any Affiliate of a Seller may disclose the transactions contemplated by this Agreement and any information related thereto and any of the terms hereof to its actual or potential limited partners or other investors in the Ordinary Course of Business, and (z) nothing in this Section 7.9 shall prohibit any disclosure required under the Credit Agreement or any other Contract to which the Blocker, the Company or any Company Subsidiary is a party.
Section 7.10    Notification of Certain Matters; Supplemental Disclosure.
(a)    The Blocker, the Company and each Seller, on the one hand, and Purchaser, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Blocker, Knowledge of the Company, the Knowledge of Sellers or the Knowledge of Purchaser, as the case may be, threatened, against the Company, the Company Subsidiaries, any Seller or Purchaser, as the case may be, (ii) any cancelation or termination by any of the Top Fleet Customers, Top Merchants, Top Factoring Customers or Top Suppliers of its relationship with the Company or any Company Subsidiary or the receipt of any written notice from any such Person that any such Person may cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any Company Subsidiary or (iii) the occurrence or non‑occurrence of any fact or event which would be reasonably expected to cause any condition set forth in ARTICLE VIII not to be satisfied; provided, that a party’s failure to give notice of any such occurrence as required pursuant to this Section 7.10(a) shall not be taken into account in determining whether the conditions set forth in ARTICLE VIII have been satisfied.
(b)    Not less than two Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a supplement to the Seller Disclosure Letter and the Company and the Blocker shall deliver to Purchaser a supplement to the Company Disclosure Letter, in each case disclosing any actions, events or changes in circumstances arising after the date of this Agreement that, if arising prior to the date of this Agreement, would have been required to have been disclosed pursuant to such party’s representations or warranties; provided, that failure to provide disclosure required pursuant to this Section 7.10(b) shall not be taken into account in determining whether the conditions set forth in ARTICLE VIII have been satisfied; provided further, that such supplemental disclosure shall not be deemed to (i) cure any breach of any Fundamental Representation for purposes of ARTICLE X or (ii) except to the extent such supplemental disclosure is contemplated by any particular representation or warranty, cure any breach of any representation or warranty of the Sellers, the Blocker or Company set forth in this Agreement for purposes of determining whether the conditions set forth in ARTICLE VIII have been satisfied.
Section 7.11    Preservation of Records.
(a)    For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Purchaser shall preserve and retain, and shall cause the Blocker, the Company, and each Company Subsidiary to preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Blocker, the Company and the Company Subsidiaries (including (i) any documents relating to any governmental or non‑governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) relating to the conduct of the business and operations of the Company and the Company Subsidiaries prior to the Closing Date (the “Books and Records”). The provisions of this Section 7.11(a) shall cease to apply in the event of a sale or disposition of the Company or the Company Subsidiaries by Purchaser.
(b)    To the extent reasonably required in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by or the preparation of financial statements of any Seller or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement (other than in any matter relating to a potential or actual dispute arising out of this Agreement), Purchaser shall, and shall cause the Company to, reasonably cooperate with such Seller or Sellers’ Designee, as applicable, and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to the Books and Records as shall be necessary or reasonably requested in connection therewith, all at the sole cost and expense of such Seller. Such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or the Company Subsidiaries.
(c)    To the extent reasonably required in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of the Blocker, the Company, the Company Subsidiaries or Purchaser or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement (other than in any matter relating to a potential or actual dispute arising out of this Agreement), each Seller shall cooperate with Purchaser and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to the books and records of such Seller as shall be necessary or reasonably requested in connection therewith, all at the sole cost and expense of Purchaser. Such requested cooperation shall not unreasonably interfere with the ongoing operations of any Seller or its Affiliates.
Section 7.12    Resignation of Members of Governing Bodies. At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing) with respect to any officer or member of the board of managers, board of directors, executive committee or similar governing body of the Company or the Company Subsidiaries who was appointed by a Seller, each Seller shall (i) cause any such Person who is an employee of any Seller, or of any controlling Affiliate of any Seller, to tender his or her resignation from such position effective as of the Closing Date, and (ii) use its reasonable best efforts to cause any such Person who is not an employee of any Seller to tender his or her resignation (or, if such Person refuses to tender his or her resignation, to effect the removal of such Person) from such position effective as of the Closing Date.
Section 7.13    Conflicts; Privileges. It is acknowledged by each of the parties hereto that (x) the Blocker, the Company and each Seller has retained Cleary Gottlieb Steen & Hamilton LLP (“CGSH”) to act as its counsel in connection with the transactions contemplated hereby, (y) CGSH has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of CGSH for conflict of interest or any other purposes as a result thereof and (z) CGSH intends to act as legal counsel to the Sellers (including, for the avoidance of doubt, the Sellers’ Designee) and their Affiliates after the Closing. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser or any of its Affiliates (including after the Closing, the Blocker, the Company and the Company Subsidiaries) and any Seller, or any of its Affiliates (including, prior to the Closing, the Blocker, the Company or the Company Subsidiaries), CGSH may represent any such Seller or any such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Blocker, the Company or the Company Subsidiaries), and even though CGSH may have represented the Blocker, the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Blocker, the Company or the Company Subsidiaries, Purchaser, the Blocker and the Company hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that CGSH has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including after the Closing, the Blocker, the Company or the Company Subsidiaries) and the Blocker, the Company, the Company Subsidiaries, or any Seller or Affiliate of any Seller, CGSH may represent any such party in such dispute even though the interest of any such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Blocker, the Company or the Company Subsidiaries), the Blocker, the Company or the Company Subsidiaries and even though CGSH may have represented the Blocker, the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Blocker, the Company or the Company Subsidiaries. Purchaser further agrees that, (i) as to all communications between CGSH and any Seller that relate in any way to the transactions contemplated by this Agreement, the attorney‑client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and may be controlled by such Seller and shall not pass to or be claimed by Purchaser, the Blocker, the Company or the Company Subsidiaries, and (ii) as to all communications prior to the Closing between CGSH and the Blocker or the Company, or among CGSH, the Blocker, the Company and/or one or more Sellers, that relate in any way to the transactions contemplated by this Agreement, the attorney‑client privilege, the expectation of client confidence and all other rights to evidentiary privilege belong to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Purchaser, the Blocker, the Company or the Company Subsidiaries. Each of Purchaser, the Blocker and the Company acknowledges and agrees that from and after Closing (i) the Blocker, the Company, the Company Subsidiaries (and their respective Affiliates) shall not have access to any such communications or to the files of CGSH relating to such engagement and (ii) CGSH shall have no duty whatsoever to reveal or disclose any such attorney‑client communications or files to the Blocker, the Company or any of their respective Affiliates by reason of any attorney‑client relationship between CGSH and the Blocker, the Company or any of their respective Affiliates or otherwise. Purchaser agrees to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.13. The parties hereto further agree that CGSH and its partners and employees are third‑party beneficiaries of this Section 7.13 and that this Section 7.13 may not be amended, waived or modified without the prior written consent of CGSH.
Section 7.14    Financing.
(a)    Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter(s) on or prior to the Closing Date. Such actions shall include: (i) maintaining in full force and effect the Debt Commitment Letter(s) in the form provided to the Company on or prior to the date hereof (provided that the Debt Commitment Letter(s) may be amended, supplemented, modified and replaced as set forth below), (ii) satisfying on a timely basis (or obtaining the waiver of, taking into account the expected timing of the Closing) all of the conditions precedent and covenants to the Debt Financing applicable to Purchaser that are to be satisfied by Purchaser, (iii) negotiating, executing and delivering definitive documents (“Debt Financing Documents”) that reflect the terms contained in the Debt Commitment Letter(s) (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter(s) or any related fee letter), in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date, and to the extent the Debt Financing Documents are executed and delivered prior to the Closing, maintaining in full force and effect and enforcing the Debt Financing Documents, (iv) drawing the full amount of the Debt Financing needed to fund the transactions contemplated hereunder and (v) fully enforcing its rights under the Debt Commitment Letter(s) and the Debt Financing Documents in order to consummate the Debt Financing at or prior to Closing. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter(s). Purchaser shall comply with all of its obligations under each of the Debt Financing Documents. Subject to Section 7.14(c), Purchaser shall not permit or consent to (x) any amendment, supplement or modification to be made to the Debt Commitment Letter(s) if such amendment, supplement or modification would (A) adversely change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) adversely change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)) or (D) otherwise adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or the timing of the Closing; (y) any waiver of any provision or remedy under the Debt Commitment Letter(s) (other than a condition to funding in favor of the lenders thereunder), or (z) early termination of the Debt Commitment Letter(s). For purposes of this Agreement, references to the “Debt Commitment Letter(s)” shall include such document(s) as permitted or required by this Section 7.14 to be amended, modified, waived or substituted, in each case from and after such amendment, modification, waiver or substitution. Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the Debt Financing and a failure of the Closing to occur because Purchaser shall not have received the proceeds contemplated by the Debt Financing shall constitute a breach of this Agreement by Purchaser. Purchaser shall keep the Company fully informed, in all reasonable detail, of the status of its efforts to arrange the Debt Financing. Purchaser shall provide the Company, upon reasonable request, with copies of any Debt Financing Documents and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.
(b)    Purchaser shall apprise the Company of material developments relating to the Debt Financing and shall give the Company notice of any material adverse change with respect to such Debt Financing. Notwithstanding the foregoing, Purchaser shall promptly (and, in any event, within two (2) Business Days) notify the Company in writing (i) of Purchaser’s Knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter(s) or Debt Financing Documents, (ii) of the receipt by Purchaser or any of its Affiliates or Representatives of any notice or other communication from the Debt Financing Source(s), any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter(s) or any Debt Financing Document or any provision of the Debt Financing contemplated pursuant to the Debt Commitment Letter(s) or Debt Financing Document (including any proposal by the Debt Financing Source(s), lender or other Person to withdraw, terminate or make a material change in the terms of (including the amount of Debt Financing contemplated by) the Debt Commitment Letter(s)) or (B) material dispute or disagreement between or among any parties to Debt Commitment Letter(s) or any Debt Financing Document if such dispute or disagreement would reasonably be expected to affect the timely availability of, or amount of, the Debt Financing, and (iii) of the termination or expiration of the Debt Commitment Letter(s) or Debt Financing Documents for any reason. As soon as reasonably practicable, but in any event within two (2) Business Days after the Company delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 7.14(b).
(c)    In the event of any Financing Failure Event, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such Financing Failure Event an alternative debt financing (an “Alternative Financing”), including from alternative sources on whatever terms are then available to Purchaser, whether or not such terms are more or less favorable to Purchaser than the terms of the Debt Commitment Letter(s), in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder, it being understood and agreed that if Purchaser proceeds with any Alternative Financing, Purchaser shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, Purchaser shall promptly provide the Company with true, correct and complete copies of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). In the event any Alternative Financing is obtained and an Alternative Financing Commitment Letter is entered into, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letter(s)” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing.
(d)    From the date hereof until the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company

Subsidiaries to, provide to Purchaser, on a timely basis at Purchaser’s sole expense, all cooperation in connection with the arrangement of the Debt Financing as is customary and may be reasonably requested by Purchaser, including:
(i)    furnishing to Purchaser, (A) the audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, members’ equity and cash flows of Mustang Holdings for the fiscal year ending December 31, 2014 and each subsequent fiscal year ended at least 125 days before the Closing Date, and (y) an unqualified audit opinion of Ernst & Young LLP with respect to the audited financial statements described in (A) above and (B) within sixty days of the end of each fiscal quarter ended subsequent to December 31, 2014 (other than the fiscal quarters ending on December 31) and at least sixty days prior to the Closing Date, unaudited consolidated balance sheets and unaudited consolidated statements of operations and comprehensive income, members’ equity and cash flows of Mustang Holdings for such fiscal quarter (and Purchaser hereby acknowledges receipt of the financial statements described in the foregoing clause (A) for the fiscal year ending December 31, 2014, and described in the foregoing clause (B) for the fiscal quarters ended March 31, 2015 and June 30, 2015), provided that, for the avoidance of doubt, in no event shall the Company or any of its Subsidiaries be required to provide (x) pro forma financial statements or pro forma adjustments reflecting the Debt Financing, Alternative Financing, or (y) any description of all or any component of the Debt Financing, Alternative Financing (all such information in this clause (i), collectively, the “Required Information”);
(ii)    facilitating the pledging of collateral and executing and delivering customary definitive documentation with respect to the Debt Financing contemplated by the Debt Commitment Letter(s), including providing customary assistance to facilitate the foregoing and executing and delivering security documents and agreements required by the Debt Commitment Letter(s) for the purpose of creating the liens securing the Debt Financing contemplated by the Debt Commitment Letter(s) and to deliver original stock certificates, if any, together with customary stock powers executed in blank, with respect to the Company and each of the Company Subsidiaries that are required by the Debt Commitment Letter(s) to be delivered in order to perfect the security interests of the lenders in such collateral; provided that any such pledges, execution and deliveries shall become effective only at, or as of, the Closing;
(iii)    causing the Company’s and the Company Subsidiaries’ senior officers to participate, but only together with the senior officers of Purchaser and its Subsidiaries, requested in advance and at a time and place reasonably acceptable to such senior officers of the Company and the Company Subsidiaries, in a reasonable number of bank presentation meetings in connection with the Debt Financing contemplated by the Debt

Commitment Letter(s), and reasonable assistance in preparing one or more confidential information memoranda (including the execution of a customary authorization letter solely with respect to the information relating to the Company and the Company Subsidiaries included in any such confidential information memoranda if (A) such authorization letter is in form and substance reasonably satisfactory to the Company and (B) the Company shall have received drafts of the related confidential information memoranda, at least two Business Days prior to the date of any such letter, and any comments of the Company on such draft confidential information memoranda have been accurately reflected therein and the information relating to the Company and the Company Subsidiaries included therein shall be reasonably acceptable to the Company);
(iv)    assisting Purchaser in preparing customary rating agency presentations in connection with the Debt Financing contemplated by the Debt Commitment Letter(s); and
(v)    as long as such information is reasonably requested by Purchaser in writing at least ten Business Days prior to the Closing Date, providing to Purchaser, within three Business Days prior to the Closing Date, all documentation and other information with respect to the Company that is required in connection with the Debt Financing contemplated by the Debt Commitment Letter(s) by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended;
provided, however, that the Company shall not be required to provide, or cause the Company Subsidiaries to provide, cooperation under this Section 7.14(d) that: (A) unreasonably interferes with the ongoing business of the Company or any Company Subsidiary; (B) causes any representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in ARTICLE VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any Company Subsidiary is a party; (D) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company or the Company Subsidiary’s organizational documents, any applicable Laws, or any other Contract to which the Company or the Company Subsidiary is a party thereto; or (E) requires the Company, the Company Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document (but excluding the customary authorization letters described above), with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and the directors and managers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case which are effective prior to the Closing. In no event shall any Seller, the Company or any Company Subsidiary be required to pay any commitment or similar fee or incur any Liability (including due to any act or omission by any Seller, the Company or any Company Subsidiary or any of their respective Representatives) or expense in connection with assisting Purchaser in arranging the Debt Financing or as a result of any information provided by any Seller, the Company, any Company Subsidiary or any of their Affiliates or Representatives in connection therewith. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the debt financing contemplated by the Debt Commitment Letter(s); provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries, and on such other customary terms and conditions as the Company shall reasonably impose.
(e)    Notwithstanding anything to the contrary in this Agreement, none of the Company, the Company Subsidiaries and their respective officers, directors, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 7.14 and any information utilized in connection therewith. Purchaser shall (1) promptly upon request by any Seller or the Company reimburse each Seller and the Company for all reasonable and documented out‑of‑pocket costs incurred in good faith by such Seller, the Company and the Company Subsidiaries in connection with such cooperation (including those of their accountants, consultants, legal counsel, agents and other Representatives), including cooperation pursuant to Section 7.14(d) and (1) indemnify and hold harmless each Seller, the Company, and their respective Affiliates and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (other than to the extent related to information provided by the Company, the Company Subsidiaries or their respective Representatives. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.14, represent the sole obligation of any Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of the Debt Financing.
(f)    To the extent that this Section 7.14 requires the Company’s cooperation with respect to any of Purchaser’s obligations under the Debt Commitment Letter(s) or relating to the Debt Financing, the Company shall be deemed to have complied with this Section 7.14 for purposes of ARTICLE XI of this Agreement if the Company has provided Purchaser with the assistance required under this Section 7.14 with respect to the Debt Commitment Letter(s) and the Debt Financing, in each case without giving effect to any Alternative Financing Commitment Letter or

Alternative Financing. Notwithstanding anything to the contrary, the condition set forth in Section 8.2(a), as it applies to the Company’s obligations under this Section 7.14, shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 7.14.
Section 7.15    Aggregate Stock Consideration Amount. Purchaser undertakes from the date of this Agreement until such time as the Aggregate Stock Consideration shall have been issued to Sellers’ Designee (on behalf of the Sellers) in accordance with the terms of this Agreement, that Purchaser shall ensure that it has, at all times, sufficient authorized but unissued Purchaser Common Stock to issue the Aggregate Stock Consideration to Sellers’ Designee (on behalf of the Sellers).
Section 7.16    NYSE Listing. Purchaser shall cause the shares of the Aggregate Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.
Section 7.17    Rule 144. Following the Closing, Purchaser agrees that it will use reasonable best efforts to satisfy the information requirements in Rule 144(c) under the Securities Act which are necessary to enable each Seller to transfer the portion of the Aggregate Stock Consideration they receive from time to time pursuant to (and to the extent permitted by) the exemptions provided by Rule 144 under the Securities Act.
Section 7.18    Section 16 Matters; Internal Purchaser Policies. Prior to the Closing Date, Purchaser shall take all such steps as may be required to cause any dispositions or acquisitions of shares of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock) resulting from the transactions contemplated by this Agreement by each Person who will become subject to such reporting requirements with respect to Purchaser, including Warburg Pincus and any director designated thereby, to be exempt under Rule 16b‑3 promulgated under the Exchange Act.
Section 7.19    Purchaser Board of Directors. Prior to the Closing Date, Purchaser shall take all such actions as are necessary to appoint, and shall appoint, effective as of the Closing, James C. Neary (or if he is unwilling or unable to serve as a member of the Board of Directors of Purchaser, such other Person as the Sellers’ Designee may designate that is reasonably acceptable to the Board of Directors of Purchaser) as a member of (A) the class of directors elected to Purchaser’s Board of Directors at the annual meeting of Purchaser’s stockholders most recently preceding the Closing and (B) the Compensation Committee or the Corporate Governance Committee, as agreed by the Company and Sellers’ Designee in good faith, of the Purchaser’s Board of Directors (which designee shall, as a condition to joining any such committee, meet the applicable “independence” requirements of the SEC and NYSE in the reasonable determination of Purchaser’s Board of Directors), in each case, to hold office in accordance with Purchaser’s certificate of incorporation and by‑laws, and, to the extent required, shall increase the size of Purchaser’s Board of Directors to permit such appointment. Such director shall have agreed, as a condition to his appointment, to tender his resignation at the request of Purchaser’s Board of Directors by majority vote at any time that the Purchaser Common Stock collectively held by Sellers and their Affiliates has had a market value of less than $200 million (based on the Purchaser Daily Closing Price) for at least twenty (20) consecutive trading days ending on (and including) the date of such request. “Purchaser Daily Closing Price” shall mean on any trading day, the closing-sale per share price of Purchaser Common Stock as reported by the Wall Street Journal for such trading day.
Section 7.20    FTC Notice. If, upon inquiry by the Company or its Counsel, the FTC indicates that a notice of the proposed acquisition of the Company is required pursuant to the FTC Order in connection with the transactions contemplated by this Agreement, the Company shall provide such notice to the FTC as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between Purchaser and the Sellers, the Blocker, and the Company).
Section 7.21    Plant Closing and Mass Layoffs. For a period of ninety (90) days following the Closing Date, Purchaser shall not, and shall cause the Company and the Company Subsidiaries not to, take any action that results in any Liability to Sellers under the WARN Act. Purchaser shall, and shall cause the Company to, indemnify and hold harmless Sellers from any Liability with respect to the preceding sentence.
Section 7.22    Internal Restructuring. Prior to the Closing, Sellers, the Blocker, the Promote Vehicle and the Company shall complete the Internal Restructuring substantially as set forth on Annex C; provided that in completing the Internal Restructuring, the Sellers, the Promote Vehicle and the Company may make such changes to the steps set forth on Annex C so long as such changes do not result in (i) the Blocker owning, directly or indirectly, materially more of the equity interests of the Company than it would have absent such changes or (ii) an adverse effect on the tax basis of the assets of the Company or any Company Subsidiary to the extent relevant to the taxation of the Blocker. At least thirty (30) days prior to the Internal Restructuring, Sellers’ Designee shall provide Purchaser with a copy of all transaction documents related to the Internal Restructuring (a) to which the Blocker, the Company or any Company Subsidiary is a party or (b) which modify the direct or, to the extent material to Purchaser, beneficial ownership of the Blocker, the Company or any Company Subsidiary, for review and comment and shall consider in good faith any comments received from Purchaser within fifteen (15) days of providing Purchaser with such draft. For the avoidance of doubt, the Parties acknowledge that the ownership percentages set forth on Annex C are based in part on an assumed market price per share of Purchaser Common Stock which is subject to change and certain other assumptions set forth therein.

Section 7.23    Termination of Affiliate Arrangements. Sellers shall (i) cause (A) any Contracts between the Blocker, the Company or any Company Subsidiary, on the one hand, and any Seller or any controlling Affiliate of any Seller, on the other hand, to be terminated as of the Closing Date and (B) all obligations and Liabilities thereunder to be deemed to have been satisfied or released and (ii) use their reasonable best efforts (A) to cause any Contracts between the Blocker, the Company or any Company Subsidiary, on the one hand, and any other Affiliate of any Seller, on the other hand, other than Contracts to which only the Company and any Company Subsidiaries are party, to be terminated as of the Closing Date and (B) to cause all obligations and Liabilities thereunder to be deemed to have been satisfied or released.
Section 7.24    Further Assurances. From time to time after the Closing Date, upon request of any party to this Agreement, each other party shall execute, acknowledge and deliver all such other instruments and documents and shall take such other actions as may be reasonably required to consummate and make effective the transactions contemplated by this Agreement; provided that Purchaser shall not be required to pay any further consideration or amounts therefor.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions to the Obligations of Each Party. The respective obligations of each Seller, the Company, the Blocker and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Company and Purchaser, at or before the Closing Date, of each of the following conditions:
(a)    Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
(b)    Antitrust Laws. Any waiting periods under the HSR Act (and any extensions thereof) shall have expired or been terminated.
(c)    FTC Notice. If required pursuant to Section 7.20, the Company shall have provided notice to the FTC of the transactions contemplated hereby as required by the FTC Order, and thirty (30) days shall have passed from the date on which the Company provided such notice.
Section 8.2    Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)    Performance. All of the agreements and covenants of each Seller, the Blocker and the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. (i) The representations and warranties of the Sellers set forth in Section 3.3(b) (Ownership of Units) shall be true and correct in all but de minimis respects at and as of the Closing, (ii) the representations and warranties of the Sellers set forth in Section 3.1(a) (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization; Noncontravention), Section 3.3(a) (Ownership of Units) and Section 3.7 (Investment Intent) shall be true and correct in all material respects at and as of the Closing, (iii)  the other representations and warranties of Sellers set forth in ARTICLE III not referred to in clauses (i) and (ii) of this Section 8.2(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, or “material adverse change”, or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, or “material adverse change”, or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (iii), as would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, (iv) the representations and warranties of the Blocker set forth in Section 4.3 (Capitalization) shall be true and correct in all but de minimis respects at and as of the Closing, (v) the representations and warranties of the Blocker set forth in Section 4.1 (Due Organization, Good Standing and Corporate Power) and Section 4.2(a) (Authorization; Noncontravention) shall be true and correct in all material respects at and as of the Closing, (vi) the other representations and warranties of the Blocker set forth in ARTICLE IV not referred to in clause (iv) and (v) of this Section 8.2(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (vi), as would not have, individually or in the aggregate, a Company Material Adverse Effect, (vii) the representation and warranty of the Company set forth in Section 5.6(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof, (viii) the representations and warranties of the Company set forth in Section 5.3 (Capitalization) shall be true and correct in all but de minimis respects at and as of the Closing, (ix) the representations and warranties of the Company set forth in Section 5.1 (Due Organization, Good Standing and Corporate Power) and Section 5.2(a) (Authorization; Noncontravention) shall be true and correct in all material respects at and as of the Closing, and (x) the other representations and warranties of the Company set forth in ARTICLE V not referred to in clause (vii), (viii) and (ix) of this Section 8.2(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Company Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (x), as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect after the date hereof.
(d)    Closing Deliverables. The Company, the Blocker and Sellers, as the case may be, shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.4(b).
Section 8.3    Conditions to the Obligations of Sellers, the Blocker and the Company. The obligations of each Seller, the Blocker and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:
(a)    Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. (i) The representation and warranty set forth in the first sentence of Section 6.7 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof, (ii) the representations and warranties of Purchaser set forth in Section 6.3 (Capitalization) shall be true and correct in all but de minimis respects at and as of the Closing, (iii) the representations and warranties of Purchaser set forth in Section 6.1 (Due Organization, Good Standing and Corporate Power), Section 6.2(a) (Authorization; Noncontravention), Section 6.12 (Investment Intent) and Section 6.14 (No Prior Agreements) shall be true and correct in all material respects at and as of the Closing, and (iv) the other representations and warranties of Purchaser set forth in ARTICLE IV and not referred to in clause (i), (ii) or (iii) of this Section 8.3(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Purchaser Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Purchaser Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (iii), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(c)    No Purchaser Material Adverse Effect. There shall not have occurred any Purchaser Material Adverse Effect after the date hereof.
(d)    Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Sellers the items set forth in Section 2.4(c).
(e)    NYSE Listing. The Aggregate Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 8.4    Frustration of Closing Conditions. None of Purchaser, the Company, the Blocker or any Seller may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Indemnification. Each Seller shall severally (and not jointly), in accordance with such Seller’s Pro Rata Seller Liability Share, indemnify and hold harmless the Purchaser from and against any and all cash Taxes incurred or sustained by the Purchaser or any of its Affiliates after the Closing Date as a result of the Internal Restructuring or any adverse effect on items included in the calculation of the Company Tax Benefit Amount to the extent there would be an adverse effect on the amount of the Company Tax Benefit Amount taken into account in the Purchase Price if such amount were recalculated after the adverse effect on such items.
Section 9.2    Tax Treatment of Transfers. Each of the Company, Sellers and Purchaser agree to treat, for U.S. federal income Tax purposes, (i) the transfer of Company Units by or caused by each of the Company Seller and GP Seller as a sale of an interest in a partnership and (ii) the transfer of Blocker Units by or caused by the Blocker Seller as a sale of an interest in a corporation.

The parties hereto further agree that, (A) for U.S. federal income Tax purposes, the transfer of the Company Units shall result in a termination of the Company’s treatment as a partnership for purposes of Section 708 of the Code, (B) the taxable year of the Company shall close as of the end of the day on the Closing Date, and (C) any business conducted by the Company following the Closing Date shall be for the account of Purchaser. A closing of the books method shall be used for purposes of determining Tax items (such as income, gain, losses, and deductions) of the Company allocated between the taxable period ending on the Closing Date and the period beginning after the Closing Date.
Section 9.3    Tax Returns and Payment of Taxes.
(a)    Except as otherwise provided in this Section 9.3(a), after the Closing, Purchaser shall have the obligation and authority to file or cause to be filed all Tax Returns to be filed by or with respect to the income, assets, properties, and operations of the Blocker, the Company and the Company Subsidiaries or any successor thereto for any taxable year or other taxable period. Sellers’ Designee shall prepare and file or cause to be filed any Tax Return for a Pre-Closing Period with respect to the Company and the Company Subsidiaries relating to (i) income Taxes (but excluding any Tax Return of a Company Subsidiary that is treated as a corporation for U.S. federal income Tax purposes) or (ii) any other Taxes imposed on Sellers as a result of the Company’s treatment as a partnership for U.S. federal, state or local income Tax purposes, which shall, for the avoidance of doubt, include the final U.S. federal income Tax Return for the taxable year of the Company ending on the Closing Date (the “Company’s Final Federal Return”), but shall exclude any Tax imposed under the Laws of Canada or any political subdivision thereof. Any such Tax Returns shall be prepared in accordance with past practices of the Company and the Company Subsidiaries (unless otherwise required by applicable Laws or Section 9.7); provided, however, that the Company’s Final Federal Return shall be prepared by Sellers’ Designee using a closing of the books method in accordance with Section 9.2 hereof. Any Tax Returns prepared by Sellers’ Designee shall be submitted (with copies of any relevant schedules, work papers, and other documentation then available) to Purchaser for Purchaser’s review and comment not less than forty-five (45) days prior to the due date for the filing of such Tax Return; provided, however, that the Company’s Final Federal Return shall be provided to Purchaser for Purchaser’s review, comment and, solely to the extent set forth in the following sentence, approval, no later than sixty (60) days after the Closing Date for purposes of determining the Company Tax Benefits Amount. Sellers’ Designee shall consider in good faith any comments to such Tax Returns provided by Purchaser; provided, however, that the Company’s Final Federal Return shall be subject to the Purchaser’s approval with respect to those items relating to the determination of the Company Tax Benefits Amount. Purchaser and Sellers’ Designee shall cooperate in good faith to resolve any dispute regarding the Company’s Final Federal Return for purposes of determining the Company Tax Benefits Amount; provided, however, that if any such dispute is not resolved by the Purchaser and Sellers’ Designee cooperating in good faith within fifteen (15) days, the resolution of such dispute shall be submitted to the Neutral

Referee for resolution in accordance with Section 2.3(c), including the payment of expenses by each party in accordance with Section 2.3(c)(iv). For the avoidance of doubt, if any dispute regarding the Company’s Final Federal Return prevents the Purchaser from delivering a complete and/or final Closing Statement pursuant to Section 2.3 hereof, the Purchaser shall not be deemed to have failed to timely deliver the Closing Statement required by Section 2.3.
(b)    Neither Purchaser nor any of its Affiliates shall (or shall cause or permit the Company or the Company Subsidiaries to) amend, refile or otherwise modify, or, subject to Section 9.4, consent to any settlement or payment involving a Tax Matter with respect to, any Tax Return relating in whole or in part to the Company or the Company Subsidiaries with respect to any Pre-Closing Period or with respect to any Overlap Period, if such amendment, refiling or other modification or consent to any settlement or payment may cause an adverse Tax consequence to Sellers’ Tax liability, without the written consent of Sellers’ Designee, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.4    Controversies.
(a)    Purchaser shall promptly notify Sellers’ Designee upon receipt by Purchaser or any Affiliate of Purchaser (including the Company and the Company Subsidiaries after the Closing Date) of written notice or other communication of any Tax Matter which relates to income Taxes of a Pre-Closing Period of the Company or Company Subsidiaries (other than a Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes, and other than Tax Matters relating to Taxes imposed under the Laws of Canada or any political subdivision thereof) (“Seller Tax Matter”). Sellers’ Designee, at its sole expense, shall have the authority to represent the interests of the Company and the Company Subsidiaries with respect to any Seller Tax Matter before any Tax authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of such Seller Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Seller Tax Matter; provided, that neither Sellers nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any such Tax Matter that adversely affects or may adversely affect the Tax liability of Purchaser, the Blocker, the Company or the Company Subsidiaries or any Affiliate of the foregoing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall keep Purchaser reasonably informed with respect to the commencement, status and nature of any Seller Tax Matter which Sellers may control pursuant to this section. Sellers shall, in good faith, allow Purchaser to make comments to Sellers, regarding the conduct of or positions taken in any such proceeding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to participate in any Tax Matter relating to the deductibility of Company Expenses that were included in the calculation of the Company Tax Benefits Amount and allocated to the Blocker.

(b)    Except as otherwise provided in Section 9.4(a), or if Sellers do not elect to control a proceeding pursuant to Section 9.4(a), Purchaser shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund, amend any Tax Return, and contest, resolve, settle and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Blocker, the Company or any of the Company Subsidiaries for all taxable periods; provided, however, that Purchaser shall not, and shall cause the Company and the Company Subsidiaries not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date that could increase the Tax liability of Sellers without the prior written consent of Sellers’ Designee, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.5    Post-Closing Access and Cooperation.
(a)    After the Closing Date, Purchaser, the Company and the Company Subsidiaries, on the one hand, and Sellers’ Designee and each Seller, on the other hand, shall furnish or cause to be delivered to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Periods) relating to the Blocker, Company and the Company Subsidiaries as is reasonably necessary for the preparation of any Tax Return including, for the avoidance of doubt, Purchaser’s review and approval of the Company’s Final Federal Return as set forth under Section 9.3 hereof, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice and during regular business hours, Sellers’ Designee and Purchaser shall make their, or shall cause the Company or the Company Subsidiaries, as applicable, to make their employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder; provided, that such assistance shall not unreasonably disrupt the operations of Sellers’ Designee, Purchaser, the Company or such Company Subsidiary, as applicable, and any recipient of such assistance shall use its commercially reasonable efforts to minimize any such disruption.
(b)    Any request for information or documents pursuant to this Section 9.5 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out of pocket expenses incurred by such party in this Section 9.5. Any information obtained under this Section 9.5 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.
Section 9.6    Termination of Tax Sharing Agreements. Sellers, the Blocker, the Company and the Company Subsidiaries shall cause the termination prior to the Closing Date of all Tax sharing and indemnity agreements or similar arrangements with respect to or involving the Blocker, the Company or any of the Company Subsidiaries and any Person other than the Blocker, the Company and the Company Subsidiaries and, after the Closing Date, Purchaser and its Affiliates (including the Blocker, the Company and the Company Subsidiaries) shall not be bound thereby or have any liability thereunder.
Section 9.7    Elections. From and after the Closing Date, Purchaser shall not, and shall cause the Company and the Company Subsidiaries not to, without the prior consent of Sellers (which may, in their sole and absolute discretion, withhold such consent), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that may adversely affect Taxes for any Pre-Closing Period of the Company or the Company Subsidiaries (other than a Company Subsidiary that is treated as a corporation for U.S. federal income tax purposes) or otherwise adversely affect the Tax liability of Sellers. Notwithstanding anything herein to the contrary, Sellers agree that (i) the Company and each of the Company Subsidiaries that is treated as a partnership for U.S. federal income tax purposes shall make an election under Section 754 of the Code (x) on the Company’s Final Federal Return and the final U.S. federal income Tax Return for each Company Subsidiary for the taxable year of such entity ending on the Closing Date and (x) at the request of Purchaser, on any U.S. federal income Tax Return required to be filed as a result of a termination of such entity’s treatment as a partnership for purposes of Section 708 of the Code prior to the Closing Date as a result of the Internal Restructuring, and (ii) this Section 9.7 shall not affect the ability of the Company or the Company Subsidiaries to, without the consent of Sellers, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in relation to Taxes imposed under the Laws of Canada or any political subdivision thereof.
Section 9.8    Transfer Taxes. Purchaser on the one hand and Sellers on the other hand shall share equally any stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”). Unless required by applicable Law, the Purchaser shall be responsible for preparing and timely filing any Tax Returns with respect to any such Transfer Taxes, and shall present such Tax Returns to the Sellers’ Designee for is review and comment no later than then (10) days before such Tax Returns are required to be filed, and Sellers shall, after the filing of such tax Return, promptly remit to Purchaser its share of any such Transfer Taxes. Purchaser and Sellers’ Designee shall cooperate to procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any of the Transfer Taxes.
Section 9.9    Survival. All obligations under this ARTICLE IX shall survive the Closing Date and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax, unless a claim for indemnification under this ARTICLE IX has been made within such period in which case the provisions of this ARTICLE IX shall continue in respect of such claim until final resolution thereof and the discharge of any liability determined by such resolution.
Section 9.10    Cap. The maximum amount that Purchaser may recover from all Sellers in the aggregate under Section 9.1 shall be limited to the pro rata Transaction Consideration payable to the Blocker Sellers.
Section 9.11    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, all matters relating to Taxes will be governed exclusively by this ARTICLE IX following the Closing Date.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification Generally.
(a)    From and after the Closing Date, subject to the limitations set forth in this Agreement, each Seller severally (and not jointly) hereby agrees to indemnify and hold harmless Purchaser and its Affiliates and each of Purchaser’s and its Affiliates’ respective Representatives (including, after the Closing, the Company and Blocker) (the “Purchaser Indemnified Parties”) from and against any and all Damages incurred or sustained by the Purchaser Indemnified Parties resulting from any breach of any Fundamental Representation made by such Seller in ARTICLE III.
(b)    From and after the Closing Date, subject to the limitations set forth in this Agreement, each Blocker Seller hereby agrees to severally (and not jointly), in accordance with such Blocker Seller’s Pro Rata Blocker Seller Liability Share, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or sustained by the Purchaser Indemnified Parties resulting from any breach of any Fundamental Representation made by the Blocker in ARTICLE IV.
(c)    From and after the Closing Date, subject to the limitations set forth in this Agreement, each Seller hereby agrees to severally (and not jointly), in accordance with such Seller’s Pro Rata Seller Liability Share, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or sustained by the Purchaser Indemnified Parties resulting from any breach of any Fundamental Representation made by the Company in ARTICLE V.
(d)    From and after the Closing Date, subject to the limitations set forth in this Agreement, Purchaser hereby agrees to indemnify and hold harmless each Seller and its Affiliates and the respective Representatives of such Seller and its Affiliates (excluding for the avoidance of doubt, the Company and Blocker) (the “Seller Indemnified Parties”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties resulting from any breach of any Fundamental Representation made by Purchaser in ARTICLE VI.
Section 10.2    Survival.
(a)    The representations and warranties contained in this Agreement shall survive as follows:
(i)    the Fundamental Representations shall survive the Closing and continue in full force and effect for a period of one (1) year following the Closing Date after which time they shall terminate; and
(ii)    all other representations and warranties shall terminate at the Closing.
(b)    All pre-Closing covenants contained in this Agreement shall terminate at the Closing, and all post-Closing covenants contained in this Agreement shall survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is specified).
(c)    Notwithstanding anything to the contrary, (i) if an Indemnified Party delivers to a Party obligated to provide indemnification pursuant to Section 10.1 (the “Indemnifying Party”), in good faith before expiration of the applicable survival period set forth in Section 10.2(a), a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice and the discharge of any liability determined by such resolution and (ii) any Claim for Fraud arising in connection with the representations and warranties made in this Agreement shall survive until the applicable statute of limitations has expired.
Section 10.3    Limitations on Recovery.
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    in no event shall the aggregate liability of any Seller pursuant to this ARTICLE X exceed the Seller Consideration of such Seller; and
(ii)    each Seller shall be solely responsible for any Damages resulting from the breach of any representation or warranty made solely by such Seller in this Agreement.
(b)    Order of Recourse, Insurance Efforts and Setoff. Notwithstanding anything to the contrary contained in this Agreement:

(i)    Definitions. The following terms shall have the following meanings:

A.
“Available Recourse Funds” means any portion of the Rep and Warranty Insurance Amount that: (A) could reasonably be expected to provide coverage for the particular matter at issue; and (B) remains available under the Rep and Warranty Insurance Policy.

B.
“Potentially Uninsured Damages” means any Damages: (A) for which Purchaser seeks indemnification, reimbursement or compensation pursuant to ARTICLE X; (B) for which Purchaser has made a claim under the Rep and Warranty Insurance Policy in accordance with the terms and conditions thereof; and (C) with respect to which the Rep and Warranty Insurer has delivered or caused to be delivered a written notice denying that such Damages are covered by the Rep and Warranty Insurance Policy (which written notice has been delivered to Sellers’ Designee reasonably promptly following receipt thereof); provided, however, that such Damages shall cease to be Potentially Uninsured Damages upon the Rep and Warranty Insurer delivering a written notice to Purchaser accepting or it is otherwise determined, through Order or other means legally binding the Rep and Warranty Insurer that such Damages are covered by the Rep and Warranty Insurance Policy.

(ii)    Order of Recourse.

A.
If any Purchaser Indemnified Party has (or claims to have) Damages for which any of the Sellers may be liable to a Purchaser Indemnified Party under ARTICLE X and such Damages may be insured (in whole or in part) by the Rep and Warranty Insurance Policy, then:

B.
prior to seeking indemnification for such Damages from any Seller, such Purchaser Indemnified Party (or Purchaser, on such Purchaser Indemnified Party’s behalf) shall use commercially reasonable efforts to pursue insurance for such Damages against the Rep and Warranty Insurance Policy until such Damages become Potentially Uninsured Damages; provided, however, that to the extent that such Purchaser Indemnified Party reasonably, and in good faith, seeks indemnification for Damages in excess of the Available Recourse Funds, then such Purchaser Indemnified Party may simultaneously seek Damages in an amount equal to the total claimed Damages minus the Available Recourse Funds from the Sellers pursuant to ARTICLE X;

C.
upon such Damages becoming Potentially Uninsured Damages, such Purchaser Indemnified Party (or Purchaser, on such Purchaser Indemnified Party’s behalf) may seek indemnification from the Sellers pursuant to ARTICLE X (but without limiting the obligation of the Purchaser Indemnified Party to use commercially reasonable efforts to pursue such insurance; provided that such commercially reasonable efforts shall not require the initiation of litigation or other dispute resolution procedures); and

D.
upon any such Damages that are Potentially Uninsured Damages ceasing to be Potentially Uninsured Damages, such Purchaser Indemnified Party (and Purchaser, to the extent Purchaser is acting on behalf of such Purchaser Indemnified Party) shall immediately cease seeking indemnification for such Damages from the Sellers, and shall instead use commercially reasonable efforts to pursue insurance for such Damages against the Rep and Warranty Insurance Policy and shall refund to Sellers any amounts previously paid by Sellers in respect of such Damages in accordance with Section 10.3(b)(iii).

(iii)    Notwithstanding anything to the contrary contained in this Agreement, the amount of Damages that any Indemnified Party may recover from Sellers for indemnification pursuant to this ARTICLE X shall be reduced by the amount of insurance proceeds (including proceeds paid pursuant to any representations and warranties insurance policy), indemnification payments and other third-party recoveries actually recovered by any Indemnified Party. In the event any Indemnified Party is potentially entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this ARTICLE X, such Indemnified Party shall use commercially reasonable efforts to obtain or receive such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are recovered by the Indemnified Party, subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the Claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, the Indemnified Party shall promptly pay the amount of such insurance proceeds, indemnity payments or other third-party recoveries to the Indemnifying Party.

(iv)    The rights to indemnification set forth in this ARTICLE X shall not be affected by (a) any investigation conducted by or on behalf of any Indemnified Party or any knowledge acquired (or capable of being acquired) by any Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or agreement which is the subject of indemnification hereunder, or (b) any waiver by any Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants, it being agreed that each party, in entering into this Agreement, has bargained for the accuracy of, or compliance with, each representation, warranty, covenant and agreement of the other parties contained herein.
(v)    Prior to the Closing Date, Purchaser shall provide the Sellers’ Designee with a copy of the Rep and Warranty Insurance Policy and, thereafter, shall reasonably promptly provide the Sellers’ Designee with copies of any amendments or modifications to the Rep and Warranty Insurance.
Section 10.4    Notice of Claims.
(a)    Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall give (a) to Purchaser, in the case of indemnification sought by any Seller Indemnified Party, or (b) to Sellers’ Designee in the case of indemnification sought by any Purchaser Indemnified Party, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that could reasonably be expected to give rise, to the Claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include an estimate of the amount and the method of computation of the amount of Damages arising in connection with such Claim, and a reference to the provision of this Agreement upon which such Claim is based and all material documentation relevant to the Claim (to the extent not previously provided under this Section 10.4). A Claim Notice shall be given promptly following the claimant’s determination that facts or events are reasonably expected to give rise to a Claim for indemnification hereunder.
(b)    Notwithstanding the foregoing, the provisions of this Section 10.4 shall not apply in the case of a Claim Notice provided in connection with a Claim by a third party made against an Indemnified Party, which Claims shall be governed by Section 10.5.
Section 10.5    Third Party Claims. In the event that an Indemnified Party becomes aware of a third party Claim which such Indemnified Party believes may result in a Claim for indemnification pursuant to this ARTICLE X (a “Third Party Claim”), the following shall apply:

(a)    Such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim (the “Third Party Claim Notice”) within the limitation period provided for in Section 10.2. The Third Party Claim Notice shall (if and to the extent then known) describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the Claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of Damages arising in connection with such Claim, a reference to the provision of this Agreement upon which such Claim is based and all material documentation relevant to the Claim described in the Third Party Claim Notice (to the extent not previously provided under this Section 10.5). A Third Party Claim Notice shall be given promptly following the claimant’s determination of facts or events that are reasonably expected to give rise to a Claim for indemnification hereunder; provided that in respect of any Action by or against a third party as to which indemnification will be sought, notice shall be given promptly following receipt of notice of the assertion or commencement of such Action or receipt of a written notice threatening the assertion of the same. No delay in notifying such Indemnifying Party of such Third Party Claim in accordance with the terms of this Agreement shall affect an Indemnified Party’s rights, unless such Indemnifying Party is actually materially prejudiced thereby.
(b)    Subject to Section 10.5(c), the Indemnifying Party at its sole expense may assume the defense thereof by advising the Indemnified Party in writing that it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof and in which event the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel and one local counsel, if applicable, to such Indemnified Party in connection with such defense.
(c)    The Indemnifying Party shall have the right to enter into any compromise or settlement that is dispositive of the matter involved; provided, however, that except for the settlement of a Third Party Claim that involves (a) no obligation of any Indemnified Party or any Affiliate thereof other than the payment of money for which the Indemnifying Party is fully liable pursuant to this ARTICLE X and (b) a release from all liability in respect of such Third Party Claim in favor of the Indemnified Party and its Affiliates, the Indemnifying Party shall not settle, consent to entry of any judgment with respect to or otherwise compromise any Third Party Claim without the prior written consent of the Indemnified Party.
(d)    The party controlling the defense of any Third Party Claim subject to this Section 10.5 shall keep the other party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.
Section 10.6    Form of Indemnity Payments. The Sellers may elect, at their sole discretion, to satisfy any obligations to make any payments to any Purchaser Indemnified Parties under this ARTICLE X by delivering to such Purchaser Indemnified Parties a portion of the Aggregate Stock Consideration of a value equal to the amount required to be paid in accordance with this ARTICLE X, based on a per share price equal to the average, rounded to the nearest one ten-thousandth, of the closing-sale per share price of Purchaser Common Stock on the NYSE as reported by the Wall Street Journal for each of the five full trading days ending on (and including) the third Business Day preceding the date of such delivery.
Section 10.7    Exclusive Remedy. From and after the Closing, the remedies in this ARTICLE X shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement, other than (a) the covenants, obligations and other agreements contained in this Agreement that are to be performed in whole or in part after the Closing, (b) the remedies of specific performance and injunctive or other equitable relief, as provided in Section 12.12 with respect to such covenants, obligations and agreements, (c) all matters relating to Taxes, which will be governed by ARTICLE IX, (d) the Investor Rights Agreement and (e) the Principal Member Agreements. Notwithstanding the foregoing provisions of this Section 10.7, except as set forth in Section 10.2 and Section 10.3 which shall be applicable to such claims, no party shall be deemed to have waived any rights, claims, causes of action or remedies against another Person if and to the extent Fraud is proven on the part of such Person with respect to any of the representations and warranties made herein by such Person or in any schedule, exhibit or certificate delivered hereto.
Section 10.8    Treatment of Indemnity Payments. Any payments or deliveries of Purchaser Common Stock made to an Indemnified Party pursuant to this Agreement (with the exception of payments made to indemnify Purchaser in respect of any liability under Section 116 of the Income Tax Act (Canada) or any applicable analogous provisions under the Laws of any province of Canada) shall be treated as an adjustment to the Transaction Consideration for Tax purposes to the extent permitted by Law.
Section 10.9    Power of Sellers’ Designee. Without limiting the foregoing, for purposes of each of Section 10.4 and Section 10.5, (i) if any or all Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Sellers’ Designee, and (ii) if any or all Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Sellers’ Designee.

ARTICLE XI
TERMINATION AND ABANDONMENT
Section 11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)    by mutual written consent of Sellers’ Designee and Purchaser;
(b)    by Sellers’ Designee, on the one hand, or Purchaser, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non‑appealable and has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to the party seeking to terminate if such party is in breach of its representations or warranties or obligations under this Agreement that would result in a failure of a condition set forth in ARTICLE VIII;
(c)    by Sellers’ Designee, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or prior to 11:59 p.m. New York City Time on April 18, 2016 (as such date may be automatically extended pursuant to this Section 11.1(c), the “End Date”); provided, however that if at such time the conditions set forth Section 8.1(a) (as a result of a judgment, decree, order, restraint or injunction arising under any Antitrust Law) or Section 8.1(b) shall not have been satisfied, the End Date shall automatically be extended to 11:59 p.m. New York City Time on July 18, 2016 and, solely in the case of such extension, from and after such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date as so extended; provided that no party may terminate this Agreement pursuant to this Section 11.1(c) if the failure of such party to perform or comply with any of its covenants or obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the End Date; provided, further, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) for an additional 90 days following the End Date in the event that (i) Sellers have initiated proceedings for specific enforcement of this Agreement to the extent permitted by Section 12.12 prior to the End Date and (ii) such proceedings are still pending; and provided, further, that in the event that the Marketing Period has commenced, but Closing has not yet occurred, then the End Date shall automatically be extended to the date that is two Business Days following the then scheduled end date for the Marketing Period;
(d)    by Sellers’ Designee, if: (i) any of the representations and warranties of Purchaser contained in ARTICLE VI shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 8.3(a) or Section

8.3(b) and (B) is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof specifying such breach in reasonable detail is given by Sellers’ Designee to Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided, that Sellers’ Designee may not terminate this Agreement pursuant to this Section 11.1(d) if the Company, Blocker or any Seller is in breach of its representations or warranties or obligations under this Agreement, which breach would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b);
(e)    by Purchaser, if: (i) any of the representations and warranties of any Seller contained in ARTICLE III, or the representations and warranties of the Blocker contained in ARTICLE IV or the representations and warranties of the Company contained in ARTICLE V shall fail to be true and correct or (ii) there shall be a breach by any Seller, the Blocker or the Company of any covenant or agreement of any Seller, the Blocker or the Company in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof specifying such breach in reasonable detail is given by Purchaser to such Seller, the Blocker or the Company and (2) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 11.1(e) if Purchaser is in breach of its representations or warranties or obligations under this Agreement, which breach would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b); or
(f)    by Sellers’ Designee, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived at the time the Closing was required to occur pursuant to Section 2.4 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) Sellers’ Designee has irrevocably confirmed by notice to Purchaser that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) or that it is willing to waive any unsatisfied conditions in Section 8.3 and (iii) Purchaser has failed to consummate the transactions contemplated by this Agreement by the end of the second Business Day following the delivery of such notice.
The party desiring to terminate this Agreement pursuant to any of clause (b) through (f) of this Section 11.1 shall give written notice of such termination to the other parties hereto in accordance with Section 12.3 specifying the provision or provisions hereof pursuant to which such termination is effected with any notice of termination delivered by Sellers’ Designee being deemed a notice of termination by and on behalf of each other Seller, the Blocker and the Company.

Section 11.2    Effect of Termination.
(a)    In the event of the termination of this Agreement (i) by Sellers’ Designee or by Purchaser pursuant to Section 11.1(c) (if at the time of such termination Sellers’ Designee was entitled to terminate this Agreement pursuant to Section 11.1(d) or Section 11.1(f)) or (ii) by Seller’s Designee pursuant to Section 11.1(d) or Section 11.1(f), Purchaser shall pay, or cause to be paid, to Sellers, as Sellers’ sole and exclusive remedy, a termination fee in the amount of forty-five million Dollars ($45,000,000) (the “Financing Termination Payment”) without offset or deduction of any kind, concurrently with such termination (in the case of termination by Purchaser) or within two (2) Business Days following such termination (in the case of termination by Sellers’ Designee) by wire transfer of immediately available funds. Notwithstanding anything to the contrary in this Agreement, but subject to the last sentence of Section 11.2(f), if the Financing Termination Payment is paid following the termination of this Agreement, such payment shall constitute liquidated damages and shall constitute the sole and exclusive remedy of the Seller Related Parties against Purchaser or any of its direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Purchaser Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated under the circumstances contemplated by Section 11.1(d) or Section 11.1(f), and none of the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
(b)    In the event that (i)(x)(1) this Agreement is terminated by Purchaser or Sellers’ Designee pursuant to and in accordance with Section 11.1(c) (in the case of termination by Purchaser, only under circumstances in which the Sellers’ Designee has a concurrent right to terminate pursuant to Section 11.1(c)) or (2) this Agreement is terminated by Sellers’ Designee pursuant to and in accordance with Section 11.1(d) as a result of a breach of Section 7.6, (y) at the time of such termination the conditions set forth in Section 8.1(c) and Section 8.2 would have been satisfied if the Closing were to have occurred (other than those conditions that by their nature are to be satisfied by the taking of an act or delivery of a document at the Closing but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination) and (z) the condition set forth in (1) Section 8.1(a) has not been satisfied as a result of a Law or Order arising under any Antitrust Law or (2) the conditions set forth in Section 8.1(b) have not been satisfied or (ii)(x) this Agreement is terminated by Purchaser or Sellers’ Designee pursuant to and in accordance with Section 11.1(b), (y) at the time of such termination the conditions set forth in Section 8.1(c) and Section 8.2 would have been satisfied if the Closing were to have occurred (other than those conditions that by their nature are to be satisfied by the taking of an act or delivery of a document at the Closing but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), and (z) at the time of such termination, the condition set forth in Section 8.1(a) has not been satisfied as a result of a Law or Order arising under any Antitrust

Law, then concurrently with such termination (in the case of termination by Purchaser) or within two (2) Business Days following such termination (in the case of termination by Sellers’ Designee), Purchaser shall pay or cause to be paid to Sellers’ Designee, as the Sellers’ sole and exclusive remedy, a termination fee in the amount of seventy million Dollars ($70,000,000) (the “Regulatory Termination Payment” and each of the Financing Termination Payment and the Regulatory Termination Payment, a “Termination Payment”), by wire transfer of same day funds; provided, however, that the Regulatory Termination Payment shall not be payable if (i) the sole cause of the condition set forth in Section 8.1(b) not being satisfied is that the waiting period under the HSR Act related to any filing by any Seller with respect to its acquisition of Purchaser Common Stock has not expired or been terminated and (ii) the failure of such waiting period to expire or terminate did not result from a breach of this Agreement by Purchaser.
(c)    Notwithstanding anything contained herein to the contrary, in the event of the termination of this Agreement and the payment of a Termination Payment, the Purchaser Related Parties shall have no liability or obligation whatsoever and Sellers and their Affiliates shall have no remedies whatsoever against the Purchaser Related Parties; provided, however, that the Termination Payment shall only be payable in accordance with the terms of this Section 11.2. Notwithstanding anything to the contrary in this Agreement, no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent or employee of Purchaser or its Affiliates, nor any former, current or future direct or indirect holder of any equity interests or securities of Purchaser or its Affiliates (whether such holder is a limited or general partner, member, stockholder or otherwise), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.
(d)    The parties acknowledge that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if Purchaser fails to promptly pay a Termination Payment if and when due, and, in order to obtain such payment, Sellers’ Designee commences an Action that results in a judgment against Purchaser for the Termination Payment, Purchaser shall pay to Sellers’ Designee, together with the Termination Payment, (i) interest on the Termination Payment (or any unpaid portion thereof) from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date of termination and (ii) any reasonable costs and expenses (including legal fees and expenses of enforcement) incurred by Sellers’ Designee in connection with any such Action.
(e)    The parties acknowledge and agree that in no event shall a party be required to pay the Financing Termination Payment or the Regulatory Termination Payment on more than one occasion or in combination with one another. Notwithstanding anything herein to the contrary, if both a Financing Termination Payment and a Regulatory Termination Payment are payable pursuant to the provisions of Section 11.2(a) and Section 11.2(b), Purchaser shall be required to pay the Regulatory Termination Payment.
(f)    In the event of the valid termination of this Agreement pursuant to Section 11.1 by Purchaser, on the one hand, or Sellers’ Designee, on the other hand, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any Seller, Purchaser, the Blocker or the Company, except that Section 7.2 (Confidentiality), Section 7.9 (Public Announcements), Section 7.13 (Conflicts; Privileges), Section 7.14(e) (Financing), this Section 11.2, the relevant defined terms in ARTICLE I and ARTICLE XII shall survive any termination of this Agreement (and notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, the parties acknowledge and agree that upon such termination, the Confidentiality Agreement shall be automatically amended without any further action by the parties thereto to extend the term of the Confidentiality Agreement for a period of two (2) years following the date of such termination). Nothing in this Section 11.2 shall relieve or release any party to this Agreement of any liability or damages arising out of such party’s Willful Breach of any covenant or agreement contained in this Agreement occurring prior to the termination of this Agreement, except that Purchaser shall be relieved of any further liability on account of a Willful Breach if (and only if) Sellers’ Designee has elected to receive, and Purchaser has paid to Sellers’ Designee, a Termination Payment.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement and Section 7.14(e), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that the Company shall bear all fees and expenses of the Sellers and Warburg Pincus, which, for the avoidance of doubt, shall be deemed to be Company Expenses.
Section 12.2    Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding anything herein to the contrary, any waiver to any provision that inures to the benefit of, and is enforceable by, any Debt Financing Source Related Party, shall not be made without the prior written consent of the Debt Financing Source(s).
Section 12.3    Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with confirmation of completed transmission) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 a.m. and 6:00 p.m. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:
(a)    if to Sellers or Sellers’ Designee:
c/o Warburg Pincus
450 Lexington Avenue
New York, NY 10017
Attention:    James C. Neary
    Adarsh Sarma
Fax:     (212) 878-9351
Email:    james.neary@warburgpincus.com
adarsh.sarma@warburgpincus.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:    David Leinwand
    Matthew P. Salerno
Fax:     (212) 225-3999
Email:    dleinwand@cgsh.com
    msalerno@cgsh.com

(b)    if to Purchaser,
WEX Inc.
97 Darling Avenue
South Portland, ME 04016
Attention: Hilary Rapkin
Fax: (207) 523-6377
Email: Hilary.Rapkin@wexinc.com
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:    Mark G. Borden
    Jeffrey A. Stein
Fax:     (617) 526-6000
Email:    Mark.Borden@wilmerhale.com
    Jeff.Stein@wilmerhale.com
(c)    if to the Company or the Blocker,
c/o Warburg Pincus
450 Lexington Avenue
New York, NY 10017
Attention:    James C. Neary
    Adarsh Sarma
Fax:     (212) 878‑9351
Email:    james.neary@warburgpincus.com
    adarsh.sarma@warburgpincus.com

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:    David Leinwand
    Matthew P. Salerno
Fax:     (212) 225‑3999
Email:    dleinwand@cgsh.com
msalerno@cgsh.com
or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 12.3 to each of the other parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.
Section 12.4    Entire Agreement. This Agreement, together with the Schedules, Exhibits and Annexes hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Escrow Agreement, the Confidentiality Agreement, the Joint Defense Agreement, the Clean Team Agreement, the Blocker Closing Operating Agreement, the Company Closing Operating Agreement, the Principal Member Agreements and the Investor Rights Agreement. This Section 12.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Escrow Agreement, the Confidentiality Agreement, the Joint Defense Agreement, the Clean Team Agreement and the Investor Rights Agreement.
Section 12.5    Non‑Recourse; Release.
(a)    Except to the extent a named party to this Agreement, the Escrow Agreement, the Confidentiality Agreement, the Investor Rights Agreement or another related agreement (and then only to the extent of the specific obligations undertaken by such named party in such agreement and not otherwise), no Seller Related Party shall have any liability or obligation whatsoever (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) to any other Person arising under, out of, in connection with, or related in any manner to this Agreement, the Escrow Agreement, the Confidentiality Agreement or the Investor Rights Agreement or for any claim, Action or cause of action based on, in respect of, or by reason of, this Agreement, the Escrow Agreement, the Confidentiality Agreement or the Investor Rights Agreement or the negotiation, execution, performance, or breach hereof or thereof or the transactions contemplated hereby and thereby.
(b)    Without limiting anything set forth in Section 12.5(a), effective as of the Closing Date, each of Purchaser, the Blocker and the Company (each, a “Purchaser Releasor”), on behalf of itself and its respective equityholders, Subsidiaries, Affiliates, officers and directors, (solely in their respective capacities as equityholders, Subsidiaries, Affiliates, officers, and directors of Purchaser, the Blocker or the Company, as the case may be), and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each Seller (solely in its capacity as an equityholder of the Company or the Blocker) and each of its past, present or future direct or indirect equityholders, partners, members, Affiliates or any of their respective direct or indirect officers, managers, directors, employees, counsel and agents (solely in their respective capacities as past, present or future direct or indirect equityholders, partners, members, Affiliates or officers, managers, directors, employees, counsel and agents of a direct or indirect equityholder of the Company or the Blocker) (each, a “Seller Releasee”) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising on or prior to the Closing Date; provided, that each Purchaser Releasor and its respective equityholders, Subsidiaries and Affiliates, officers, directors, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Escrow Agreement, the Confidentiality Agreement or the Investor Rights Agreement and any claims based on Fraud. Each Purchaser Releasor agrees not to, and agrees to cause its respective equityholders, Subsidiaries, Affiliates, officers, and directors, and each of their respective successors and assigns, not to, assert any claim against the Seller Releasees, that are released hereunder.
Section 12.6    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 7.8 which is intended to benefit the D&O Indemnified Persons and the Other Indemnitors, (b) Section 7.13, which is intended to benefit CGSH and its partners and employees, (c) Section 12.5(a) which is intended to benefit the Seller Related Parties, (d) Section 12.5(b) which is intended to benefit the Seller Releasees, and (e) Section 12.2, this Section 12.6, Section 12.7, Section 12.10, Section 12.13 and Section 12.14 which are intended to benefit each Debt Financing Source Related Party, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) Purchaser may assign its rights, interests and obligations hereunder for the purpose of securing any financing of the transactions contemplated hereby and (y) each Seller (including Sellers’ Designee) may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent;

provided, that no such assignment referred to in clauses (x) or (y) (including any assignment pursuant to the Internal Restructuring) shall relieve Purchaser or such Seller (including Sellers’ Designee) of any of its obligations hereunder. Any attempted assignment in violation of this Section 12.6 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 12.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 12.7    Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement. Notwithstanding anything herein to the contrary, any amendment or modification to Sections 12.2, 12.6, 12.10, 12.13, 12.14 and this Section 12.7 that is adverse to any Debt Financing Source Related Party, shall not be made without the prior written consent of the Debt Financing Source(s).
Section 12.8    Non-Survival. THE PARTIES AGREE THAT (I) EXCEPT FOR THE FUNDAMENTAL REPRESENTATIONS, WHICH SHALL SURVIVE FOR ONE YEAR FOLLOWING THE CLOSING DATE, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED AT, OR PRIOR TO, THE CLOSING IN CONNECTION WITH THIS AGREEMENT AND (II) EXCEPT FOR PURCHASER’S OBLIGATIONS UNDER ARTICLE II, THE COVENANTS AND AGREEMENTS IN THIS AGREEMENT TO THE EXTENT SUCH COVENANTS OR AGREEMENTS ONLY REQUIRE PERFORMANCE PRIOR TO CLOSING SHALL, IN EACH CASE, TERMINATE EFFECTIVE AS OF THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND SHALL NOT SURVIVE THE CLOSING FOR ANY PURPOSE, AND THEREAFTER NONE OF THE BLOCKER, THE COMPANY, ANY SELLER OR PURCHASER SHALL BE UNDER ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT. EXCEPT FOR PURCHASER’S OBLIGATIONS UNDER ARTICLE II AND AS EXPRESSLY CONTEMPLATED IN ARTICLE IX, ARTICLE X AND ARTICLE XI, NONE OF PURCHASER, THE BLOCKER, THE COMPANY OR ANY SELLER SHALL HAVE ANY POST‑CLOSING REMEDY (WHETHER IN CONTRACT OR IN TORT, IN LAW OR IN EQUITY OR GRANTED BY STATUTE OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT OR OTHER PROVISION SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT THE CLOSING, EXCEPT TO THE

EXTENT ANY SUCH COVENANT OR AGREEMENT, BY ITS TERMS, APPLIES OR IS TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING.
Section 12.9    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.
Section 12.10    Applicable Law; Dispute Resolution.
(a)    THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING OUT OF AND RELATED TO THIS AGREEMENT AND ALL DISPUTES ARISING IN WHOLE OR IN PART OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT COMMITMENT LETTER(S), THE NEGOTIATION, INTERPRETATION, CONSTRUCTION, VALIDITY OR ENFORCEMENT OF THIS AGREEMENT, THE DEBT COMMITMENT LETTER(S) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREOF SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS, DOCUMENTS AND TRANSACTIONS CONTEMPLATED HEREBY AND THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(b)    WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY DEBT FINANCING SOURCE RELATED PARTY ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT FINANCING, ANY ALTERNATIVE FINANCING, THE DEBT COMMITMENT LETTER(S), THE COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT, IN EACH CASE SITTING IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND (II) THEY SHALL NOT BRING, OR PERMIT ANY OF THEIR AFFILIATES OR ANY SELLER RELATED PARTY TO BRING, ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.
Section 12.11    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 12.12    Remedies.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged and agreed by the parties hereto that each party shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by any Seller to cause Purchaser to perform its agreements and covenants contained in this Agreement to effect the Closing pursuant to ARTICLE II hereof), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach except as otherwise provided in Section 11.2 and this Section 12.12. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.12(a), and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees, subject to the immediately succeeding sentence, to cooperate fully in any attempt by any other party hereto in obtaining such equitable relief. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief in respect of a breach or threatened breach of this Agreement when available pursuant to the terms of this Agreement on the grounds that the other parties have an adequate remedy at law or that such injunctive, specific performance or other equitable relief is not an appropriate remedy at law or in equity. It is acknowledged and agreed that, in the event of a failure of Purchaser to enforce the terms of the Debt Commitment Letter(s), Sellers shall be entitled to specific performance to cause Purchaser to enforce the terms of the Debt Commitment Letter(s) (or any financing agreements related thereto or to the Alternative Financing) including by requiring Purchaser to bring an Action against the Debt Financing Sources if the conditions to consummation of the Debt Financing contemplated by the Debt Commitment Letter have been satisfied and remain satisfied. Notwithstanding anything to the contrary in this Agreement, no Seller Related Party shall be entitled to specifically enforce the respective obligations of the Purchaser to conduct the Closing or cause the transactions contemplated by this Agreement to be consummated unless: (i) all the applicable conditions set forth in Section 8.1 and Section 8.2 would have been satisfied if the Closing were to have occurred at the time the Closing was required to occur pursuant to Section 2.4 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Debt Financing (or, in the case Alternative Financing has been obtained in accordance with Section 7.14, such Alternative Financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof if the Closing were to have occurred at such time, and (iii) the Sellers’ Designee has irrevocably confirmed to Purchaser in writing that if the Debt Financing (or any Alternative Financing, if it has been obtained in accordance with Section 7.14) were funded, it would take such actions that are within its control to cause the Closing to occur. The parties hereto agree that (i) by seeking the remedies provided for in this Section 12.12(a), a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 12.12 shall require any party hereto to institute any proceeding for specific performance under this Section 12.12 prior or as a condition to exercising any termination right under ARTICLE XI (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12.12 or anything set forth in this Section 12.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE XI or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)    Notwithstanding anything in this Agreement to the contrary, in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Sellers’ Designee is permitted to receive a Termination Payment pursuant to Section 11.2, the parties agrees that the maximum aggregate monetary liability of Purchaser, if any, shall be limited to an amount equal to the amount of the Financing Termination Payment, and in no event shall any Seller Related Party seek to recover any money damages in excess of such amount; provided that such limitation shall not apply in the event of any Willful Breach by Purchaser of its covenants or obligations under this Agreement unless Sellers’ Designee has elected to receive, and Purchaser has paid to Sellers’ Designee, a Termination Payment following the termination of this Agreement; provided further that Purchaser shall be obligated for any of its indemnification obligations contained in ARTICLE X.
Section 12.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY ALTERNATIVE FINANCING, THE DEBT COMMITMENT LETTER(S), ANY COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF).
Section 12.14    Non-Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein, none of the Seller Related Parties shall have any rights or claims against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing, any Alternative Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Closing, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. No Debt Financing Source Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortuous nature.
Section 12.15    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
Section 12.16    Interpretation. The Disclosure Letters relate to and qualify certain of the representations, warranties, covenants and obligations of the parties hereto in this Agreement and the Disclosure Letters are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to broaden or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. To the extent any such additional matters are included in the Disclosure Letters, such additional matters are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of any such additional matters be deemed or interpreted to broaden or otherwise amend any of the representations, warranties, covenants or obligations in this Agreement. To the extent that the Disclosure Letters include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments described. Headings and subheadings have been inserted in the Disclosure Letters for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Letters referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Any matter, condition or set of facts which is more specifically (rather than generally or by implication) covered in any of the representations and warranties of ARTICLE IV, ARTICLE V and ARTICLE VI shall be solely governed by such more specific representation and warranty without reference to or inclusion within a more generalized representation and warranty that but for this sentence could be applicable to such matter, condition or set of facts. No reference to or disclosure of any item or other matter in this Agreement or the Disclosure Letters, Schedules, Annexes or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Company Material Adverse Effect, a Purchaser Material Adverse Effect, that such item or other matter would have a material adverse effect on the ability of a Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, or that such item or other matter is required to be so referred to or so disclosed. Each party may, at its option, include in its Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letters, Schedules, Annexes or Exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letters, Schedules, Annexes or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Disclosure Letters, Schedules, Annexes or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. When used in reference to the Blocker, the Company or any of the Company Subsidiaries, the term “material” shall be measured against the Blocker, the Company and the Company Subsidiaries, taken as a whole. The information contained in this Agreement and in the Disclosure Letters, Schedules, Annexes and Exhibits hereto is disclosed solely for purposes of this Agreement. No disclosure in any Disclosure Letter shall be deemed to be an admission by any Person to any other Person of any matter whatsoever (including with respect to any possible breach or violation of any Law, Order or Contract) and nothing in any Disclosure Letter shall constitute an admission of any Liability or obligation of any Person to any other Person or shall confer or give any Person any remedy, claim, Liability, reimbursement, cause of action or any other right. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letters. The information set forth in the Disclosure Letters was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Disclosure Letters, each party hereto expressly does not waive any attorney‑client privilege associated with such information or any protection afforded by the work‑product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Disclosure Letters form an integral part of the Disclosure Letters and are incorporated by reference for all purposes as if set forth in the Disclosure Letters.
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IN WITNESS WHEREOF, each Seller, the Blocker, the Company and Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.
MUSTANG HOLDCO 1 LLC
By:/s/ Stephanie Geveda
Name: Stephanie Geveda
Title: Vice President

WARBURG PINCUS PRIVATE EQUITY XI (LEXINGTON), LLC
By: Warburg Pincus (E&P) XI, L.P., its managing member
By: Warburg Pincus (E&P) XI LLC, its general partner
By: Warburg Pincus Partners (E&P) XI LLC, its sole member
By: Warburg Pincus &Company US, LLC, its sole member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WP MUSTANG TOPCO LLC
By: Mustang HoldCo 1 LLC, as managing member
By: /s/ Stephanie Gevada
Name: Stephanie Gevada
Title: Vice President

WARBURG PINCUS PRIVATE EQUITY (E&P) XI — B, L.P.
By: Warburg Pincus (E&P) XI, L.P., its general partner
By: Warburg Pincus (E&P) XI LLC, its general partner
By: Warburg Pincus Partners (E&P) XI LLC, its sole member
By: Warburg Pincus & Company US, LLC, its sole member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY XI-C, L.P.
By: Warburg Pincus (Cayman) XI, L.P., its general partner
By: Warburg Pincus XI-C, LLC, its general partner
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its sole member
By: Warburg Pincus & Company US, LLC, its sole member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WP XI PARTNERS, L.P.
By: Warburg Pincus XI, L.P., its general partner
By: WP Global LLC, its general partner
By: Warburg Pincus & Co., its managing member
By: /s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WP MUSTANG CO-INVEST-B, L.P.
By: Warburg Pincus (Bermuda) XI, Ltd., its general partner
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WP MUSTANG CO-INVEST-C, L.P.
By: Warburg Pincus (Bermuda) XI, Ltd., its general partner
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS XI (E&P) PARTNERS – B, L.P.
By: Warburg Pincus (E&P) XI, L.P., its general partner
By: Warburg Pincus (E&P) XI LLC, its general partner
By: Warburg Pincus Partners (E&P) XI LLC, its sole member
By: Warburg Pincus & Company US, LLC, its sole member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY XI-B, L.P.
By: Warburg Pincus XI, L.P., its general partner
By: WP Global LLC, its general partner
By: Warburg Pincus & Co., its managing member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Partner

WARBURG PINCUS (E&P) XI, L.P.
By: Warburg Pincus (E&P) XI LLC, its general partner
By: Warburg Pincus Partners (E&P) XI LLC, its sole member
By: Warburg Pincus & Company US, LLC, its sole member
By: /s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Authorized Signatory

WEX INC.
By: /s/ Nicola Morris
Name: Nicola Morris
Title: Senior Vice President